UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NETLOGIC MICROSYSTEMS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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NETLOGIC MICROSYSTEMS, INC.

3975 Freedom Circle

Santa Clara, CA 95054

October 20, 2011

Dear Stockholder:

On September 11, 2011, NetLogic Microsystems, Inc. (“NetLogic”) entered into an agreement and plan of merger (the “Merger Agreement”) with Broadcom Corporation (“Broadcom”) and I&N Acquisition Corp., a wholly-owned subsidiary of Broadcom (“Merger Sub”). The Merger Agreement provides for Broadcom to acquire NetLogic through the merger of Merger Sub with and into NetLogic. If the merger is completed, you will be entitled to receive $50.00 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of NetLogic common stock you own at the effective time of the merger. Completion of the merger is subject to the satisfaction or waiver of certain closing conditions as set forth in the Merger Agreement, including the adoption of the Merger Agreement by our stockholders.

You are cordially invited to attend the special meeting of NetLogic stockholders to be held on Tuesday, November 22, 2011 at 8:00 a.m. Pacific Time at the Santa Clara Convention Center, 5001 Great America Parkway, Santa Clara, California 95054. At the special meeting, we will ask you to consider and vote on the proposal to adopt the Merger Agreement. You will also be asked to consider and vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies, and a proposal to approve, on an advisory (non-binding) basis, certain compensation arrangements for NetLogic’s named executive officers in connection with the merger.

After careful consideration, our board of directors has unanimously determined that the merger and the Merger Agreement are fair to, advisable and in the best interests of, our stockholders and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger. Our board of directors unanimously recommends that you vote “FOR” each of the proposals to be considered and voted on at the special meeting.

The accompanying proxy statement provides information about the proposed merger and the special meeting. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement carefully and in its entirety.

Your vote is very important. The merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. The failure of any stockholder to vote on the proposal to adopt the Merger Agreement will have the same effect as a vote against the adoption of the Merger Agreement.

Even if you plan to attend the special meeting, we encourage you to vote and submit your proxy by dating, signing and returning the enclosed proxy card or vote by Internet or telephone as instructed in the enclosed materials. If your shares are held in “street name” by a bank, broker or other agent, your bank, broker or other agent will be unable to vote your shares without instructions from you. You should instruct your bank, broker or other agent to vote your shares by following the instructions they provide to you.

On behalf of our board of directors, we thank you for your support and appreciate your consideration of this matter. We look forward to seeing you at the special meeting.

Sincerely,

Ronald S. Jankov President and Chief Executive Officer

NETLOGIC MICROSYSTEMS, INC.

3975 Freedom Circle

Santa Clara, CA 95054

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be Held on Tuesday, November 22, 2011

To the Stockholders of NetLogic Microsystems, Inc.:

Notice is hereby given that a special meeting of stockholders (the “Special Meeting”) of NetLogic Microsystems, Inc., a Delaware corporation (“NetLogic”), will be held at 8:00 a.m. Pacific Time, on Tuesday, November 22, 2011 at the Santa Clara Convention Center located at 5001 Great America Parkway, Santa Clara, California 95054. We are holding this Special Meeting for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 11, 2011 (the “Merger Agreement”), by and among NetLogic, Broadcom Corporation (“Broadcom”) and I&N Acquisition Corp., a wholly owned subsidiary of Broadcom (“Merger Sub”), pursuant to which Merger Sub will be merged with and into NetLogic, with NetLogic continuing as the surviving corporation and a wholly owned subsidiary of Broadcom (the “Merger”).

2.	To consider and vote on a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.

3.	To consider and vote, on an advisory (non-binding) basis, on a proposal to approve the compensation that may be paid or become payable to NetLogic’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable.

After careful consideration, our board of directors has unanimously (i) determined that the Merger and the Merger Agreement are fair to, advisable and in the best interests of, our stockholders and (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Our board of directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement, “FOR” the proposal to adjourn the Special Meeting to a later date, if necessary, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement and “FOR” the non-binding proposal regarding certain Merger-related executive compensation arrangements.

Only stockholders of record at the close of business on October 19, 2011, are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

The accompanying proxy statement, which is being mailed to stockholders on or about October 24, 2011, provides you with information about the proposed Merger and the Special Meeting. We urge you to read the proxy statement carefully.

NetLogic stockholders who do not vote in favor of adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the Merger is completed, but only if they perfect their appraisal rights by complying with all required procedures under Delaware law, including submitting a written demand for appraisal rights to NetLogic before the vote is taken on the Merger Agreement, as explained in the accompanying proxy statement.

Your vote is very important. The Merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting. Even if you plan to attend the Special Meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card or vote by Internet or telephone as instructed in the enclosed materials. If your shares are held of record by a bank, broker or other agent, your bank, broker or other agent will be unable to vote your shares without instructions from you. You should instruct your bank, broker or other agent to vote your shares by following the instructions provided by your bank, broker or other agent. This will not limit your rights to attend or vote at the Special Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Roland B. Cortes
Secretary

Santa Clara, California

October 20, 2011

i

(continued)

Annex A	Agreement and Plan of Merger

Annex B	Opinion of Qatalyst Partners LP

Annex C	Section 262 of Delaware General Corporation Law — Appraisal Rights

ii

SUMMARY TERM SHEET

This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement.

THE SPECIAL MEETING (Page 14)

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The Special Meeting. Our board of directors is providing this proxy statement and the accompanying form of proxy card to holders of common stock of NetLogic Microsystems, Inc., or “NetLogic,” in connection with the solicitation of proxies for use at the special meeting of stockholders, which we refer to as the “Special Meeting,” to be held at the Santa Clara Convention Center located at 5001 Great America Parkway, Santa Clara, California 95054, on Tuesday, November 22, 2011, at 8:00 a.m. Pacific Time. See “Special Meeting of NetLogic Stockholders” beginning on page 14. This proxy statement and the accompanying form of proxy card are being mailed to stockholders on or about October 24, 2011.

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Record Date and Quorum. You are entitled to receive notice of, and to vote at, the Special Meeting if you owned shares of NetLogic common stock at the close of business on October 19, 2011, which we have set as the record date for the Special Meeting and which we refer to as the “record date.” As of the close of business on October 19, 2011, there were 69,596,864 shares of NetLogic common stock outstanding. Each stockholder of record is entitled to one vote for each share of NetLogic common stock held as of the close of business on October 19, 2011. The holders of a majority of the outstanding shares of NetLogic common stock on the record date, present in person or by proxy at the Special Meeting, will constitute a quorum for purposes of the Special Meeting.

•	Proposals. You are being asked to consider and vote on three proposals:

•

A proposal to adopt the Agreement and Plan of Merger, dated as of September 11, 2011, by and among NetLogic, Broadcom Corporation, or “Broadcom,” and I&N Acquisition Corp., or “Merger Sub,” a wholly owned subsidiary of Broadcom. We refer to this agreement as the “Merger Agreement.” See “The Merger” beginning on page 19, “The Merger Agreement” beginning on page 53 and Annex A.

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A proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement. See “Special Meeting of NetLogic Stockholders—Adjournment” beginning on page 17.

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A proposal to approve the compensation that may be paid or become payable to NetLogic’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable. This compensation and the related agreements and understandings are described in the section entitled “The Merger— Interests of NetLogic’s Executive Officers and Directors in the Merger— Quantification of Golden Parachute Payments and Benefits to Our Named Executive Officers” beginning on page 44. You are being asked to vote on this proposal on an advisory (non-binding) basis. See “The Merger— Interests of NetLogic’s Executive Officers and Directors in the Merger— Advisory Vote on Golden Parachute Compensation” beginning on page 46.

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Required Vote. Under Delaware law, the affirmative vote of a majority of the outstanding shares of NetLogic common stock entitled to vote is necessary to adopt the Merger Agreement. Adjournment of the Special Meeting, if necessary for the purpose of soliciting additional proxies, may be approved by a majority of the shares of NetLogic common stock present in person or by proxy at the Special Meeting and entitled to vote, whether or not a quorum is present. The affirmative vote of a majority of the shares of NetLogic common stock present in person or by proxy at the Special Meeting and entitled to vote, assuming a quorum is present, will constitute approval of the non-binding proposal regarding certain Merger-related executive compensation arrangements.

THE TRANSACTION PARTICIPANTS (Page 18)

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NetLogic Microsystems, Inc. NetLogic is a leading fabless semiconductor company that designs, develops and sells proprietary high-performance processors and high speed integrated circuits that are used to enhance the performance, functionality and energy efficiency of advanced mobile wireless infrastructure, data center, enterprise, metro Ethernet, edge and core infrastructure networks.

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Broadcom Corporation. Broadcom is a global leader and innovator in semiconductor solutions for wired and wireless communications. Broadcom® products seamlessly deliver voice, video, data and multimedia connectivity in the home, office and mobile environment. Broadcom provides the industry’s broadest portfolio of state-of-the-art system-on-a-chip and embedded software solutions.

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I&N Acquisition Corp. Merger Sub is a wholly-owned subsidiary of Broadcom and has not engaged in any business or activities other than entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement.

THE MERGER AND THE MERGER AGREEMENT (Page 19)

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The Merger. We are asking our stockholders to consider and vote on the adoption of the Merger Agreement, pursuant to which Merger Sub will merge with and into NetLogic, with NetLogic continuing as the surviving corporation and a wholly-owned subsidiary of Broadcom. We refer to this as the “Merger.” See “The Merger Agreement—The Merger” beginning on page 53.

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Merger Consideration. If the Merger is completed, you will receive $50.00 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of NetLogic common stock that you own. We refer to this $50.00 cash amount as the “Merger Consideration.” After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer be or have any rights as a NetLogic stockholder or as a stockholder of the surviving corporation. See “The Merger Agreement—Merger Consideration” beginning on page 54.

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Treatment of Stock Options. At the effective time of the Merger, all in-the-money stock options (whether or not vested) to acquire NetLogic common stock outstanding immediately prior to the effective time of the Merger that are held by NetLogic employees, subject to limited exceptions, will be assumed by Broadcom and converted into and become stock options to purchase shares of Broadcom common stock according to formulas set forth in the Merger Agreement. All other in-the-money stock options will be cashed out based on the excess of $50.00 over the exercise price per share of the option, less any required withholdings. See “The Merger Agreement—Treatment of Stock Options, Restricted Stock Units and Other Equity Awards—Stock Options” beginning on page 54.

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Treatment of Restricted Stock Units. At the effective time of the Merger, all unvested restricted stock units, or “RSUs,” outstanding immediately prior to the effective time of the Merger that are held by NetLogic employees, subject to limited exceptions, will be converted into and become RSUs for Broadcom common stock. Subject to certain exceptions, all other unvested RSUs will be cashed out at the rate of $50.00 per unvested share. See “The Merger Agreement—Treatment of Stock Options, Restricted Stock Units and Other Equity Awards—Restricted Stock Units” beginning on page 55.

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Treatment of Purchase Rights under ESPP. Before the closing date of the Merger, we will determine the date on which the then-current offering period, if any, under our 2004 Employee Stock Purchase Plan, which we refer to as the “ESPP,” will terminate. Accumulated payroll deductions on that date will be used to purchase the applicable number of shares of NetLogic common stock. We will terminate our ESPP no later than immediately prior to the closing date of the Merger. See “The Merger Agreement—Employee Matters” beginning on page 69.

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Our Position as to Fairness of the Merger; Board Recommendation. Our board of directors unanimously determined that the Merger Agreement and the Merger are fair to, advisable and in the best interests of our stockholders. Our board of directors unanimously recommends that our stockholders vote:

•	“FOR” the adoption of the Merger Agreement;

•	“FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies; and

•

“FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to NetLogic’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable.

See “The Merger—NetLogic’s Board of Directors’ Reasons for Approval of the Merger” beginning on page 28 and “The Merger—Recommendation of NetLogic’s Board of Directors” beginning on page 31.

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Opinion of NetLogic’s Financial Advisor. We retained Qatalyst Partners LP, which we refer to as “Qatalyst Partners” or “Qatalyst,” to act as our financial advisor in connection with the Merger. We selected Qatalyst Partners to act as our financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of our business and affairs and the industry in which we operate. On September 11, 2011, Qatalyst Partners rendered to our board of directors its written opinion that, as of such date and based upon and subject to the considerations, limitations and other matters set forth therein, the consideration to be received by the holders of NetLogic common stock (other than Broadcom or any affiliate of Broadcom) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Qatalyst Partners is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to our board of directors and addressed only, as of the date of the opinion, the fairness from a financial point of view, of the consideration to be received by the holders of NetLogic common stock (other than Broadcom or any affiliate of Broadcom) in the Merger. It does not address any other aspect of the Merger and does not constitute a recommendation as to how any of our stockholders should vote with respect to the Merger or any matter. For a further discussion of Qatalyst Partners’ opinion, see “The Merger—Opinion of NetLogic’s Financial Advisor” beginning on page 31.

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Interests of Our Executive Officers and Directors in the Merger. In considering the recommendation of our board of directors in favor of the Merger, our stockholders should be aware that our executive officers and directors may have interests in the Merger that are different from or in addition to the interests of our stockholders in general. The members of our board of directors were aware of such interests when deciding to approve and recommend the Merger Agreement and the Merger. Such interests relate to, or arise from, among other things, (1) the conversion at the effective time of the Merger of stock options and RSUs held by our executive officers into stock options and RSUs to acquire Broadcom common stock, (2) the conversion of stock options and RSUs held by our non-employee directors into the right to receive cash at the effective time of the Merger, (3) the employment offer letters between Broadcom and three of our executive officers and the proposed grant of new equity awards by Broadcom to two of our executive officers in connection with the Merger, (4) the entitlement of our executive officers to certain severance or change-in-control benefits (including vesting acceleration under some circumstances) in connection with the Merger pursuant to certain agreements with us or Broadcom and (5) the fact that, with respect to pre-Merger acts and omissions, Broadcom will cause the surviving corporation to continue to provide indemnification and directors’ and officers’ insurance coverage to our current and former officers and directors after the Merger. In addition, as of the close of business on October 19, 2011, the record date for the Special Meeting, our executive officers and directors and their respective affiliates owned, in the aggregate, 4,260,658 shares of our common stock, or approximately 6.1% of the outstanding shares of our common stock. See “The Merger—Interests of NetLogic’s Executive Officers and Directors in the Merger” beginning on page 38 and “Special Meeting of NetLogic Stockholders—Stock Ownership and Interests of Certain Persons” beginning on page 16.

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Restrictions on Solicitation. The Merger Agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving our company or our subsidiaries. Notwithstanding these restrictions, under certain limited circumstances, our board of directors may respond to an unsolicited written bona fide takeover proposal or terminate the Merger Agreement and enter into an acquisition agreement with respect to a superior offer to acquire us. See “The Merger Agreement—Covenants—No Solicitation of Acquisition Proposals” beginning on page 61 and “The Merger Agreement—Change of Board Recommendation” beginning on page 63.

•	Conditions to the Merger. Completion of the Merger is subject to the satisfaction or waiver of a number of conditions, including:

•	the adoption of the Merger Agreement by our stockholders;

•

the expiration or termination of any waiting period applicable to the Merger required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the “HSR Act,” and the receipt of the affirmative approval or clearance of governmental entities required under the competition laws of China and Taiwan;

•	no material adverse effect on NetLogic shall have occurred after the date of the Merger Agreement that is continuing;

•

all of our representations and warranties being true and correct (disregarding all materiality or material adverse effect qualifications), in each case as of the date of the Merger Agreement and as of the closing date of the Merger (except that the accuracy of representations and warranties that by their terms address matters only as of a specified time will be determined as of that time) except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not nor would it reasonably be expected to have a “Material Adverse Effect” as defined in the Merger Agreement; provided that the representations and warranties with respect to our capital structure must be true and correct as of the date of the Merger Agreement and as of the closing date of the Merger other than such inaccuracies that would not increase the specified consideration paid by Broadcom in connection with the Merger by more than a de minimis amount;

•	we shall not have materially breached or failed to perform or comply in any material respects with any of our agreements, obligations or covenants under the Merger Agreement;

•

the absence of any temporary restraining order, preliminary or permanent injunction, or other judgment issued by a court of competent jurisdiction or other law or legal requirement that has the effect of making the Merger illegal or otherwise prohibiting or preventing the consummation of the Merger or the other transactions contemplated by the Merger Agreement; and

•

the absence of any pending or threatened suit, action or proceeding asserted by a governmental entity with respect to the transactions contemplated by the Merger Agreement, including actions that prohibit the consummation of the Merger or limit Broadcom’s ownership or operation of us following the consummation of the Merger.

See “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 65.

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Termination of the Merger Agreement. We and Broadcom may agree to terminate the Merger Agreement at any time without completing the Merger, whether before or after the adoption of the Merger Agreement by our stockholders. Under certain circumstances, prior to the closing of the Merger, either we or Broadcom may terminate the Merger Agreement without the consent of the other party. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 67.

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Termination Fee. Under certain circumstances in connection with the termination of the Merger Agreement, we will be required to pay Broadcom a termination fee of $127 million. See “The Merger Agreement—Termination Fee and Expenses” beginning on page 68.

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Regulatory Approvals Required. In addition to the required stockholder approval discussed above, the Merger is subject to review under the HSR Act. Pre-merger filings and governmental clearances are also required in certain foreign jurisdictions, including China and Taiwan. See “The Merger—Governmental and Regulatory Clearances” beginning on page 51 and “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 65.

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Certain Material U.S. Federal Income Tax Consequences of the Merger. The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a holder of our common stock generally will recognize gain or loss equal to the difference, if any, between (1) the amount of cash received by the holder in the Merger and (2) the holder’s adjusted tax basis in the shares of our common stock converted into cash in the Merger. If you are a U.S. holder, you will generally be subject to U.S. federal income tax on any gain recognized in the Merger. If you are a non-U.S. holder, you will generally not be subject to U.S. federal income tax on any gain recognized in the Merger unless you have certain connections to the United States. However, the tax consequences of the Merger to you will depend upon your own particular circumstances. You should consult your tax advisor in order to understand fully how the Merger will affect you, including the applicability of U.S. federal, state, local, non-U.S. and other tax laws. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 49.

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Anticipated Closing of the Merger. The Merger will be completed after all of the conditions to completion of the Merger are satisfied or waived, including the adoption of the Merger Agreement by our stockholders, subject to Broadcom’s right to defer the closing under limited circumstances. We currently expect the Merger to be completed in the first half of 2012, although we cannot assure completion by any particular date, if at all. See “The Merger—Effective Time; Closing” beginning on page 53.

APPRAISAL RIGHTS (Page 71)

Holders of our common stock who do not vote in favor of adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for appraisal to NetLogic before the vote is taken on the Merger Agreement and they comply with all applicable requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the Merger Agreement. Any holder of our common stock intending to exercise their appraisal rights must, among other things, submit a written demand for appraisal to us prior to the vote on the adoption of the Merger Agreement and must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement. See “Appraisal Rights” beginning on page 71 and Annex C—Section 262 of the Delaware General Corporation Law.

MARKET PRICES AND DIVIDEND DATA (Page 77)

Our common stock is listed on the NASDAQ Global Select Market under the symbol “NETL.” On September 9, 2011, the last trading day before the date on which the proposed transaction with Broadcom was publicly announced, the closing price of our common stock was $31.91 per share. The Merger Consideration of $50.00 per share provides a premium of 57% over the market price per share at market close on September 9, 2011. We did not declare or pay any cash dividends on our common stock during the three most recent fiscal years. See “Market Prices and Dividend Information” beginning on page 77.

ADDITIONAL INFORMATION (Page 79)

You can find more information about NetLogic in the periodic reports and other information we file with the Securities and Exchange Commission, or the “SEC.” The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at http://www.sec.gov. For a more detailed description of the additional information available, please see the section entitled “Where You Can Find More Information” beginning on page 79.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following Q&A is intended to address some commonly asked questions regarding the Special Meeting and the Merger. These questions and answers may not address all questions that may be important to you as a NetLogic stockholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement.

Except as otherwise specifically noted in this proxy statement, “NetLogic,” “we,” “our,” “us” and similar words in this proxy statement refer to NetLogic Microsystems, Inc. (with its subsidiaries). In addition, throughout this proxy statement, we refer to I&N Acquisition Corp. as “Merger Sub” and to Broadcom Corporation as “Broadcom.”

The Special Meeting

Q:	What am I being asked to vote on?

A:	NetLogic has entered into a definitive agreement with Broadcom and Merger Sub pursuant to which Broadcom proposes to acquire us through the merger of Merger Sub with and into NetLogic. If the Merger is consummated, we will be the surviving corporation and will continue as a wholly-owned subsidiary of Broadcom. In connection with the proposed Merger, you are being asked to consider and vote on:

1.	A proposal to adopt the Merger Agreement. See “The Merger” beginning on page 19, “The Merger Agreement” beginning on page 53 and Annex A.

2.	A proposal to adjourn the Special Meeting to a later date, if necessary, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement. See “Special Meeting of NetLogic Stockholders—Adjournment” beginning on page 17.

3.	A non-binding proposal to approve the compensation that may be paid or become payable to NetLogic’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable. See “The Merger—Interests of NetLogic’s Executive Officers and Directors in the Merger—Advisory Vote on Golden Parachute Compensation” beginning on page 46.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held at 8:00 a.m. Pacific Time, on November 22, 2011, at the Santa Clara Convention Center located at 5001 Great America Parkway, Santa Clara, California 95054. See “Special Meeting of NetLogic Stockholders” beginning on page 14.

Q:	May I attend the Special Meeting?

A:	All stockholders as of the close of business on October 19, 2011, the record date for the Special Meeting, may attend the Special Meeting. If you own your shares directly and are listed as a stockholder of record on October 19, 2011, you will be admitted to the meeting with proof of identification. If you are a beneficial owner and your shares are held in “street name” (in the name of your bank, broker or other nominee), you must bring to the meeting either a copy of the voting instruction card provided by your bank, broker or other nominee or an account statement or other letter from the bank, broker or other nominee indicating you were the beneficial owner of the shares on October 19, 2011. If you are a beneficial owner of shares held in “street name” and wish to vote at the meeting, however, you will also need to obtain a valid legal proxy from your bank, broker or other nominee giving you the right to vote your shares at the meeting.

Q:	How does NetLogic’s board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the Merger Agreement, “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies and “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to NetLogic’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable.

The Proposed Merger

Q:	What will I receive in the Merger?

A:	Following the completion of the Merger, you will receive $50.00 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of our common stock that you own (except to the extent you properly exercise appraisal rights under the Delaware General Corporation Law, or “DGCL”). We refer to this $50.00 cash amount as the “Merger Consideration.” For example, if you own 100 shares of our common stock, you will receive $5,000.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes. You will not own any shares in the surviving corporation. See “The Merger Agreement” beginning on page 53.

Q:	When should I send in my stock certificates?

A:	Once the Merger is completed, if you are a stockholder of record, you will be sent a letter of transmittal and other documents to complete and return to a paying agent designated by Broadcom. In order to receive the Merger Consideration as soon as reasonably practicable following the completion of the Merger, you must send the paying agent your validly completed letter of transmittal and other required documents together with your stock certificates as instructed in the separate mailing. You should NOT send your stock certificates now.

Q:	When can I expect to receive the Merger Consideration for my shares?

A:	Once the Merger is completed, you will be sent a letter of transmittal and other documents to be completed and delivered to the paying agent in order to receive the Merger Consideration. Once you have submitted your properly completed letter of transmittal, stock certificates and other required documents to the paying agent, the paying agent will send you the Merger Consideration.

Q:	I do not know where my stock certificate is—How will I get my cash?

A:	The materials the paying agent will send you after completion of the Merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. Broadcom may also require that you provide a bond in order to cover any potential claim that may be made against the surviving corporation with respect to such certificate.

Q:	What will happen to NetLogic’s stock options and restricted stock unit (RSU) awards?

A:	At the effective time of the Merger:

•

all in-the-money stock options to acquire NetLogic common stock outstanding immediately prior to the effective time of the Merger held by NetLogic employees, subject to limited exceptions, will be converted into and become stock options to purchase shares of Broadcom common stock according to formulas set forth in the Merger Agreement;

•	all other in-the-money stock options will be cashed out based on the excess of $50.00 over the exercise price per share of the option;

•

all unvested RSUs outstanding immediately prior to the effective time of the Merger held by NetLogic employees, subject to limited exceptions, will be converted into and become RSUs for Broadcom common stock; and

•	all other unvested RSUs will be cashed out at the rate of $50.00 per unvested share.

Q:	What will happen to purchase rights under the NetLogic 2004 Employee Stock Purchase Plan?

A:	We will terminate our ESPP no later than immediately prior to the closing date of the Merger. Before the closing date of the Merger, we will determine the date on which the then-current offering period, if any, will terminate. Accumulated payroll deductions on that date will be used to purchase the applicable number of shares of NetLogic common stock.

Q:	How does the Merger Consideration compare to the market price of NetLogic common stock?

A:	The Merger Consideration of $50.00 per share of NetLogic common stock represents a 57% premium over the closing price of our shares on the NASDAQ Global Select Market on September 9, 2011, the last trading day before the date the proposed transaction with Broadcom was publicly announced, which was $31.91; a 69% premium over our average closing share price for the 20-trading-day period ended September 9, 2011, which was $29.62; and a 16% premium over the highest closing price of our common stock during the 52-week period ended September 9, 2011, which was $43.28 on May 2, 2011. The closing sale price of our common stock on the NASDAQ Global Select Market on October 19, 2011 was $48.61. You are encouraged to obtain current market quotations for NetLogic common stock in connection with voting your shares.

Q:	Are stockholders entitled to seek appraisal rights if they do not vote in favor of the adoption of the Merger Agreement?

A:	Stockholders are entitled to appraisal rights under Delaware law by following the procedures and satisfying the requirements specified in Section 262 of the DGCL. A copy of Section 262 of the DGCL is attached as Annex C to this proxy statement. See “Appraisal Rights” beginning on page 71.

Q:	Will the Merger be taxable to me?

A:	The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a holder of our common stock generally will recognize gain or loss equal to the difference, if any, between (1) the amount of cash received by the holder in the Merger and (2) the holder’s adjusted tax basis in the shares of our common stock converted into cash in the Merger. If you are a U.S. holder, you will generally be subject to U.S. federal income tax on any gain recognized in the Merger. If you are a non-U.S. holder, you will generally not be subject to U.S. federal income tax on any gain recognized in the Merger unless you have certain connections to the United States, but the Merger may be a taxable transaction to you under non-U.S. federal income tax laws, and you are encouraged to seek tax advice regarding such matters. As individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you, including the applicability of U.S. federal, state, local, non-U.S. and other tax laws. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 49.

Q:	When do you expect the Merger to be completed?

A:	We expect the Merger to be completed in the first half of 2012. However, the Merger is subject to various closing conditions, including, without limitation, approval by our stockholders and regulatory approvals, and it is possible that the failure to timely meet these closing conditions or other factors outside of our control could require us to complete the Merger at a later time or not at all.

Voting	and Proxy Procedures

Q:	Who can vote at the Special Meeting?

A:	All stockholders of record at the close of business on October 19, 2011, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. If on that date, your shares were registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Special Meeting or vote by proxy. If on that date, your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your bank, broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your bank, broker or other agent. See “Special Meeting of NetLogic Stockholders” beginning on page 14.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the Merger proposal from the beneficial owner. Because under Delaware law, the adoption of the Merger Agreement requires the affirmative vote of holders of a majority of our outstanding shares of common stock, broker non-votes and abstentions will have the same effect as a vote “Against” the adoption of the Merger Agreement. Broker non-votes and abstentions are counted as present for the purpose of determining whether a quorum is present. With respect to the adjournment proposal and the non-binding proposal to approve certain Merger-related executive compensation, an abstention will have the same effect as a vote “Against” the proposal and a broker non-vote will have no effect on the outcome.

Q:	How many votes are required to adopt the Merger Agreement?

A:	Under Delaware law, the affirmative vote of holders of a majority of our outstanding shares of common stock as of the close of business on October 19, 2011, the record date for the Special Meeting, is required to adopt the Merger Agreement. As of the close of business on the record date, there were 69,596,864 shares of our common stock outstanding. This means that under Delaware law, 34,798,433 shares or more must vote “FOR” the adoption of the Merger Agreement. See “Special Meeting of NetLogic Stockholders” beginning on page 14.

Q:	How many votes are required to approve any adjournment of the Special Meeting?

A:	Adjournment of the Special Meeting, if necessary for the purpose of soliciting additional proxies, may be approved by a majority of the shares of NetLogic common stock present in person or by proxy at the Special Meeting and entitled to vote, whether or not a quorum is present. See “Special Meeting of NetLogic Stockholders” beginning on page 14.

Q:	What constitutes approval on an advisory basis of the compensation for named executive officers related to the Merger that is described in the proxy statement?

A:

The affirmative vote of at least a majority of shares of NetLogic common stock represented in person or by proxy at the Special Meeting and entitled to vote on the matter would constitute approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to NetLogic’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Interests of NetLogic’s Executive Officers and Directors in the Merger— Quantification of Golden Parachute Payments and Benefits to Our Named Executive Officers.” See “Special Meeting of NetLogic Stockholders” beginning on page 14 and “The Merger—Interests of NetLogic’s Executive Officers and Directors in the Merger—Advisory Vote on Golden Parachute Compensation” beginning on page 46.

Q:	What will happen if our stockholders do not approve, on an advisory basis, the compensation payable to NetLogic’s named executive officers in connection with the Merger?

A:	The vote on executive compensation that may be paid or become payable to our named executive officers in connection with the Merger is a vote separate and apart from the vote to adopt the Merger Agreement. Accordingly, you may vote to approve the executive compensation and vote not to adopt the Merger Agreement and vice versa. Because this vote is advisory in nature only, it will not be binding on either NetLogic or Broadcom. Accordingly, because NetLogic is contractually obligated to pay, or Broadcom will be obligated to pay, this compensation if the Merger Agreement is adopted and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

Q:	How many votes do I have?

A:	You have one vote for each share of our common stock you own as of the close of business on October 19, 2011, the record date for the Special Meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker. See “Special Meeting of NetLogic Stockholders” beginning on page 14.

Q:	What if I fail to instruct my broker?

A:	Without instructions, your broker will not vote any of your shares held in “street name.” Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be deemed votes cast and will have exactly the same effect as a vote “Against” the proposal to adopt the Merger Agreement. Broker non-votes will have no effect on the outcome of the proposal to adjourn the Special Meeting, if necessary, and will have no effect on the outcome of the proposal to approve certain executive compensation arrangements related to the Merger.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card, or separately vote via the Internet or by telephone, for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an IRA must be voted under the rules governing the account.

Q:	What happens if I do not vote?

A:	Because the vote required to approve the proposal to adopt the Merger Agreement is based on the total number of shares of our common stock outstanding on the record date, and not just the shares that are voted, if you do not vote, it will have the same effect as a vote “Against” the adoption of the Merger Agreement. If the Merger is completed, whether or not you vote for the adoption of the Merger Agreement, you will be paid the Merger Consideration for your shares of our common stock upon completion of the Merger, unless you properly exercise your appraisal rights. See “Special Meeting of NetLogic Stockholders” beginning on page 14, “Appraisal Rights” beginning on page 71 and Annex C—Section 262 of the Delaware General Corporation Law.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote:

•	by completing, signing and dating each proxy card you receive and returning it in the enclosed postage-paid envelope;

•	by using the Internet voting instructions printed on your proxy card;

•	by using the telephone voting instructions printed on your proxy card; or

•	in person by appearing at the Special Meeting.

If you are voting via the Internet or by telephone, your voting instructions must be received by 12:00 p.m. Central Time on the date prior to the date of the Special Meeting.

Voting via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the Special Meeting. You are encouraged to submit a proxy by mail, via the Internet or by telephone even if you plan to attend the Special Meeting in person to ensure that your shares of our common stock are present in person or represented at the Special Meeting.

If you return your signed proxy card, but do not mark the box showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement, “FOR” the adoption of the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies and “FOR” the advisory vote on executive compensation related to the Merger. With respect to any other matter that properly comes before the Special Meeting, shares represented by all proxies received by NetLogic will be voted with respect thereto in accordance with the best judgment of the persons named as attorneys in the proxies.

Q:	May I change my vote after I have mailed in my proxy card?

A:	Yes. You may change your vote at any time before we vote your proxy at the Special Meeting. If you are a stockholder of record, you can do so in one of three ways:

•	by sending a written notice of revocation prior to the Special Meeting to our Secretary at NetLogic Microsystems, Inc., 3975 Freedom Circle, Santa Clara, California 95054;

•	by submitting another proxy executed at a later date; or

•	by attending the Special Meeting and voting in person.

To change your vote using the first two methods described above, we must receive your revocation or later-dated proxy before the proposal to adopt the Merger Agreement is voted on at the Special Meeting. You should send any written notice or request for a new proxy card to our Secretary at the above address. Voting by mailing in your proxy card, or voting via the Internet or by telephone will not prevent you from voting in person at the Special Meeting. You are encouraged to submit a proxy by mail, via the Internet or by telephone, even if you plan to attend the Special Meeting in person. If your shares are held in the name of a bank, broker or other agent, you must follow instructions received from such bank, broker or other agent with this proxy statement in order to revoke your vote or to vote at the Special Meeting. See “Special Meeting of NetLogic Stockholders” beginning on page 14.

Q:	What do I need to do now?

A:	We encourage you to read this proxy statement carefully, including each of the annexes, and consider how the Merger might affect you. We encourage you to respond by voting your shares through one of the following means: indicating your vote on your proxy card and signing and mailing your proxy card in the enclosed postage-paid return envelope or voting via the Internet or by telephone as soon as possible as instructed in these materials or, to the extent you are not a holder of record, by your bank, broker or other agent, so that your shares may be represented at the Special Meeting. Holders of record may also vote in person by attending the Special Meeting and submitting their votes in person. The meeting will take place at 8:00 a.m. Pacific Time, on November 22, 2011, at the Santa Clara Convention Center located at 5001 Great America Parkway, Santa Clara, California 95054. See “Special Meeting of NetLogic Stockholders” beginning on page 14.

Q:	What happens if I sell my shares of common stock before the Special Meeting?

A:	The record date for stockholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your shares of our common stock after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your shares.

Q:	Who can answer further questions?

A:	If you would like additional copies of this proxy statement or a new proxy card or if you have questions about the Merger, you should contact our Secretary at NetLogic Microsystems, Inc., 3975 Freedom Circle, Santa Clara, California 95054. You may also contact our proxy solicitor, MacKenzie Partners, Inc., at 800-322-2885 (toll-free) or 212-929-5500 (call collect) or via e-mail at proxy@mackenziepartners.com.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This proxy statement and the documents to which we refer you in this proxy statement contain “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are based on our current expectations, assumptions, beliefs, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “should” and similar expressions. Factors that may affect those forward-looking statements include, among other things:

•

the risk that various conditions to the closing of the Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger,

•	the risk that our stockholders fail to adopt the Merger Agreement,

•	the risk that the Merger is not completed for any other reason,

•	the risk that required governmental and regulatory approvals or clearances may delay the Merger or result in the imposition of conditions that could cause Broadcom to abandon the Merger,

•	the outcome of any legal proceedings challenging the Merger,

•	the risk that the Merger Agreement may be terminated in circumstances that require us to pay Broadcom a termination fee of $127 million in connection therewith,

•

the risk that, if the Merger Agreement is terminated, the public announcement of such termination may have an adverse effect on the trading price of our common stock and our operating results, particularly in light of the costs incurred in connection with the transaction,

•	the risk that our relationships with our customers, suppliers or other business partners will be harmed by the announcement of the Merger or disruptions caused by the Merger, whether completed or not,

•	the diversion of management time on issues related to the Merger,

•	risks regarding a loss of or a substantial decrease in purchases by our major customers,

•	risks regarding employee retention,

•	the amount of the costs, fees, expenses and charges related to the Merger, and

•

other risks detailed in our current and periodic filings with the SEC, including our most recent filings on Form 10-K and Form 10-Q, which discuss other important risk factors concerning our operations.

We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We assume no obligation to update the information in this proxy statement, except as otherwise required by law.

SPECIAL MEETING OF NETLOGIC STOCKHOLDERS

General; Date, Time and Place

This proxy statement is being furnished in connection with the solicitation of proxies on behalf of NetLogic’s board of directors for use at a Special Meeting of the NetLogic stockholders to be held at 8:00 a.m. Pacific Time, on November 22, 2011, or at any adjournments or postponements thereof. The Special Meeting will be held at the Santa Clara Convention Center located at 5001 Great America Parkway, Santa Clara, California 95054. If you need directions to the location of the Special Meeting in order to attend the meeting and vote in person, please contact NetLogic’s Vice President, General Counsel and Secretary, Roland Cortes, at (408) 454-3000.

Purpose of Meeting

The purpose of the Special Meeting is for our stockholders to consider and vote on a proposal to adopt the Merger Agreement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. In the event there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement, stockholders will also be asked to vote upon a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies.

In addition, our stockholders will be asked to consider and vote, on an advisory (non-binding) basis, on a proposal to approve the compensation that may be paid or become payable to NetLogic’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable.

On September 11, 2011, our board of directors unanimously determined that the Merger and the Merger Agreement are fair to and advisable and in the best interests of our stockholders and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

Our board of directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement, “FOR” the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement and “FOR” the non-binding proposal regarding certain Merger-related executive compensation arrangements.

We do not expect a vote to be taken on any other matters at the Special Meeting. If any other matters are properly presented at the Special Meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Record Date; Voting Information

The record date for the Special Meeting is October 19, 2011. If you were a stockholder of record of our common stock at the close of business on the record date, you are entitled to notice of, and to vote at, the Special Meeting and any adjournments thereof. At the close of business on the record date, 69,596,864 shares of our common stock were outstanding and entitled to vote. Each stockholder of record is entitled to one vote on each matter submitted to the stockholders for each share of our common stock held as of the record date.

Appointment of Proxy Holders

Our board of directors asks you to appoint Ronald Jankov, our President and Chief Executive Officer, and Roland Cortes, our Vice President, General Counsel and Secretary, as your proxy holders to vote your shares at the Special Meeting. You make this appointment by completing the enclosed proxy card using one of the voting methods described below. An automated system administered by our transfer agent, Wells Fargo Shareowner Services, tabulates stockholder votes submitted by proxy, and Wells Fargo Shareowner Services will also tabulate votes cast in person at the Special Meeting.

If appointed by you, your proxy holders will vote your shares as you direct on the matters described in this proxy statement. In the absence of your direction, they will vote your shares as recommended by our board of directors.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by our board of directors at the time this proxy statement was printed and which, under our bylaws, may be properly presented for consideration at the Special Meeting.

Voting Procedures

You may vote your shares at the Special Meeting either in person or as described below. If you hold shares through a bank, broker or other agent (typically referred to as being held in “street name”), you will receive instructions from your bank, broker or other agent that must be followed in order for your bank, broker or other agent to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or by telephone.

If your shares are registered in your own name, you may vote your shares as described below.

•

Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-paid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Special Meeting and want to vote in person.

•

Voting over the Internet. You may submit proxies over the Internet by following the instructions on the proxy card. Giving a proxy will not affect your right to vote your shares if you attend the Special Meeting and want to vote in person.

•

Voting by Telephone. Stockholders who live in the United States or Canada may submit proxies over the telephone by following the instructions on the proxy card. Giving a proxy will not affect your right to vote your shares if you attend the Special Meeting and want to vote in person.

•

Voting at the Special Meeting. You may vote at the Special Meeting, if you decide to attend in person. However, our board of directors recommends that you vote via the Internet, by telephone or by mail as it is not practical for most stockholders to attend the Special Meeting. Voting via the Internet, by telephone or by mail will not limit your right to vote at the Special Meeting, if you decide to attend in person. If you hold shares through a bank, broker or other agent, you must obtain a proxy, executed in your favor, from the bank, broker or other agent to be able to vote at the Special Meeting.

If you submit your proxy, but do not indicate your voting preference, the proxy holders will vote your shares “FOR” the adoption of the Merger Agreement, “FOR” the approval of the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement and “FOR” the non-binding proposal regarding certain Merger-related executive compensation arrangements.

If you hold your shares in street name, you should have received a proxy card and voting instructions with these proxy materials from your bank, broker or other agent rather than from NetLogic. Simply complete and return the proxy card to your bank, broker or other agent to ensure that your vote is counted. Alternatively, if offered by your bank, broker or other agent, you may vote via the Internet or by telephone as instructed by your bank, broker or other agent. To vote in person at the Special Meeting, you must obtain a valid proxy from your bank, broker or other agent. Follow the instructions from your bank, broker or other agent included with these proxy materials, or contact your bank, broker or other agent to request a proxy card.

Quorum

Shares entitled to vote at the Special Meeting may take action on a matter at the Special Meeting (other than the proposal to adjourn the meeting to a later date) only if a quorum of those shares exists with respect to that matter. The holders of a majority of the outstanding shares of our common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the Special Meeting. A quorum is necessary to hold the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Any shares of our common stock held in treasury by NetLogic or held by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. “Broker non-votes” result when brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the adoption of the Merger Agreement, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those matters.

Required Votes

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the proposal to adopt the Merger Agreement. Consummation of the Merger requires the adoption of the Merger Agreement by the affirmative vote of at least a majority of the outstanding NetLogic shares entitled to vote at the Special Meeting. BECAUSE ADOPTION OF THE MERGER AGREEMENT REQUIRES THE APPROVAL OF HOLDERS REPRESENTING A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK, FAILURE TO VOTE YOUR SHARES (INCLUDING IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER OR OTHER AGENT) WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE ADOPTION OF THE MERGER AGREEMENT.

The adoption of the proposal to adjourn the Special Meeting to a later time, if necessary, to solicit additional proxies requires the affirmative vote of at least a majority of the shares of NetLogic common stock represented in person or by proxy at the Special Meeting and entitled to vote on the matter, even if a quorum is not present at the Special Meeting. Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the adoption of the proposal to adjourn the Special Meeting. Broker non-votes will have no effect on the outcome of the proposal. No proxy voted against adoption of the Merger Agreement will be voted in favor of any adjournment of the Special Meeting.

The compensation that may be paid or become payable to NetLogic’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Interests of NetLogic’s Executive Officers and Directors in the Merger—Quantification of Golden Parachute Payments and Benefits to Our Named Executive Officers” on page 44 of this proxy statement, will be approved on a non-binding (advisory) basis if the holders of at least a majority of the shares of NetLogic common stock represented in person or by proxy at the Special Meeting and entitled to vote on the matter vote “FOR” the proposal. Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the approval of the compensation that may be paid or become payable to NetLogic’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable. Broker non-votes will have no effect on the outcome of the proposal.

Under Delaware law, holders of shares of our common stock are entitled to appraisal rights in connection with the Merger. In order to exercise appraisal rights, you must comply with all applicable requirements of Delaware law, including submitting a written demand for appraisal rights to us before the vote is taken on the Merger Agreement. See “Appraisal Rights” beginning on page 71 and Annex C for information on the requirements of Delaware law regarding appraisal rights.

Stock Ownership and Interests of Certain Persons

As of the close of business on October 19, 2011, the record date for the Special Meeting, our directors and executive officers and their respective affiliates owned, in the aggregate, 4,260,658 shares of our common stock, or collectively approximately 6.1% of the outstanding shares of our common stock. Certain members of our management and board of directors have interests that are different from or in addition to those of stockholders generally. Please read “The Merger—Interests of NetLogic’s Executive Officers and Directors in the Merger” beginning on page 38.

Revocability of Proxies

If your shares are registered in your own name, you can revoke your proxy at any time before it is exercised in any of the following ways:

•	by voting in person at the Special Meeting;

•	by submitting written notice of revocation to our Secretary prior to the Special Meeting; or

•	by submitting another proxy of a later date that is properly executed.

If you submit a revocation or later-dated proxy, we must receive it before the proposal to adopt the Merger Agreement is voted on at the Special Meeting. Attendance at the Special Meeting will not itself revoke an earlier submitted proxy. You should direct any written notices of revocation and related correspondence to NetLogic Microsystems, Inc., 3975 Freedom Circle, Santa Clara, California 95054, Attention: Secretary.

If your shares are held in street name through a bank, broker or other agent, you must follow the instructions received from such bank, broker or other agent which were provided with this proxy statement in order to change or revoke your vote or to vote at the Special Meeting.

Proxy Solicitation

The cost of soliciting proxies, including expenses in connection with preparing and mailing of this proxy statement, will be borne by us. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. We will reimburse brokerage firms and other persons representing beneficial owners of common stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, electronic facsimile transmission and other electronic means, and personal solicitation by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for such solicitation. We have retained Wells Fargo Shareowner Services to assist in the distribution of proxies for a fee estimated to be approximately $5,000 plus reasonable out-of-pocket expenses. We have retained MacKenzie Partners, Inc. to assist us in the solicitation of proxies, and MacKenzie Partners, Inc. will receive a base fee of $15,000 for this service and reimbursement for reasonable out-of-pocket expenses.

Adjournment

In addition to the proposal to adopt the Merger Agreement and the non-binding proposal regarding certain Merger-related executive compensation arrangements, stockholders are also being asked to approve a proposal that will give us authority to adjourn the Special Meeting for the purpose of soliciting additional proxies in favor of the proposal to adopt the Merger Agreement if there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement. You should note that if this proposal is approved, the Special Meeting could be successively adjourned to any date. In addition, even if this proposal is not approved, the board of directors could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the Special Meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to adopt the Merger Agreement but do not indicate a choice on the proposal to authorize adjournments, your shares will be voted in favor of the proposal to authorize adjournments; however, if you indicate that you wish to vote against the proposal to adopt the Merger Agreement, your shares will only be voted in favor of the proposal to authorize adjournments if you indicate that you wish to vote in favor of that proposal.

Our board of directors recommends a vote “FOR” this proposal.

THE TRANSACTION PARTICIPANTS

NetLogic Microsystems, Inc.

NetLogic is a leading fabless semiconductor company that designs, develops and sells proprietary high-performance processors and high speed integrated circuits that are used to enhance the performance, functionality and energy efficiency of advanced mobile wireless infrastructure, data center, enterprise, metro Ethernet, edge and core infrastructure networks. Our market-leading product portfolio includes high-performance multi-core communications processors, knowledge-based processors, high-speed 10/40/100 Gigabit Ethernet physical layer devices, digital front-end processors, network search engines, and ultra low-power embedded processors. These products are designed into high-performance systems such as switches, routers, wireless base stations, access aggregation, radio network controllers, security appliances, networked storage appliances, service gateways and connected media devices offered by leading original equipment manufacturers (OEMs). The information contained or incorporated in our website is not a part of this proxy statement. We maintain our principal executive offices at 3975 Freedom Circle, Santa Clara, California 95054 and our telephone number is (408) 454-3000.

Broadcom Corporation

Broadcom is a global leader and innovator in semiconductor solutions for wired and wireless communications. Broadcom® products seamlessly deliver voice, video, data and multimedia connectivity in the home, office and mobile environment. Broadcom provides the industry’s broadest portfolio of state-of-the-art system-on-a-chip and embedded software solutions. Broadcom sells its products to leading wired and wireless communications manufacturers in each of its reportable segments: Broadband Communications (Home), Mobile & Wireless (Hand) and Infrastructure & Networking. Because Broadcom leverages technologies across different markets, certain of its integrated circuits may be incorporated into products used in multiple markets. Broadcom utilizes independent foundries and third-party subcontractors to manufacture, assemble and test all of its semiconductor products. The principal executive offices of Broadcom are located at 5300 California Avenue, Irvine, California 92617 and its telephone number is (949) 926-5000.

I&N Acquisition Corp.

Merger Sub is wholly-owned by Broadcom and has not engaged in any business or activities other than entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. The principal executive offices of Merger Sub are located at 5300 California Avenue, Irvine, California 92617 and its telephone number is (949) 926-5000.

THE MERGER

The discussions under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement” summarize the material terms of the Merger. Although we believe that the description covers the material terms of the Merger, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the Merger Agreement and the other documents referred to herein carefully for a complete understanding of the Merger.

Background of the Merger

We commenced a commercial relationship with Broadcom in 2004 when we began working together to ensure that our mutual customers could efficiently use our NL5512GLQ knowledge-based processor and Broadcom’s BCM 5660x GbE multilayer switch together. We expanded the relationship in 2007 with a similar collaboration with respect to the next generation of each of those respective products, our NL 5661x knowledge-based processor and Broadcom’s 100-Gbps Ethernet multilayer switch. Apart from discussions and negotiations concerning the Merger, we have continued to work with Broadcom on several additional technical and co-marketing arrangements involving some of our knowledge-based processors, multi-core processors and Broadcom’s switching products and network processors.

Our first indication that Broadcom had interest in NetLogic beyond a commercial relationship occurred at a January 5, 2011 dinner meeting attended by Mr. Jankov and Broadcom’s Senior Vice President & General Manager, Network Switching Business, Infrastructure Networking Group, Martin Lund, which had been scheduled to discuss our commercial relationship. During the meeting, Mr. Lund asked Mr. Jankov whether he would be willing to meet Broadcom’s Chief Executive Officer, Scott McGregor, to discuss a more significant business partnership. Mr. Jankov agreed to meet with Mr. McGregor, and on January 8, 2011 Mr. McGregor sent an email to Mr. Jankov proposing a dinner meeting.

On January 19, 2011, Mr. Jankov met Mr. McGregor and Rajiv Ramaswami, Broadcom’s Executive Vice President and General Manager, Network Infrastructure Group, for dinner. At that meeting, Mr. McGregor proposed that NetLogic consider a possible all cash acquisition of NetLogic by Broadcom (but made no mention of price). Mr. McGregor suggested that, if discussions proceeded, Broadcom would be prepared to move quickly and further suggested that the parties initiate the process with an executive level due diligence meeting on January 26, 2011.

The next day, Art Chong, Broadcom’s Executive Vice President and General Counsel, sent a proposed non-disclosure agreement by email to Roland Cortes, our Vice President, General Counsel and Secretary. Over the next several days, Mr. Chong and Mr. Cortes negotiated a non-disclosure agreement, but the parties did not execute the agreement at that time.

On January 24 and 25, 2011, Mr. Jankov described his recent communications with Broadcom to the Chairman of our board of directors, Len Perham, and Steve Domenik, the Chairman of the compensation committee, in separate conversations. On January 25, 2011, Mr. Jankov also discussed his communications with Broadcom in meetings with Mr. Domenik and Alan Kalin of Bingham McCutchen LLP, or Bingham, outside legal counsel to NetLogic, and with Mr. Cortes and Mr. Kalin.

On January 25, 2011, Mr. Ramaswami sent an email to Mr. Jankov suggesting February 3 or February 5, 2011 as possible dates for a diligence meeting.

On January 25, 2011, Mr. Jankov called Mr. Ramaswami and told him that after considering Broadcom’s suggestion, he had concluded that it was not the right time for NetLogic to engage in acquisition discussions. They agreed to remain in contact and perhaps to consider addressing the subject again in three to six months.

Mr. McGregor contacted Mr. Jankov on March 31, 2011 and April 5, 2011 (once by telephone and once by email) to share information and perceptions about the effects of the earthquake and tsunami in Japan on semiconductor companies and economic conditions in the industry generally. In addition, Mr. Jankov and other NetLogic personnel communicated with Broadcom personnel regarding customer opportunities of mutual interest during March and April 2011.

Mr. McGregor emailed Mr. Jankov on May 3, 2011 to suggest that Broadcom was waiting to hear further from NetLogic.

Mr. Jankov called Mr. Ramaswami on May 4, 2011 to suggest proceeding with the previously requested diligence meeting. Mr. Ramaswami said he would ask Mr. McGregor and Henry Samueli, Broadcom’s Chief Technical Officer and a member of its board of directors, about their availability for the meeting. On May 5, 2011, he called Mr. Jankov to confirm May 13, 2011 for the diligence meeting, and on May 6, 2011 sent an email to Mr. Jankov proposing a topical agenda for the meeting.

Messrs. Chong and Cortes then corresponded by email and finalized a non-disclosure agreement, which the parties executed on May 10, 2011.

On May 5, 2011, our Executive Vice President and General Manager, Behrooz Abdi, contacted the Chief Executive Officer of Company A by email to determine whether Company A might have interest in exploring a strategic opportunity with us. He received an affirmative reply.

We provided a general diligence presentation to Broadcom at a meeting on May 13, 2011. Mr. Jankov, Michael Tate, our Vice President of Finance and Chief Financial Officer, Mr. Cortes, and Chris O’Reilly, our Vice President of Marketing, attended the meeting. For Broadcom, Messrs. Chong, Samueli, McGregor, Ramaswami, and Lund, Eric Brandt, Executive Vice President and Chief Financial Officer, Gary Ignatin, Vice President, Corporate Development, John Lenell, Senior Director Networking & Storage Strategy, Network Infrastructure Group, and Chuck Tato, Director, Processor Strategy of Business Development, ESP Broadcom Processor Group attended the meeting. Subsequent to the meeting, we provided additional diligence materials to Broadcom.

Mr. McGregor called Mr. Jankov on May 20, 2011 and said that Broadcom would be interested in a merger acquisition of NetLogic at a price in the “mid-to-high $40s.”

On May 20, 2011, Mr. Jankov called a special meeting of our board of directors to be held May 23, 2011.

Between May 17, 2011 and May 19, 2011, Mr. Abdi exchanged emails with senior executives at Company A to confirm Company A’s interest in learning about the strategic transaction opportunity and scheduled a meeting at NetLogic. On May 20, 2011, Mr. Abdi and Mr. Jankov met with several senior executives of Company A and gave a general business diligence presentation about our company and its products. In a follow-up telephone call on May 21, 2011, one of the Company A executives who attended the May 20 meeting told Mr. Abdi that Company A was interested in holding another meeting to further discuss a strategic transaction opportunity.

Mr. Jankov called Mr. McGregor on May 22, 2011 to inform him that NetLogic’s board of directors would meet on May 23 to discuss Broadcom’s May 20, 2011 proposal. Mr. Jankov also told Mr. McGregor that he believed the NetLogic board of directors would be interested in discussing a transaction only at a price having the first number of “5,” not “4.”

Our board of directors held a special meeting on May 23, 2011. All directors attended in person or by telephone conference call. Messrs. Jankov, Tate, Cortes, Niall Bartlett, our Vice President of Corporate Development, and Kelvin Khoo, our Sr. Director of Corporate Development attended the meeting in person, as did a representative of Bingham. At the meeting, Mr. Jankov reviewed the chronology of events with respect to a potential strategic transaction for the company and described his communications with Broadcom, including the informal acquisition proposal expressed by Mr. McGregor on May 20, 2011. Mr. Jankov also described the recent communications with Company A regarding a potential strategic transaction. He identified factors supporting a strategic transaction at this time, as well as factors favoring NetLogic’s continuation as a standalone communications integrated circuit solutions provider. Mr. Tate gave a financial presentation which set forth management’s assessment of reasonably expectable projections of revenues, operating margins, cash flows, and non-GAAP net income for the balance of 2011 and through 2015. Mr. Tate also presented historical stock price information, comparisons of revenue and price/earning ratio multiples applicable to us and our closest competitors, and to other publicly traded semiconductor companies. In addition, our board of directors, all the members of which have had broad and lengthy careers as executives and investors in the semiconductor industry, together with management, identified other companies that might be considered potential acquirers, in addition to Broadcom and Company A. They narrowed the list to a small number by focusing on companies that both had the financial resources to compete with a Broadcom offer and did not pose such a significant competitive risk that sharing sensitive competitive information with them would be, in the board’s view, inadvisable. The Bingham representative summarized the directors’ legal duties and responsibilities in considering an unsolicited proposal for a potential acquisition of NetLogic. After management’s presentations and the directors’ discussion of them, our board of directors expressed a consensus view that an acquisition at an appropriate price could be in the interests of NetLogic’s stockholders and that management should take additional steps to determine whether an acquisition at such a price might be achievable. All directors stated that management should not pursue any proposal below $50 per share. Management and the board of directors agreed that the company should engage a financial advisor to help evaluate an appropriate acquisition price and identify other suitable acquirers. Several directors recommended Qatalyst Partners LP based on personal experiences and that firm’s recent engagements as advisors for the sale of semiconductor and other technology companies in transactions of comparable size.

After the board of directors meeting, Mr. Tate contacted Qatalyst Partners and scheduled a meeting for May 24, 2011.

On May 23, 2011, we entered into a nondisclosure agreement with Company A and scheduled a diligence review meeting to be held in Santa Clara, California on May 26, 2011.

Mr. Jankov called Mr. McGregor on May 24, 2011 to tell him that our board of directors had met on May 23, and we would be conducting a thorough process to evaluate the Broadcom proposal and other options. He said he would respond to Mr. McGregor’s proposal on May 25, 2011.

On May 24, 2011, representatives of Qatalyst met with Messrs. Jankov, Tate, Abdi, Cortes, Khoo, Bartlett, and Domenik, and a representative of Bingham to discuss relevant considerations with respect to an acquisition of NetLogic. Management and the Qatalyst representatives discussed the required attributes of potential acquirers, as well as risks associated with disclosing a potential strategic transaction for NetLogic, and developed a list of three companies to be contacted, including Company A, Company B and Company C, each of which also had been among those our board of directors had discussed at its May 23 meeting. Qatalyst was asked to contact Company B and Company C.

On May 24, 2011, Messrs. Tate and Cortes began negotiating the terms of a proposed engagement letter with Qatalyst.

On May 24 and May 26, 2011, Mr. Tate and Mr. Ignatin exchanged emails regarding due diligence requests by Broadcom.

On May 25, 2011, Mr. Jankov called Mr. McGregor and told him the NetLogic board of directors would proceed to formally evaluate the Broadcom proposal and other options. Mr. Jankov also indicated that our board of directors had an unfavorable reaction to Mr. McGregor’s suggested price range.

On May 26, 2011, Messrs. Abdi, Tate, Khoo and Bartlett met with several executives from Company A and presented diligence information about NetLogic.

On May 31, 2011, Mr. Jankov advised Mr. McGregor by telephone that we had engaged Qatalyst to represent us in connection with any potential acquisition.

On June 1, 2011, Mr. Abdi called an executive at Company A and inquired about Company A’s reaction to the presentation on May 26, 2011. The Company A executive replied that Company A continued to be interested in a potential strategic transaction but would be unable to react quickly and would require a number of months in order to fully evaluate the transaction.

Mr. Jankov and Mr. McGregor met in New York City on June 1, 2011 while attending a semiconductor investment conference. Mr. McGregor explained the rationale underlying his proposed price range and expressed Broadcom’s unwillingness to participate in an auction process. Mr. Jankov replied that our board of directors would be meeting on June 3, 2011, that in his view the company was not for sale and we were not interested in an auction process, but if we decided to engage further with Broadcom on exploring its offer, we would need to have discussions with other potential buyers to gauge valuation. Mr. Jankov and Mr. McGregor agreed to have their next discussion regarding price after our board of directors had considered the matter on June 3, 2011.

A special meeting of our board of directors was held June 3, 2011 to consider the general topic of an acquisition of NetLogic and the desired response, if any, by NetLogic to the Broadcom May 20, 2011 proposal in particular. All directors, including Mr. Jankov, attended the meeting in person, along with Messrs. Tate, Cortes, Abdi, O’Reilly, Bartlett and Khoo, representatives of Bingham and representatives of Qatalyst. Representatives of Qatalyst discussed with the board of directors an overview of financial market conditions applicable to publicly traded companies in NetLogic’s industry segment and certain financial information regarding NetLogic. The Qatalyst representatives also discussed whether there were other potential acquirers besides Broadcom at this time. A Qatalyst representative reported that, based on the board’s May 23 discussion and the discussion among representatives of management, Qatalyst and Bingham on May 24, Qatalyst had contacted Company B and Company C, and both had said they were not interested in strategic transaction discussions with NetLogic at this time. Messrs. Jankov and Abdi reported that Company A had expressed interest in a strategic transaction discussion but would not do anything further for at least several months. Representatives of Qatalyst, Bingham and management also had a discussion with the board of directors regarding the structural and timing considerations relevant to an acquisition of NetLogic, as well as material non-price terms and issues to consider. Representatives of Qatalyst also discussed financial information about Broadcom and its ability to complete an all cash transaction. After considering the information presented at the meeting, the board of directors expressed a consensus view with management that it would be appropriate to engage in further discussions with Broadcom, if it indicated its willingness to pay an appropriate price. The board of directors authorized Mr. Jankov to advise Broadcom’s Chief Executive Officer of his view that the NetLogic board of directors would react favorably to a price per share in the high $50s and that our board of directors would insist that the negotiations proceed quickly. The Bingham representatives gave a presentation regarding preliminary matters of confidentiality and process, the directors’ fiduciary duties, the board of directors’ ability to rely on competent advisors and management’s reports, director liability, applicable standards on judicial review of the board of directors actions in Delaware courts, deal protection measures, management retention and potential conflicts of interest, and the board of directors general duty of disclosure to stockholders. The board of directors considered and approved the proposed engagement letter with Qatalyst.

On June 6, 2011, we and Qatalyst executed the Qatalyst engagement letter.

On June 7, 2011, Mr. Jankov called Mr. McGregor and indicated that NetLogic’s board of directors could form a consensus to support a transaction if the per share price was in the high $50s. Mr. McGregor expressed disappointment and said he would call Mr. Jankov later.

Mr. McGregor called Mr. Jankov later in the day and said a price in the mid-to-high $40s remained the best price that Broadcom could offer and that the parties seemed very far apart. He remarked that stock market conditions were unfavorable and added that if NetLogic’s board of directors would not accept a price in the mid-to-high $40s, the parties should formally disengage. Mr. Jankov said he could provide additional information about NetLogic’s business that he believed would support a price in the high $50s and suggested that they both consider their positions for 24 hours. They spoke again by telephone the following day, and as neither party was willing to change its position on price, they agreed to formally terminate the strategic discussions between the two companies.

On June 8, 2011, Mr. McGregor sent a letter to Mr. Jankov formally terminating the parties’ discussions. On June 9, 2011, Mr. Cortes sent a letter to Mr. Chong requesting that Broadcom return or destroy all confidential evaluation material of NetLogic provided to Broadcom, as required under the parties’ non-disclosure agreement. On July 8, 2011, Broadcom sent a letter to NetLogic certifying the return or destruction of such materials.

Late in the afternoon of June 8, 2011, Mr. Jankov contacted the other board of directors members by email to request a telephonic board of directors meeting the following morning. The board of directors meeting was held by telephone conference call on June 9, 2011. All directors other than Mr. Domenik participated in the call. Messrs. Tate and Cortes and a representative of Bingham also joined the call. Mr. Jankov summarized his conversations with Mr. McGregor on June 7, 2011 and June 8, 2011. Mr. Jankov described the tone of the conversations and Broadcom’s letter terminating discussions as cordial. The board of directors expressed a consensus view that in light of Broadcom’s statements and letter, all discussions with Broadcom concerning a strategic transaction would be considered terminated.

On August 3, 2011, Mr. McGregor left a voicemail message for Mr. Jankov asking him to return his call. On August 4, 2011, Mr. McGregor and Mr. Jankov spoke by telephone. Mr. McGregor asked whether current stock market conditions made it easier for NetLogic to agree to a deal. Mr. Jankov replied that he did not think NetLogic’s board of directors would react to current stock market conditions and that the first number in the price would have to be “5.” Mr. McGregor asked whether NetLogic’s board of directors remained committed to a mid-to-high $50s price range. Mr. Jankov said there might be flexibility regarding the second price digit. Mr. McGregor asked Mr. Jankov to consider restarting discussions.

Mr. Jankov spoke to Mr. Domenik on August 6, 2011 and updated him on the conversation with Mr. McGregor. Mr. Domenik said it was his view that the board of directors had authorized management, subject to board of directors approval, to negotiate when the discussion involved a price of at least $50 per share.

Mr. Jankov called Mr. McGregor on August 6, 2011 and left him a message that he now believed there could be a transaction at a price in the low $50s. Mr. McGregor returned Mr. Jankov’s call and said that if the range could be expanded to $49 to $51, he thought Broadcom would be interested in proceeding with discussions. He requested an email from NetLogic authorizing Broadcom to retrieve materials provided previously.

On August 8, 2011, Mr. Jankov sent an email to the other NetLogic board of directors members advising them about his recent conversations with Mr. McGregor.

On August 9, 2011, Mr. Chong called Mr. Cortes to propose an exclusivity agreement between Broadcom and NetLogic and to discuss the scope of the May 10, 2011 nondisclosure agreement and initiation of a formal due diligence process.

On August 9, 2011, Messrs. Jankov, Tate and Cortes, representatives of Qatalyst and a representative of Bingham held a telephone conference call to discuss possible re-engagement with Broadcom concerning acquisition discussions.

On August 9, 2011, a representative of Skadden, Arps, Slate, Meagher & Flom LLP, or Skadden, legal counsel to Broadcom, sent a form of exclusivity agreement to a representative of Bingham by email.

Messrs. McGregor and Jankov had another telephone conversation on August 10, 2011. Mr. McGregor said he wanted to enter into an exclusivity agreement and involve more personnel in order to commence a full due diligence review of NetLogic. Mr. Jankov expressed reluctance to take any new proposal to NetLogic’s board of directors and fully engage in acquisition discussions if any proposal was not firm and was subject to stock market conditions. Mr. McGregor replied that stock market prices and the price of NetLogic stock by themselves would not adversely affect Broadcom’s perception of value or willingness to make the acquisition. Mr. Jankov suggested that Broadcom send a written proposal, approved by its board of directors.

Representatives of Skadden and Bingham communicated regarding the proposed form of exclusivity agreement on August 10 and 11, 2011. The Bingham representative explained his understanding that NetLogic was waiting for a written indication of interest for an all cash deal in the price range of $49 to $51 per share before NetLogic would consider entering into an exclusivity agreement or any other discussions would begin.

On August 11, 2011, Mr. McGregor called Mr. Jankov to say that Broadcom’s board of directors had authorized him to acquire NetLogic at a price ranging from $49 to $51 per share, all cash. Later that day, he sent a letter with a non-binding indication of interest containing this proposal to Mr. Jankov. The letter stated that Broadcom wanted NetLogic to agree to negotiate exclusively with NetLogic for 30 days from the commencement of due diligence. The letter also stated that Broadcom intended to secure additional financing to fund working capital needs in connection with the transaction, but that its proposal was not subject to a financing contingency as it had cash on hand or readily available to finance the transaction, and stated further that Broadcom would seek to retain key members of NetLogic’s management and technical teams.

On August 12, 2011, our board of directors met to consider Broadcom’s written indication of interest to acquire the company at a price ranging from $49 to $51 per share, and whether to enter into discussions with Broadcom regarding a potential sale of the company, including the question of whether to conduct those discussions on an exclusive basis for a short period. All directors participated in the meeting in person or by telephone conference call. Representatives of Qatalyst and Bingham also attended the meeting in person or by telephone conference call. Mr. Jankov said he had received a written proposal setting forth Broadcom’s indication of interest. He noted that the board of directors had just received current information about NetLogic’s operating performance and forecasts at the regular meeting held in late July. He provided a detailed update of NetLogic’s product markets, competition, emerging opportunities, and risks. He reviewed the recent chronology of discussions with Mr. McGregor beginning with a telephone conversation on August 3, 2011. Mr. Jankov then described the letter he had received from Mr. McGregor on August 11, 2011 and said it had been sent in response to NetLogic’s request that Broadcom state its position in writing before he would convene a board of directors meeting to consider a proposed acquisition or entering into an exclusive negotiation period. The Qatalyst representatives discussed with the board of directors the terms of Broadcom’s proposal and several aspects of the negotiation process as well as providing a recap of the process pursuant to which the board of directors and management had determined a list of potential acquirers, which had been narrowed by eliminating companies that either lacked the financial resources to compete with a Broadcom offer, or posed such a competitive risk that sharing sensitive competitive information with them seemed inadvisable, and had determined to approach Company A, Company B and Company C. Mr. Jankov also described his most recent contact with Company B, which occurred on July 15, 2011. Both Qatalyst and Mr. Jankov said that neither Company B nor Company C had expressed interest in pursuing acquisition discussions. The Qatalyst representatives also indicated to the board of directors that no other potential acquirers had emerged since the last board of directors meeting that representatives of Qatalyst had attended. The Bingham representatives described the responsibilities of the board of directors at this stage of the discussions with Broadcom and in light of Broadcom’s written proposal and request for an exclusivity agreement, neither of which included terms that would preclude NetLogic from pursuing other opportunities if they arose in the future. The directors questioned Mr. Jankov about his perception of the combined companies’ operations, integration, employee retention, and management’s perception of the benefits of the transaction to the company. The board of directors discussed Broadcom’s request for an exclusivity agreement and to engage in exclusive negotiations for a period of 30 days, and relevant considerations and factors with the Qatalyst representatives and Bingham. The board of directors authorized Mr. Jankov to negotiate with Broadcom with respect to its indication of interest and to enter into an exclusivity agreement if in management’s judgment that was necessary for negotiations to proceed.

On August 12, 2011, Mr. Jankov called Mr. McGregor to tell him that NetLogic’s board of directors had authorized acquisition discussions to proceed in response to Broadcom’s written non-binding indication of interest dated August 11, 2011. He asked that Broadcom and its legal counsel provide a draft of a definitive agreement, so that NetLogic and its financial and legal representatives could evaluate other significant non-price terms of the transaction before agreeing to exclusivity with Broadcom.

In conversations on August 12, 2011, Bingham, Qatalyst and Mr. Cortes discussed the exclusivity agreement proposed by Broadcom and the need for a new non-disclosure agreement with their counterparts at Skadden and Broadcom.

Skadden sent a term sheet with material terms of the transaction to Bingham, Qatalyst and Mr. Cortes on August 13, 2011.

Between August 12, 2011 and August 16, 2011, the parties and their representatives negotiated the terms of an exclusivity agreement and a new non-disclosure agreement. The exclusivity agreement provided for a 15-day exclusivity period that would renew automatically for 15 additional days, if Broadcom had provided a complete draft definitive agreement during the initial exclusivity period and neither party notified the other of its decision to terminate the discussions. The parties signed both agreements on August 16, 2011.

On August 17, 2011, we opened a virtual data room for due diligence purposes to Broadcom and Skadden personnel. Between August 17, 2011 and September 11, 2011, Broadcom personnel and representatives of Skadden conducted an extensive due diligence review. During this period, there were multiple diligence meetings involving NetLogic personnel and Broadcom personnel addressing a broad range of financial, technical, product, and human resources issues.

Skadden sent an initial draft of a definitive agreement to Bingham on August 20, 2011. Bingham sent a responsive draft raising a number of issues to Skadden on August 26, 2011. Representatives of Bingham and Skadden were able to resolve some of the issues in the definitive agreement during telephone conference calls on August 30 and August 31, 2011. Skadden sent a revised draft of the definitive agreement to Bingham on September 1, 2011.

Between August 25 and September 9, 2011, Mr. Jankov and Mr. Ramaswami had several in person meetings, telephone conversations and email exchanges regarding the NetLogic key employees, including Mr. Jankov, from whom Broadcom wished to receive employment acceptance commitments prior to signing and announcing the definitive agreement. They discussed compensation, job titles and retention packages for these key employees.

On September 2, 2011, representatives of Skadden and Broadcom met with representatives of Bingham, Qatalyst and NetLogic to negotiate unresolved issues in the definitive agreement, other than price. Those issues included “fiduciary out” terms, termination fees and expenses, representations and warranties, interim operating covenants, deal termination provisions, required responses to government antitrust regulatory actions, closing conditions, damages provisions, closing date provisions and covenants regarding Broadcom’s proposed debt financing.

Later on September 2, 2011, our board of directors held a previously scheduled meeting to receive a report on the status of acquisition discussions, diligence, and definitive agreement negotiations. All directors attended the meeting in person or by telephone conference call. Messrs Tate and Cortes, representatives of Qatalyst and a Bingham representative attended the meeting in person or by telephone conference call. The Qatalyst and Bingham representatives described the status and proposed structure of the transaction, timing considerations and the unresolved issues under the definitive agreement. They reported that there remained substantial differences in the parties’ positions after the morning meeting with Broadcom and its legal counsel. Mr. Jankov described Broadcom’s desire to obtain employment commitments from a number of employees, including himself. He said in light of this, he was recommending that a committee of the board of directors become involved in the review and oversight of the terms of the transaction and the negotiations. The board of directors unanimously requested the Audit Committee to expand its current role and assume this responsibility.

The Broadcom and NetLogic teams resumed their meeting to negotiate the definitive agreement in the afternoon on September 2, 2011 and made substantial progress. At the conclusion of the meeting, the material unresolved issues consisted of Broadcom’s requested financing assistance covenants and related timing considerations, required responses to antitrust regulatory actions, “fiduciary out” provisions, the size of Broadcom’s requested break-up fee, and representations and warranties.

On September 3, 2011, Skadden sent a revised draft of the definitive agreement to Bingham.

On September 4, 2011, Mr. Jankov and Mr. McGregor spoke by telephone regarding certain significant unresolved issues in the definitive agreement. During the conversation, Mr. McGregor identified other concerns that had surfaced for Broadcom and proposed certain compromises and a deal price at the low end of Broadcom’s range of $49 per share. Mr. Jankov disagreed with the proposal, and their conversation ended without a resolution.

On September 5, 2011, the Audit Committee of our board of directors held a meeting by telephone conference call to obtain a report on the status of the negotiations with Broadcom. Committee members Perham, Domenik and Burkett participated in the meeting. Messrs. Jankov, Tate and Cortes, the representatives of Qatalyst, and a representative of Bingham also participated in the meeting. Representatives of Qatalyst and Bingham discussed with the Audit Committee the principal unresolved issues. Mr. Jankov described his conversation with Mr. McGregor on September 4, 2011, including Broadcom’s proposed price of $49 per share. After discussion, the participants in the meeting and the Audit Committee agreed on a counteroffer to Broadcom, including a price of $51 per share, and other proposed terms.

On September 6, 2011, Bingham sent a revised draft of the definitive agreement to Skadden, and Mr. Cortes sent a first draft of disclosure schedules under the definitive agreement to Broadcom and Skadden. Bingham and Skadden continued to negotiate provisions of the definitive agreement and exchange comments on the NetLogic disclosure schedules from September 7, 2011 through September 11, 2011.

On September 8, 2011, Mr. Jankov and a representative of Qatalyst presented the counteroffer approved by the Audit Committee to Messrs. McGregor and Ignatin in two separate conference calls. In the second call, the parties proposed a deal price of $50 per share, and a lower break-up fee for Broadcom of $127 million, or approximately 3.25% of the transaction value, subject to mutually agreeable completion of the remaining documentation and remaining open issues. Broadcom also agreed that its proposed debt financing would not impact the closing date.

On September 8, 2011, Mr. Ramaswami presented Broadcom’s compensation offers to the NetLogic key employees including Mr. Jankov, who had retained his own legal counsel to advise him in these employment and compensation discussions.

Mr. Jankov signed the employment offer letter from Broadcom on September 9, 2011. Other NetLogic key employees, including Dimitrios Dimitrelis, our Vice President of Engineering, and Chris O’Reilly, our Vice President of Marketing, executed employment offer letters from Broadcom on September 9, 2011 and September 10, 2011.

On September 9, 2011, our board of directors held a special meeting. All directors and Messrs. Tate and Cortes, representatives of Qatalyst and representatives of Bingham attended the meeting in person or participated by telephone conference call. Representatives of Qatalyst provided a summary description of the principal terms of the transaction which the parties had agreed upon, as well as the material terms still unresolved. Representatives of Qatalyst discussed the valuation analysis that would be utilized by Qatalyst in preparing an opinion as to the fairness, from a financial point of view, of the consideration to be received by holders of shares of our common stock, other than Broadcom or any affiliate of Broadcom, pursuant to the contemplated merger agreement to such holders. The Bingham representatives provided additional information regarding the principal unresolved issues in the negotiation of the definitive agreement and the provisions primarily related to the board of directors exercise of its fiduciary duties, including the “no shop” and “fiduciary out” provisions, the closing conditions, the parties’ respective termination rights, and the conditions applicable to NetLogic’s obligations to pay Broadcom the $127 million break-up, or termination, fee and reimbursement for reasonable attorneys’ fees and expenses incurred by Broadcom. The board of directors discussed with NetLogic’s advisors and legal counsel the expected timing for completion of the definitive agreement and related documentation and the approval of the agreement and the transaction.

On September 9 and September 10, 2011, the parties and their respective legal counsel and advisors negotiated, revised and concluded all remaining terms of the definitive agreement. Broadcom accepted the final version of the NetLogic disclosure schedules under the definitive agreement on September 11, 2011.

Our board of directors met on Sunday, September 11, 2011. Prior to the meeting, the directors received proposed resolutions to be adopted at the meeting, a schedule of the compensation offered by Broadcom to the NetLogic key employees, a Bingham presentation setting forth the final terms of the merger agreement, an amendment to the NetLogic Rights Agreement dated as of July 7, 2004 with Wells Fargo, National Association, as rights agent to provide that the merger agreement and merger with Broadcom would not be subject to such rights agreement, and a summary of the transaction terms and a financial presentation from Qatalyst. All directors attended the meeting in person or participated by telephone conference call. Messrs. Tate and Cortes and representatives of Qatalyst and Bingham attended the meeting in person. Representatives of Qatalyst Partners reviewed with the board of directors their presentation as to the financial aspects of the Broadcom transaction and delivered to the board of directors its oral opinion that the consideration to be received by the holders of shares of NetLogic common stock (other than Broadcom or any of its affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, which oral opinion was subsequently confirmed in writing on the same date. The full text of the opinion of Qatalyst Partners, dated as of September 11, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion, is attached as Annex B to this proxy statement. The Bingham representatives provided a detailed presentation of the material terms of the proposed merger agreement. They also summarized the amendment to the rights agreement, provided information regarding Section 203 of the DGCL and confirmed the board of directors determination to approve the merger before Broadcom became an “interested stockholder” for purposes of that section. The board of directors discussed the information presented at the meeting and unanimously declared that the merger with Broadcom and the merger agreement are advisable, fair to and in the best interests of the stockholders of NetLogic and approved the Merger Agreement with Broadcom and the amendment to the rights agreement.

The parties executed the Merger Agreement on September 11, 2011. They publicly announced the transaction by press release in the morning before the opening of the stock markets on September  12, 2011.

NetLogic’s Board of Directors’ Reasons for Approval of the Merger

Our board of directors unanimously determined that the Merger Agreement and the Merger are fair to, and advisable and in the best interests of, our stockholders. On September 11, 2011, our board of directors approved the Merger Agreement and authorized the transactions contemplated by the Merger Agreement, including the Merger, and recommended that our stockholders adopt the Merger Agreement. In reaching these conclusions, the board consulted with our management, as well as our financial and legal advisors, and considered the following material factors, among others:

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the historical and current financial condition, results of operations, business and prospects of NetLogic as well as our financial plan and prospects if we were to remain an independent company, including the current and expected conditions in the general economy and in the semiconductor industry, the substantial investment in research and development required to advance the development of our products and growth strategy and the accompanying risks associated with financing such research and development activities, the need to pursue strategic acquisitions and to increase our employee recruitment and retention efforts, along with the accompanying possible dilution to our earnings per share and the value of our stock, and the fact that our stockholders would continue to be subject to the risks and uncertainties of our financial plan and prospects unless we were acquired in a strategic transaction for cash consideration;

•

our board of directors’ belief, based upon our historical and current financial performance and results of operations, our prospects and long-term strategy, our competitive position in our industry, the outlook for the semiconductor industry and general economic and stock market conditions, and considering the material risk factors faced by NetLogic (including those identified below), that the $50.00 per share Merger Consideration would result in greater value to our stockholders than pursuing our current business plan;

•

the historical market prices of our common stock and recent trading activity, including the fact that the $50.00 per share Merger Consideration represented a 57% premium over the closing price of our shares on the NASDAQ Global Select Market on September 9, 2011, the last trading day before the date the proposed transaction with Broadcom was publicly announced, and a 69% premium over our average closing share price for the 20-trading-day period ended September 9, 2011;

•

our board of directors’ belief that our stock price was not likely to trade at or above the $50.00 per share Merger Consideration in the immediately foreseeable future, which belief was based on a number of factors, including the directors’ knowledge and understanding of our company and our industry, our management’s projections and our business plan, research analyst target prices, historical performance of our stock and general economic conditions;

•

the risks affecting our ability to meet future growth expectations for our business and stock market expectations for the future price of our common stock, including (together with other risk factors identified in our annual report on Form 10-K and other filings of ours with the SEC from time to time) the following specific factors:

•	our high customer concentration;

•

we are a fabless semiconductor company that relies on third parties for the manufacture of our products and do not control the supply or price of the silicon wafers and semiconductor assembly and other services necessary to produce our integrated circuit products;

•	the average selling prices of our products may decline;

•	we face significant competition in our largest and fastest growing product markets;

•	to be successful we must continue to develop, and have manufactured for us, innovative products to meet the evolving requirements of networking original equipment manufacturers, or OEMs;

•

factors that negatively affect the business of our targeted OEM customers that use or could use our products could negatively impact our revenue, such as the cyclical nature of the semiconductor industry and the networking infrastructure markets served by those customers;

•	our revenue and operating results may fluctuate significantly from period-to-period, on a quarterly or annual basis, causing volatility in our stock price; and

•

difficulties that we may experience in identifying, acquiring and integrating other companies could inhibit our ability to continue to expand our growth opportunities through acquisitions, which is a strategy that has benefited us significantly in the past;

•

the opinion of Qatalyst Partners addressed to our board of directors that, as of September 11, 2011 and based upon and subject to the considerations, limitations and other matters set forth in the opinion, the $50.00 per share Merger Consideration to be received by holders of shares of our common stock (other than Broadcom and its affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. See “—Opinion of NetLogic’s Financial Advisor” below and Annex B;

•

the business reputation and capabilities of Broadcom and its management and the substantial financial resources of Broadcom, which the board of directors believed supported the conclusion that a transaction with Broadcom could be completed in an orderly manner;

•

that the Merger Consideration to be paid is all cash, which provides certainty of value and liquidity to our stockholders and that Broadcom has the financial resources to complete the acquisition on hand or readily available;

•

our board of directors’ belief that it was preferable to negotiate on a confidential basis with a single potential acquiror rather than to conduct a private or public “auction” of NetLogic, particularly in light of (1) the risk that an auction would not result in a transaction at a more attractive price than offered by Broadcom and that a “failed” attempt to sell NetLogic would be highly detrimental to NetLogic, (2) the fact that we would be permitted, under circumstances described in the Merger Agreement, to terminate the Merger Agreement in order to enter into an agreement with respect to a superior offer (as defined under “The Merger Agreement—No Solicitation of Acquisition Proposals”) after giving Broadcom the opportunity to match the superior offer and upon payment of a $127 million termination fee (refer to “The Merger Agreement—Termination Fee”), (3) the fact that, after considering a range of potential acquirers other than Broadcom and arriving at a list of three other companies that had the financial resources and might have a strategic rationale to compete with a Broadcom offer to acquire NetLogic, those three companies were contacted and none of them had made a proposal, and (4) the risk that disclosure of competitively sensitive confidential information to some potential acquirors could adversely affect NetLogic’s business in the future;

•

that, subject to compliance with the terms and conditions of the Merger Agreement, we are permitted to furnish information to and conduct negotiations with any third party that makes a bona fide written, unsolicited acquisition proposal for us;

•	our board of directors’ belief that an acquisition by Broadcom has a reasonable likelihood of closing without potential issues under applicable antitrust laws;

•	that the Merger Agreement is subject to customary closing conditions and is not subject to a financing condition;

•

that, subject to compliance with the terms and conditions of the Merger Agreement, our board of directors is permitted to change its recommendation that our stockholders vote in favor of adoption of the Merger in response to a superior offer or certain intervening events, if, in either case, our board of directors determines in good faith, after consultation with outside counsel, that the failure to change its recommendation would constitute a breach of its fiduciary duties;

•	that all of the members of our board of directors were unanimous in their determination to recommend the Merger Agreement for adoption by our stockholders;

•

that the transaction will be subject to the approval of our stockholders and that, in this regard, our directors and executive officers do not own a significant enough interest, in the aggregate, in our shares to influence substantially the outcome of the stockholder vote. As of October 19, 2011, the record date for the Special Meeting, our directors and executive officers and their respective affiliates owned an aggregate of 4,260,658 shares, representing approximately 6.1% of our outstanding common stock. See “—Interests of NetLogic’s Executive Officers and Directors in the Merger” beginning on page 38; and “Beneficial Ownership of NetLogic Common Stock” beginning on page 75;

•	that we are able to specifically enforce Broadcom’s obligations pursuant to the Merger Agreement; and

•	that our stockholders may exercise appraisal rights under Section 262 of the DGCL.

Our board of directors also believed the process by which we entered into the Merger Agreement with Broadcom was fair, and in reaching that determination our board of directors took into account, in addition to the factors noted above, the following:

•

the consideration and negotiation of the transaction was conducted entirely under the oversight of the members of our board of directors, and that none of the members of our board of directors has any financial interest in the Merger that is different from our stockholders generally, other than as described under “—Interests of NetLogic’s Executive Officers and Directors in the Merger;”

•

the fact that once an employment offer was made to Mr. Jankov, the Audit Committee of the Board reviewed and supervised the negotiations over the material terms, including price, of the proposed Merger;

•

our extensive, arm’s-length negotiations with Broadcom, which, among other things, resulted in an increase in the Merger Consideration from Broadcom’s initial offered price range of mid-to-high $40s per share to $50.00 per share. See “—Background of the Merger” beginning on page 19; and

•	the fact that three potential strategic buyers with adequate financial resources to compete with a Broadcom offer were contacted and did not make a proposal.

Our board of directors was aware of and also considered potentially adverse factors associated with the Merger, including among others:

•

that the all-cash consideration, while providing certainty of value to our stockholders generally, would not allow our stockholders generally to have any ongoing equity participation in the surviving corporation following the closing of the Merger, meaning that stockholders would cease to participate in our future earnings or growth, or to benefit from any increases in the value of Broadcom’s stock following the closing of the Merger;

•	that the proposed Merger will be a taxable transaction for our stockholders;

•

that we will be required to pay Broadcom a termination fee of $127 million if the Merger Agreement is terminated under certain circumstances, which could, but in the view of our board of directors should not, preclude other potential bidders from making a competing offer to acquire NetLogic;

•

that the Merger is conditioned on the receipt of regulatory approvals and clearances, including expiration of the waiting period under the HSR Act and clearance under the applicable competition laws of China and Taiwan, and, therefore, the Merger may not be completed in a timely manner or at all;

•

that the Merger may not be completed as a result of the failure of our stockholders to adopt the Merger Agreement, and the result that the public announcement of the termination of the Merger Agreement may have on the trading price of our common stock and our operating results, particularly in light of the costs incurred in connection with the transaction;

•

that we are subject to restrictions on the conduct of our business prior to the consummation of the Merger, requiring us to conduct our business in the ordinary course consistent with past practice, subject to specified limitations, which may delay or prevent us from undertaking business opportunities that may arise during the term of the Merger Agreement, whether or not the Merger is completed;

•	the potential negative impact of the announcement of the Merger Agreement and of the Merger on certain customer relationships and uncertainties surrounding those relationships;

•

the fact that some of our executive officers have other interests in the merger that are in addition to their interests as NetLogic stockholders, including the manner in which they would be affected by the Merger (refer to “—Interests of NetLogic’s Executive Officers and Directors in the Merger”);

•

that the announcement and pendency of the Merger could result in the disruption of our business, including the possible diversion of management and employee attention, potential employee attrition and the potential effect on our business relationships; and

•	that if the Merger is not completed, we may be adversely affected due to potential disruptions in our operations and adverse publicity.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by our board of directors. In view of the large number of factors considered by our board of directors in connection with the evaluation of the Merger Agreement and the Merger and the complexity of these matters, our board of directors did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching a decision, nor did our board of directors evaluate whether these factors were of equal importance. In addition, each director may have given different weight to the various factors.

Our board of directors conducted discussions of, among other things, the factors described above, including asking questions of our management and our financial and legal advisors, and unanimously determined that the Merger Agreement and the Merger are fair to, and advisable and in the best interests of, our stockholders, approved the Merger Agreement and authorized the transactions contemplated by the Merger Agreement, including the Merger.

Recommendation of NetLogic’s Board of Directors

Our board of directors has unanimously determined that the Merger Agreement and the Merger are fair to, and advisable and in the best interests of, our stockholders. On September 11, 2011, our board of directors approved the Merger Agreement and authorized the transactions contemplated by the Merger Agreement, including the Merger, and recommended that our stockholders adopt the Merger Agreement.

Our board of directors unanimously recommends that you vote “FOR” adoption of the Merger Agreement.

Opinion of NetLogic’s Financial Advisor

We retained Qatalyst Partners to act as financial advisor to our board of directors in connection with a potential transaction such as the Merger and to evaluate whether the consideration to be received by the holders of our common stock (other than Broadcom or any affiliates of Broadcom) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. We selected Qatalyst Partners to act as our financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of NetLogic and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of the Qatalyst Partners’ opinion in this proxy statement. At the meeting of the NetLogic board of directors on September 11, 2011, Qatalyst Partners rendered its oral opinion that, as of such date and based upon and subject to the considerations, limitations and other matters set forth therein, the $50.00 per share cash consideration to be received by the holders of our common stock (other than Broadcom or any affiliate of Broadcom) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated September 11, 2011, to our board of directors following the board meeting.

The full text of the Qatalyst Partners’ written opinion, dated September 11, 2011, to our board of directors is attached hereto as Annex B and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to our board of directors and addresses only, as of the date of the opinion, the fairness from a financial point of view, of the $50.00 per share cash consideration to be received by the holders of our common stock (other than Broadcom or any affiliate of Broadcom) pursuant to the Merger Agreement, and it does not address any other aspect of the Merger. It does not constitute a recommendation as to how any stockholder should vote with respect to the Merger or any other matter and does not in any manner address the price at which the NetLogic common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Qatalyst Partners reviewed the Merger Agreement, certain related documents and schedules, and certain publicly available financial statements and other business and financial information of NetLogic. Qatalyst Partners also reviewed certain financial projections and operating data prepared by the management of NetLogic, which we refer to as the “Company Projections” described below in the section entitled “—Financial Forecasts.” Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of NetLogic with senior executives of NetLogic. Qatalyst Partners also reviewed the historical market prices and trading activity for NetLogic common stock and compared the financial performance of NetLogic and the prices and trading activity of NetLogic common stock with that of certain other selected publicly-traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by NetLogic. With respect to the Company Projections, Qatalyst Partners was advised by management of NetLogic, and Qatalyst Partners assumed, that the Company Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of NetLogic of the future financial performance of NetLogic and other matters covered thereby. Qatalyst Partners assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification or delay. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on NetLogic. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NetLogic, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of NetLogic as to the existing and future technology and products of NetLogic and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by Qatalyst Partners’ opinion committee in accordance with its customary practice.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of NetLogic to engage in the Merger, or the relative merits of the

Merger as compared to any strategic alternatives that may be available to NetLogic. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the $50.00 per share cash consideration to be received by the holders of our common stock (other than Broadcom or any affiliates of Broadcom) pursuant to the Merger Agreement, and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of NetLogic’s officers, directors or employees, or any class of such persons, relative to such consideration.

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated September 11, 2011. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized both the consensus of third-party research analysts’ projections, which we refer to as the “Analyst Projections,” and the Company Projections. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

For purposes of its analyses, Qatalyst Partners reviewed a number of financial metrics including:

•

Fully Diluted Enterprise Value—generally the value as of a specific date of the relevant company’s outstanding equity securities (taking into account its outstanding stock options, warrants and other convertible securities) plus the value of its minority interest and the amount of its net debt (i.e., the amount of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash and cash equivalents on its balance sheet) as of a specified date; and

•

Non-GAAP Net Operating Profit After Taxes, or “NOPAT”—generally the amount of the relevant company’s operating profits, excluding stock-based compensation, amortization of intangibles and other non-recurring charges, tax-affected for a specific time period.

Illustrative Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow (“DCF”) analysis, which is designed to imply a potential, present value of NetLogic by adding the net present value of the estimated future cash flows to the net present value of a corresponding terminal value of NetLogic. Qatalyst Partners’ analysis included the unlevered free cash flows of NetLogic for the fourth quarter of calendar year 2011 through calendar year 2015 and calculated the terminal value at the end of 2015 by applying a range of multiples of 12.0x to 20.0x to NetLogic’s calendar year 2016 estimated NOPAT (assuming an effective tax rate of 10%). These values were discounted to present values using a weighted average cost of capital ranging from 9.5% to 15.5%. Qatalyst Partners then applied a dilution factor of 15% to reflect the dilution to current stockholders due to the effect of future equity compensation grants projected by NetLogic’s management. Based on the calculations set forth above, this analysis implied a range of values for NetLogic’s common stock of approximately $33.02 to $58.48 per share.

Selected Companies Analysis

Qatalyst Partners compared selected financial information and public market multiples for NetLogic with publicly available information and public market multiples for selected companies. The companies used in this comparison included those companies listed below and were selected because they are publicly traded companies in NetLogic’s industry.

Altera Corporation	Broadcom Corporation
Cavium, Inc.	EZchip Semiconductor Ltd.
Marvell Technology Group Ltd.	Mellanox Technologies, Ltd.
NVIDIA Corporation	PMC-Sierra Inc.

Based upon research analyst consensus estimates for calendar year 2012, and using the closing prices as of September 9, 2011 for shares of the selected companies, Qatalyst Partners calculated, among other things, the implied Fully Diluted Enterprise Value divided by the estimated consensus revenue for calendar year 2012, which we refer to as the “CY12E Revenue Multiple.” The median CY12E Revenue Multiples among the selected companies analyzed was 2.7x, and the CY12E Revenue Multiple for NetLogic based on the Analyst Projections was 4.7x.

Based on an analysis of the CY12E Revenue Multiple for the selected companies, Qatalyst Partners selected a representative range of 3.5x to 5.0x and applied this range to NetLogic’s estimated calendar year 2012 revenue. Based on NetLogic’s fully-diluted shares (assuming treasury stock method), including common stock, RSUs, and stock options as provided by management of NetLogic on August 8, 2011, as well as contingent shares to be issued, this analysis implied a range of values for Company’s common stock of approximately $25.28 to $35.15 per share based on the Company Projections and approximately $24.12 to $33.49 per share based on selected Analyst Projections.

Based upon research analyst consensus estimates for calendar year 2012 and using the closing prices as of September 9, 2011 for shares of the selected companies, Qatalyst Partners calculated the closing stock price divided by the estimated consensus earnings per share for calendar year 2012, which we refer to as the “CY12E P/E Multiples,” for each of the selected companies. The median CY12E P/E Multiples among the selected companies analyzed was 12.0x, and the CY12E P/E Multiple for NetLogic based on the Analyst Projections was 17.7x.

Based on an analysis of the CY12E P/E Multiple for the selected companies, Qatalyst Partners selected a representative range of 14.0x to 25.0x and applied this range to NetLogic’s estimated calendar year 2012 earnings per share. Based on the calculations set forth above, this analysis implied a range of values for NetLogic common stock of approximately $31.74 to $56.68 per share based on the Company Projections and approximately $25.30 to $45.18 per share based on the Analyst Projections.

No company included in the selected companies analysis is identical to NetLogic. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of NetLogic, such as the impact of competition on the business of NetLogic and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of NetLogic or the industry or in the financial markets in general. Mathematical analysis, such as determining the arithmetic median, or the high or low, is not in itself a meaningful method of using selected company data.

Selected Transactions Analysis

Qatalyst Partners compared 19 selected transactions announced between January 2001 and April 2011. These transactions are listed below:

Target	Acquiror
National Semiconductor Corporation	Texas Instruments Inc.
Atheros Communications Inc.	Qualcomm Inc.
Infineon Technologies AG (Wireless Business)	Intel Corporation
Renesas Technology Corporation	NEC Electronics Inc.
NXP Semiconductors (Wireless Business)	STMicroelectronics (Wireless Business)
AMIS Holdings, Inc.	ON Semiconductor Corporation
Sirenza Microdevices	RF Micro Devices Inc.
Agere Systems Inc.	LSI Logic Corporation
Freescale Semiconductor Inc.	Investor Group
Royal Philips Electronics N.V. (Semiconductor Division)	Investor Group
msystems Ltd.	SanDisk Corp.
ATI Technologies Inc.	Advanced Micro Devices Inc.
Lexar Media Inc.	Micron Technology Inc.
Texas Instruments Inc. (Sensor and Controls Unit)	Bain Capital
Agilent Technologies Inc. (Semiconductor Products Division)	Investor Group (KKR & Silver Lake Partners)
Integrated Circuit Systems, Inc.	Integrated Device Technology, Inc.
Elantec Semiconductor Inc.	Intersil Corp.
Sawtek Inc.	TriQuint Semiconductor Inc.
Dallas Semiconductor Corporation	Maxim Integrated Products, Inc.

For each of the transactions listed above, Qatalyst Partners reviewed the implied Fully Diluted Enterprise Value of the target company as a multiple of next twelve months revenue of the target company as reflected in Wall Street analyst research, certain publicly available financial statements and press releases. Based on the analysis of such metrics for the transactions noted above, Qatalyst Partners selected a representative range of 2.5x to 5.0x applied to NetLogic’s next twelve months estimated revenue reflected in the Analyst Projections. Based on the calculations set forth above and NetLogic’s fully-diluted shares (assuming treasury stock method), including common stock, RSUs, and stock options as provided by management of NetLogic on August 8, 2011, as well as contingent shares to be issued, this analysis implied a range of values for NetLogic’s common stock of approximately $16.68 to $31.09 per share.

For each of the transactions listed above, Qatalyst Partners also reviewed, among other things, the price paid in the transaction as a multiple of next twelve months earnings of the target company reflected in Wall Street analyst research, certain publicly available financial statements and press releases. Based on the analysis of such metrics for the transactions noted above, Qatalyst Partners selected a representative range of 20.0x to 26.0x and applied this range of multiples to NetLogic’s next twelve months estimated earnings per share reflected in the Analyst Projections. Based on the calculations set forth above, this analysis implied a range of values for NetLogic common stock of approximately $34.30 to $44.59 per share.

No company or transaction utilized in the selected transactions analysis is identical to NetLogic or the Merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond the control of NetLogic, such as the impact of competition on the business of NetLogic or the industry generally, industry growth and the absence of any material adverse change in the financial condition of NetLogic or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Because of the unique circumstances of each of these transactions and the Merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Miscellaneous

In connection with the review of the Merger by the board, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of NetLogic. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of NetLogic. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the $50.00 per share cash consideration to be received by the holders of the NetLogic common stock (other than Broadcom or any affiliates of Broadcom) pursuant to the Merger Agreement, and in connection with the delivery of its opinion to the board of directors. These analyses do not purport to be appraisals or to reflect the price at which NetLogic’s common stock might actually trade.

Qatalyst Partners’ opinion and its presentation to the board of directors was one of many factors considered by the board of directors in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the board of directors with respect to the consideration to be received by NetLogic’s stockholders pursuant to the Merger or of whether the board of directors would have been willing to agree to a different consideration. The consideration was determined through arm’s-length negotiations between NetLogic and Broadcom and was approved by the board of directors. Qatalyst Partners provided advice to NetLogic during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to NetLogic or that any specific consideration constituted the only appropriate consideration for the Merger.

Qatalyst Partners provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of NetLogic, Broadcom or certain of their respective affiliates. During the two year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and NetLogic or Broadcom pursuant to which compensation was received by Qatalyst Partners or its affiliates. However, Qatalyst Partners or its affiliates may in the future provide investment banking and other financial services to NetLogic and Broadcom or any of their respective affiliates for which it would expect to receive compensation.

Under the terms of its engagement letter, Qatalyst Partners provided NetLogic with financial advisory services in connection with the proposed Merger for which it will be paid approximately $31 million, $5 million of which was payable upon delivery of its opinion, and the remaining portion of which will be paid upon, and subject to, consummation of the Merger. We have also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. We have also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities and expenses related to or arising out of Qatalyst Partners’ engagement.

Financial Forecasts

In connection with the evaluation of a possible transaction as discussed in “—Background of the Merger” beginning on page 19, internal financial forecasts were prepared by our management and reviewed with and discussed with our board of directors and Qatalyst Partners. These financial forecasts included long range financial forecasts for the years ending December 31, 2011, 2012, 2013, 2014, 2015 and 2016 and are referred to in this proxy statement as the “Company Projections.” Financial forecasts for the years ended December 31, 2011, 2012 and 2013 were also made available to Broadcom in its evaluation of the Merger.

We have included a summary of the Company Projections to provide our stockholders access to certain non-public information that was made available to our board of directors, our financial advisor, and, through 2013, to Broadcom in connection with their consideration of the Merger. The inclusion of this forward looking financial information below should not be regarded as an indication that we, our management, our board of directors, any of their respective representatives or any other prior recipient of this information considered, or now considers, the financial forecasts below to be assuredly predictive of actual future results.

Our management’s internal financial forecasts, upon which the long range financial forecasts were based, are subjective in many respects. The financial forecasts reflect numerous estimates and assumptions related to our business that are inherently subject to significant economic, political and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

The financial forecast information was not prepared with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. No independent public accounting or accountants have compiled, examined, or performed any procedures with respect to our financial forecast information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Additionally, the financial forecast information does not take into account any circumstances or events occurring after the date of its preparation.

The following is a summary of the financial forecast information described above:

	2011	2012	2013	2014	2015	2016
			(in millions)
Revenue	$422	$526	$678	$831	$939	$1,057
EBITDA	$143	$199	$263	$321	$348	$382
Net Income	$129	$176	$230	$282	$297	$326

The financial forecast information for 2011 excludes stock based compensation, amortization of intangible assets, acquisition and integration related costs, and other non-recurring costs. None of these items are included in the financial forecast information for 2012 to 2016.

The following is a summary of the prospective unlevered free cash flow for fiscal years 2011 through 2016, which are derived from the financial forecast information summarized in the table above:

	2011	2012	2013	2014	2015	2016
			(in millions)
Unlevered Free Cash Flow	$105	$93	$214	$291	$320	$351

None of NetLogic, Broadcom or their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any of our stockholders or any other person regarding our ultimate performance compared to the information contained in the forecasts or that forecasted results will be achieved.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF OUR INTERNAL FINANCIAL FORECASTS, WE UNDERTAKE NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FORECASTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL FORECASTS ARE SHOWN TO BE IN ERROR OR CHANGE.

Interests of NetLogic’s Executive Officers and Directors in the Merger

In considering the recommendation of our board of directors in favor of the adoption of the Merger Agreement, our stockholders should be aware that our executive officers and directors may have interests in the Merger that are different from or in addition to the interests of our stockholders in general. The members of our board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending to our stockholders that they adopt the Merger Agreement. Our stockholders should take these interests into account in deciding whether to vote “FOR” the adoption of the Merger Agreement.

Treatment of Outstanding Equity Awards

Under the Merger Agreement, equity-based awards held by NetLogic executive officers and directors will be treated at the effective time of the Merger as follows:

Employee Stock Options. Outstanding in-the-money stock options to acquire NetLogic common stock held by our executive officers immediately prior to the effective time of the Merger will be assumed by Broadcom at the effective time of the Merger and converted into stock options to acquire shares of Broadcom Class A Common Stock on substantially the same terms and conditions as were applicable to the stock options prior to the conversion, except that (i) the number of shares of Broadcom Class A Common Stock subject to each converted stock option will be equal to the product, rounded down to the nearest whole share, of the number of shares of NetLogic common stock subject to such stock option immediately prior to the effective time of the Merger multiplied by the exchange ratio, as described below and (ii) the exercise price per share of Broadcom Class A Common Stock subject to each stock option immediately following its conversion will be equal to the quotient of the exercise price per share of NetLogic common stock immediately prior to the effective time of the Merger, divided by the exchange ratio (as described below), rounded up to the nearest whole cent. The exchange ratio is a fraction, the numerator of which is $50.00 and the denominator of which is the volume weighted average price for a share of Broadcom Class A Common Stock for the five trading days immediately prior to the Merger closing date as reported by Bloomberg, L.P.

Employee Restricted Stock Units. Outstanding RSUs with respect to NetLogic common stock held by our executive officers will be assumed by Broadcom and converted into RSUs of Broadcom Class A Common Stock on substantially the same terms and conditions as were applicable to the RSUs prior to the conversion, except that the number of shares of Broadcom Class A Common Stock subject to the converted RSUs will be equal to the product, rounded down to the nearest whole share, of the number of shares of NetLogic common stock subject to such RSUs immediately prior to the effective time of the Merger multiplied by the exchange ratio, as described above.

Non-Employee Director Stock Options. Outstanding stock options to acquire NetLogic common stock held by our non-employee directors immediately prior to the effective time of the Merger will be terminated at the effective time of the Merger, and the holder of each such stock option will be entitled to receive a cash payment equal to the product of the number of shares of our common stock issuable upon the exercise in full of such stock option multiplied by the excess, if any, of $50.00 over the exercise price of such stock option, less any required withholdings.

Non-Employee Director Restricted Stock Units. Outstanding RSUs with respect to NetLogic common stock held by our non-employee directors immediately prior to the effective time of the Merger will be terminated at the effective time of the Merger and the holder of each such RSU will be entitled to receive a cash payment of $50.00 for each share of our common stock subject to the RSU, less any required withholdings.

Change-of-Control Arrangements With Our Non-Employee Directors

Equity Awards Acceleration. Under the terms of the equity awards with each of the non-employee members of our board of directors, such equity awards will vest in full upon a change-of-control. The following table sets forth, as of September 30, 2011, (i) the number of shares subject to stock options and RSUs held by our non-employee directors, including shares subject to such equity awards that will automatically vest upon the closing of the Merger pursuant to the terms of the directors’ stock option award agreements, and (ii) the dollar values of such stock options and RSUs. Under the terms of the Merger Agreement, our non-employee directors will receive cash payments in exchange for the cancellation of their stock options and RSUs at the effective time of the Merger, as described above under “—Treatment of Outstanding Equity Awards.”

	Option Awards		Stock Awards
Name	Total Number of Options Outstanding (1)	Value of Options Outstanding ($) (2)	Total Number of Restricted Stock Units Outstanding	Value Realized on Restricted Stock Units Outstanding ($) (2)	Number of Restricted Stock Units subject to Accelerated Vesting at the closing	Value Realized on Restricted Stock Units subject to Accelerated Vesting at the closing ($) (2)
Leonard Perham	40,000	1,275,700	7,500	375,000	7,500	375,000
Steven Domenik	20,000	606,700	7,500	375,000	7,500	375,000
Norman Godinho	100,000	3,486,600	7,500	375,000	7,500	375,000
Douglas Broyles	20,000	606,700	7,500	375,000	7,500	375,000
Alan Krock	—	—	7,500	375,000	7,500	375,000
Marvin Burkett	—	—	22,500	1,125,000	22,500	1,125,000

(1)	The stock options held by our non-employee directors are presently in-the-money, fully vested and exercisable.
(2)

The value is calculated at the intrinsic value per share based on a consideration price per share of $50.00, multiplied by the number of shares that would become fully vested upon the change in control.

Change-of-Control Arrangements With Our Executive Officers

Double-Trigger Equity Awards Acceleration. Each equity award agreement corresponding to an outstanding stock option or RSU award held by one of our executive officers provides that, if the employment of such executive officer is involuntarily terminated within 24 months after the effective date of a change-of-control, the vesting of the officer’s equity awards will be accelerated such that all shares subject to the award that would have become vested during such 24-month period will so vest as of the effective date of such termination. An involuntary termination is one that occurs by reason of dismissal for any reason other than misconduct (as defined in the agreements) or by reason of voluntary resignation following (i) a change in position that materially reduces the level of the officer’s responsibility, (ii) a material reduction in the officer’s base salary, or (iii) relocation by more than 50 miles; provided that (ii) and (iii) will apply only if the executive officer has not consented to the change or relocation. These change-of-control provisions have been included in all agreements for stock option grants to our named executive officers and other members of our senior management since July 2002 and have been included in all agreements for RSU grants to our named executive officers and other members of our senior management since July 2007.

Change-of-Control Agreements with Messrs. Jankov, Tate and Cortes. We have also entered into change-of-control arrangements with each of Ronald Jankov, Michael Tate and Roland Cortes that provide for modified acceleration terms in connection with a change-of-control, which agreements were approved by our board of directors and signed in April 2011. These acceleration terms supersede the provisions contained in any other agreements between us and the executive officers. Under the terms of these change-of-control agreements, if the employment of the executive officer is terminated by the employer other than for cause (as defined in the agreement) or is involuntarily terminated within 12 months after the effective date of the change-of-control, each outstanding equity award held by the officer that is not fully vested on the date of termination of employment will immediately vest in full as of the effective date of such termination. An involuntary termination is one that occurs by reason of dismissal for any reason other than cause or by reason of voluntary resignation following (i) a change in position accepted with NetLogic or its subsidiaries that materially reduces the level of recipient’s responsibility, including if the officer does not effectively have the same position and level of responsibility with respect to the acquiring entity, or its parent organization, that the officer had with NetLogic immediately prior to the change-of-control, (ii) a material reduction in the officer’s base salary, or (iii) the officer’s relocation by more than 50 miles; provided that (ii) and (iii) will apply only if the executive officer has not consented to the change or relocation. However, in the event any of these acceleration benefits, together with any other benefits provided for in any other agreements between us and the executive officer, would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” and would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits will be provided either (1) in full or (2) as to a lesser amount that would result in no portion of the benefits being subject to the excise tax, whichever of such amounts results in the executive receiving the greatest amount of after-tax benefits.

Change-of-Control Severance Arrangements with Ms. Zander and Mr. Korgav. We have entered into change-of-control arrangements with Marcia Zander, our Senior Vice President of Worldwide Sales, dated as of March 11, 2005 and amended as of December 30, 2008, and with Ibrahim Korgav, our Senior Vice President of Worldwide Business Operations, dated as of March 15, 2002, which agreements provide for cash severance upon termination of employment for certain reasons in connection with a change-of-control.

Our agreement with Ms. Zander provides that, if her employment is terminated for any of the following reasons within one year following a change-of-control, she will be entitled to receive a cash severance payment equal to 50% of her annual salary at the time of termination, in addition to any other amounts and benefits to which she may be entitled:

•	a material diminution in Ms. Zander’s base compensation;

•	a material diminution in Ms. Zander’s authority, duties or responsibilities;

•

a material diminution in the authority, duties, or responsibilities of the supervisor to whom Ms. Zander is required to report, including a requirement that Ms. Zander report to a corporate officer or employee instead of reporting directly to our board of directors;

•	a material diminution in the budget over which Ms. Zander retains authority; or

•	a material change in the geographic location at which Ms. Zander must perform the services.

Ms. Zander is not entitled to receive the cash severance payment, however, unless she has given us notice of the occurrence of the change within 90 days of its occurrence and we fail to remedy the occurrence within 30 days of receipt of notice. In the event that any of the payments or benefits under Ms. Zander’s change of control agreement would constitute a “parachute payment” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits will be provided either (1) in full or (2) as to a lesser amount that would result in no portion of the benefits being subject to the excise tax, whichever of such amounts results in Ms. Zander receiving the greatest amount of after-tax benefits.

Under our employment arrangement with Mr. Korgav, if his employment with us is involuntarily terminated (which is defined in a manner similar to the change-of-control provisions described above under “—Double-Trigger Equity Awards Acceleration”) prior to a change-in-control, for any reason other than misconduct

(as defined in Mr. Korgav’s employment arrangement), Mr. Korgav will receive (i) six months of salary; (ii) six months of any applicable employee benefits in effect at the time of his termination, and (iii) 12 months of acceleration of any stock options previously granted. If Mr. Korgav’s employment is involuntarily terminated within 24 months following a change-in-control, for any reason other than misconduct, Mr. Korgav will be entitled to (i) six months of salary, and (ii) six months of applicable employee benefits in effect at the time of such termination.

Arrangements Between Broadcom and Our Executive Officers

Severance Arrangements Offered by Broadcom. Broadcom has indicated that all of our employees, including our executive officers (but not including Mr. Jankov), may be eligible to receive a severance package provided by Broadcom. Under the terms of this arrangement, if an employee is terminated within 12 months of the date of the close of the Merger due to the elimination of his/her position related to the acquisition, the employee will be eligible to receive (i) four weeks of base pay, plus one additional week of pay for every full year of service (which would include service at NetLogic) up to a maximum of 12 weeks, and (ii) three months of outplacement services. Each of our employees will also be eligible to participate in a supplemental severance program, which provides for three additional months of base salary plus a lump sum payment equal to three months of COBRA payments.

Offer Letters with Messrs. Jankov, Dimitrelis and O’Reilly. Broadcom has entered into employment offer letters effective upon the closing of the Merger with certain of our employees, including the following executive officers: Ronald Jankov, Dimitrios Dimitrelis and Chris O’Reilly. We refer to the offer letters from Broadcom with each of Messrs. Jankov, Dimitrelis and O’Reilly as the “executive offer letters.”

Except for Mr. Jankov’s letter, the executive offer letters set each such executive officer’s base salary to approximate the executive officer’s annual base salary in effect with NetLogic during fiscal year 2011 prior to the Merger, as well as a non-guaranteed target annual cash bonus of 30% of base salary. For Mr. Jankov, the offer letter sets his base salary to approximately 79.5% of his annual base salary in effect with NetLogic during fiscal 2011 prior to the Merger, as well as a non-guaranteed target annual cash bonus of 60% of base salary.

Under the terms of the executive offer letters, following consummation of the Merger, Broadcom intends to recommend to the applicable committee of its board of directors that each of Messrs. Jankov and O’Reilly receive from Broadcom RSUs entitling the executives to receive Class A Common Stock of Broadcom with stated values as set forth in the table below. Subject to approval of the appropriate committee of Broadcom’s board of directors, the number of shares subject to each RSU award will be equal to the stated value of the award divided by the average closing share price of Broadcom stock for all trading days in the full calendar month preceding the award. One-half of the awards to Mr. Jankov will vest on each of the third and fourth anniversaries of the date of grant while the awards to Mr. O’Reilly will vest in full on the third anniversary of the date of grant.

Participation in the Broadcom Corporation Severance Benefit Plan. Following the closing of the Merger, in lieu of the Broadcom severance program described above under “—Severance Arrangements Offered by Broadcom,” Mr. Jankov, in his position as a senior vice president, will become eligible for benefits under the Broadcom Corporation Severance Benefit Plan for Vice Presidents and Above (the “Broadcom Executive Severance Plan”) in the event his employment is terminated other than for “cause” or he terminates his employment for “good reason” (as such terms are defined in the Broadcom Executive Severance Plan), provided that such benefits are conditioned on Mr. Jankov executing, and not revoking, a release of claims. Such benefits include:

•	a payment equal to nine months’ base salary;

•	a payment equal to 75% of Mr. Jankov’s target bonus opportunity;

•	a payment equal to the value of equity awards that would have vested during a period of nine months following Mr. Jankov’s termination;

•	a payment equal to COBRA coverage for nine months; and

•	outplacement services for six months.

The table below sets forth the compensation to be paid to Messrs. Jankov, O’Reilly and Dimitrelis pursuant to the terms of their respective executive offer letters.

Name	Annual Base Salary ($)	Target Annual Cash Bonus ($) (1)	Stated Value of RSU Grant ($) (2)
Ronald Jankov	325,000	195,000	3,000,000	(3)
Chris O’Reilly	229,000	68,700	350,000
Dimitrios Dimitrelis	254,200	76,260	—

(1)

Eligible participation in the Broadcom Bonus Plan on a non-guaranteed basis for the 2012 plan year. If the closing of the Merger occurs after March 1, 2012, any bonus award for 2012 plan year will be pro-rated based on the actual closing date. The bonus award decision is entirely at Broadcom’s discretion and may be modified in the future.

(2)

The number of RSUs to be granted will be subject to approval by the applicable committee of Broadcom’s board of directors and will be based on the average closing share price of Class A Common Stock for all trading days in the full calendar month preceding the award grant date.

(3)

This grant is subject to potential future acceleration rights as follows: if Mr. Jankov is terminated without “cause” or resigns for “good reason” (in each case, as defined in the Broadcom Executive Severance Plan) prior to the fourth anniversary of the RSU grant date and such termination does not entitle Mr. Jankov to acceleration rights under our change-of-control agreement with him or under his equity award agreements with us (as described above under “—Change-of-Control Arrangements With Our Executive Officers”), then a pro-rata portion of the RSU grant from Broadcom will vest. The portion of the RSU grant that will vest will be equal to the total number of RSUs granted multiplied by a fraction, the numerator of which is the number of full months of service between the date of grant and the date of termination, and the denominator of which is 48; provided that the portion that will vest will be reduced by the number of RSUs that have already vested.

The offer letters between Broadcom and Messrs. Jankov, Dimitrelis and O’Reilly generally provide that all outstanding NetLogic stock options and unvested RSUs that are held by executive officers of NetLogic immediately prior to the closing of the Merger will be assumed by Broadcom upon the closing of the Merger. However, with respect to Mr. Jankov’s unvested NetLogic stock options and RSUs that are outstanding immediately prior to the closing of the Merger, 25% of such unvested awards will be cancelled in exchange for a cash payment from Broadcom and 75% will be assumed by Broadcom and converted into awards in Broadcom shares pursuant to the terms of the Merger Agreement. The amount of cash paid for the cancelled stock options will be based on the excess of $50.00 above the exercise price of such stock options, and the amount of cash paid for the cancelled RSUs will be equal to $50.00 per underlying share of NetLogic common stock.

The following table sets forth as of September 30, 2011 the number of shares subject to unvested stock options and RSUs held by Mr. Jankov that would be cancelled under the terms of his offer letter with Broadcom (representing 25% of the unvested portion of each such award) and the related cash payment from Broadcom at the closing of the Merger.

Name	Grant Date	Number of Shares Subject to RSUs to be Cancelled (#)		Number of Shares Subject to Options to be Cancelled (#)		Exercise or Base Price of Option Awards ($/Share)	Cash Payment from Broadcom ($) (1)
Ronald Jankov	1/7/2008	—		3,919	(10)	$13.9300	$141,349
	1/5/2009	—		15,675	(11)	$10.9450	$612,187
	11/5/2008	7,838	(2)	—		—	$391,900
	5/5/2009	2,500	(3)	—		—	$125,000
	5/5/2009	7,838	(4)	—		—	$391,900
	11/5/2009	9,088	(5)	—		—	$454,400
	6/7/2010	9,375	(6)	—		—	$468,750
	11/5/2010	9,375	(7)	—		—	$468,750
	2/7/2011	11,500	(8)	—		—	$575,000
	9/2/2011	17,250	(9)	—		—	$862,500

(1)	Calculates cash payment in exchange for shares based on a consideration price per share of $50.00, after adjusting for exercise price if applicable.
(2)	Restricted stock unit award originally vests in full on November 5, 2011.
(3)	Restricted stock unit award originally vests with respect to 1,250 shares on each of November 5, 2011 and May 5, 2012.
(4)	Restricted stock unit award originally vests in full on May 5, 2012.
(5)	Restricted stock unit award originally vests in full on November 5, 2012.
(6)	Restricted stock unit award originally vests in full on May 15, 2013.
(7)	Restricted stock unit award originally vests in full on November 15, 2013.
(8)	Restricted stock unit award originally vests in full on May 15, 2014.
(9)	Restricted stock unit award originally vests in full on November 15, 2014.
(10)	Stock options originally vest with respect to one-twelfth of the shares subject to the grant on the last day of each calendar month in 2011.
(11)	Stock options originally vest with respect to one-twelfth of the shares subject to the grant on the last day of each calendar month in 2012.

If Broadcom subsequently changes the position of Messrs. O’Reilly and Dimitrelis within the 24-month period following the closing of the Merger from that set forth in the offer letter of each such executive officer in a manner that materially reduces the level of the executive’s responsibility, materially reduces base salary or relocates the executive by more than 50 miles from the principal office where the executive was located as of immediately following the closing, the executive officer will be entitled to accelerate the unvested stock options and RSUs assumed by Broadcom that would have vested in such 24-month period.

If Broadcom subsequently changes the position of Mr. Jankov within the 12-month period following the closing of the Merger from that set forth in his executive offer letter in a manner that materially reduces the level of Mr. Jankov’s responsibility, materially reduces his base salary or relocates Mr. Jankov by more than 50 miles from the principal office where the Mr. Jankov was located as of immediately following the closing, or terminates his employment without cause, Mr. Jankov will be entitled to acceleration of all of his then-unvested stock options and unvested RSUs that were assumed by Broadcom.

The table below sets forth the number in NetLogic shares and value of stock options and restricted stock awards as of September 30, 2011, calculated at the intrinsic value per share based on a price per share of $50.00, that are subject to potential future acceleration rights, which for Mr. Jankov does not include the 25% of his stock options and RSUs that will be cancelled in exchange for a cash payment at the closing of the Merger.

Name	Number of Accelerated Option Shares	Number of Accelerated Shares Under Stock Awards	Value of Accelerated Option ($)	Value of Accelerated Shares Under Stock Awards ($)
Ronald Jankov	58,781	224,288	2,260,609	11,214,375
Chris O’Reilly	24,309	30,768	923,045	1,538,400
Dimitrios Dimitris	24,950	38,650	959,647	1,932,500

Non-Competition Agreement. Mr. Jankov also entered into a non-competition agreement with Broadcom on September 9, 2011, which will be effective upon the closing of the Merger. Under the non-competition agreement, Mr. Jankov agrees that until the later of 24 months after the closing of the Merger and 12 months following the cessation of Mr. Jankov’s employment, consultation or other similar arrangement with Broadcom, Mr. Jankov will not have any relationship in which Mr. Jankov engages or assists any person other than Broadcom and its affiliates in certain business areas related to the design, development or production of semiconductor solutions, including multi-core processors, knowledge-based processors, content processors, network search engines, digital front-end processors, processor cores, wireless baseband and base station solutions, and optical and copper physical layer (PHY) devices and transceivers. Mr. Jankov also agrees that during the non-competition period he will not solicit, divert, or induce any business, clients, suppliers, agents or customers of Broadcom to reduce or alter their association or business with Broadcom, knowingly solicit any person in the employment of Broadcom to terminate or limit their employment with Broadcom, accept employment or enter into any consulting arrangement with any person other than Broadcom, or take any action to cause any person to offer employment or any consulting arrangement to any person in the employment of Broadcom.

Indemnification and Insurance. Under the Merger Agreement, Broadcom has agreed that the surviving corporation will assume, and Broadcom will cause the surviving corporation to fulfill and honor, our indemnification obligations under our charter and bylaws and pursuant to the indemnification agreements as in effect on the date of the Merger Agreement with current or former directors or officers of NetLogic or our subsidiaries. Broadcom has further agreed to cause the certificate of incorporation and bylaws of the surviving corporation to contain indemnification, exculpation and advance of expenses provisions that are least as favorable to such directors and officers as those contained in our charter and bylaws as of the date of the Merger Agreement and those provisions may not be amended or repealed in a manner adverse to such directors and officers for six years after the effective time of the Merger. Broadcom has also agreed to purchase a “tail” insurance policy with a claims period of six years from the effective time of the Merger with respect to directors’ and officers’ liability insurance covering those persons who were, as of the date of the Merger Agreement, covered by our directors’ and officers’ liability insurance policy, for acts or omissions occurring prior to the effective time of the Merger on terms that are no less favorable, in the aggregate, than our policies in effect on the date of the Merger Agreement.

Arrangements with Our Other Executive Officers or Employees. Prior to the effective time of the Merger, Broadcom or its affiliates may initiate negotiations of agreements, arrangements and understandings with our other executive officers or employees regarding compensation and benefits, and may enter into definitive agreements regarding employment with the surviving corporation or NetLogic or the right to participate in the equity of Broadcom, in each case, on a going-forward basis following the completion of the Merger.

Quantification of Golden Parachute Payments and Benefits to Our Named Executive Officers

Our principal executive officer, principal financial officer, and three other of our executive officers who, based on their total compensation, were the most highly compensated in 2010 are referred to in this proxy statement collectively as the “named executive officers.” The table below sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that is based on or that otherwise relates to the merger to which the following individuals, each a named executive officer of NetLogic, are entitled under existing agreements with NetLogic or Broadcom. This compensation is referred to as “golden parachute” compensation. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of NetLogic’s stockholders, as described under “—Advisory Vote on Golden Parachute Compensation” below.

The table below assumes that:

•	the Merger is consummated on September 30, 2011;

•	Broadcom assumes each of the outstanding stock option and RSU awards held by the named executive officers; and

•	the employment of each of the named executive officers is involuntarily terminated immediately following the effective time of the Merger.

Golden Parachute Compensation

Name	Cash ($) (1)		Equity ($) (4)	Perquisites/ Benefits ($)	Other ($) (5)	Total ($)
Ronald Jankov	402,330		17,966,646	—	66,138	18,435,114
Michael Tate	124,005		6,108,360	—	33,685	6,266,050
Marcia Zander	545,431	(2)	3,749,114	—	38,903	4,333,448
Mozafar Maghsoudnia	126,169		2,802,737	—	40,402	2,969,308
Behrooz Abdi	515,110	(3)	13,302,295	16,440	42,000	13,875,845

(1)

Under Broadcom’s severance plan, with the exception of Mr. Jankov, each executive officer whose employment is terminated within 12 months following the closing of the Merger due to the elimination of his or her position related to the acquisition would receive four weeks of base salary plus an additional one week for every year of service at NetLogic up to a total of 12 weeks. Additionally, each terminated executive would be entitled to supplemental severance of three additional months of base pay plus a lump sum payment equal to three months of COBRA. The value of the COBRA benefits is estimated to be the following: Mr. Tate, $4,110, Ms. Zander, $4,110, Mr. Maghsoudnia, $4,110, and Mr. Abdi, $4,110. Payment of severance is conditioned upon the executive officer’s execution of Broadcom’s standard contingent severance agreement.

Following the closing of the Merger, in lieu of the Broadcom severance program described above, Mr. Jankov will become eligible for benefits under the Broadcom Executive Severance Plan as described above under “—Arrangements Between Broadcom and Our Executive Officers—Participation in the Broadcom Corporation Severance Benefit Plan.” The total amount of cash payable to Mr. Jankov under the Broadcom Executive Severance Plan as shown in the table is comprised of payments of: (1) $243,750, corresponding to nine months of base salary; (2) $146,250, corresponding to 75% of Mr. Jankov’s target bonus opportunity; and (3) $12,330, corresponding to COBRA coverage for nine months. Mr. Jankov would not be entitled to any payment with respect to the vesting of his equity awards under the Broadcom Executive Severance Plan under this scenario.

(2)

Ms. Zander is entitled to 50% of her annual salary (including commission amounts) upon a qualifying termination within one year following a change-of-control as discussed above under “—Change-of-Control Arrangements With Our Executive Officers.” Her estimated cash severance payment includes $200,819 for commissions based on actual amounts earned during the first half of fiscal 2011 and $73,586 for bonus based on actual amounts earned during fiscal 2010. This severance payment would constitute a double-trigger benefit because payment of the benefit upon termination of employment is conditioned on a change in control occurring in advance of such termination.

(3)

In addition to amounts payable under the severance arrangements offered by Broadcom, Mr. Abdi’s existing letter agreement with NetLogic entitles him to (i) one year’s salary and (ii) monthly payments of COBRA premiums totaling up to $400,000 in the event of his involuntary termination (as defined in his letter agreement). Eligibility to receive these benefits is not a true double-trigger benefit because receipt of the benefits upon termination is not conditioned on a change in control occurring in advance of such termination.

(4)

The “Equity” column sets forth the value of the shares of NetLogic common stock subject to unvested stock options and RSUs that would vest immediately as a result of acceleration for each of the named executive officers if the applicable acceleration provisions were triggered in connection with the Merger, calculated as provided in this note (4). The circumstances under which the acceleration provisions of these equity awards would be triggered are discussed above under “—Change-of-Control Arrangements With Our Executive Officers.” In the case of each executive officer other than Mr. Jankov, the acceleration provisions are solely “double-trigger” in that they require a qualifying termination of employment in connection with a change-of-control before they become payable. In the case of Mr. Jankov, a portion of the unvested shares subject to stock options and RSUs held by him as of immediately prior to the Merger will vest on a “single-trigger” basis, as they will accelerate upon the closing of the Merger regardless of whether his employment terminates, as described above under “—Arrangements Between Broadcom and Our Executive Officers—Offer Letters.”

The value of the accelerated stock options and RSUs is calculated at the intrinsic value per share based on a consideration price per share of $50.00 (reduced by the applicable exercise price with respect to stock options), multiplied by the number of shares that would become vested as result of the applicable acceleration provisions. All stock options held by the named executive officers are in-the-money.

Name	Number of Accelerated Option Shares	Number of Accelerated Shares Under Stock Awards	Value of Accelerated Options ($)	Value of Accelerated Stock Awards ($)
Ronald Jankov	78,375	299,050	3,014,146	14,952,500
Michael Tate	28,291	100,182	1,099,260	5,009,100
Marcia Zander	33,000	49,600	1,269,114	2,480,000
Mosafar Maghsoudnia	22,275	38,902	857,637	1,945,100
Behrooz Abdi	226,934	126,073	6,998,645	6,303,650

(5)

Upon a termination of employment with NetLogic, or upon continuation of employment with Broadcom immediately after the close of the Merger, each named executive officer is entitled to a cash settlement of the balance of his or her accrued and unused vacation.

Advisory Vote on Golden Parachute Compensation

In accordance with Section 14A of the Exchange Act and related SEC rules and regulations, we are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to our named executive officers in connection with the Merger and the agreements and understandings pursuant to which such compensation may be paid or become payable. As required by those rules, we ask our stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to NetLogic Microsystems’s named executive officers in connection with the Merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed in the tables in the section of the proxy statement entitled “Interests of Our Executive Officers and Directors in the Merger—Quantification of Golden Parachute Payments and Benefits to Our Named Executive Officers,” including the associated narrative discussion, are hereby APPROVED.”

The vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to adopt the Merger Agreement. Accordingly, you may vote to approve the executive compensation and vote not to adopt the Merger Agreement and vice versa. Because the vote on executive compensation paid or that may become payable in connection with the Merger is advisory only, it will not be binding on either NetLogic or Broadcom. Accordingly, because we are contractually obligated to pay the compensation, if the Merger Agreement is adopted and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

The affirmative vote of at least a majority of the shares of our common stock present in person or by proxy and entitled to vote on the matter will be required to approve the advisory resolution on executive compensation payable to our named executive officers in connection with the Merger. Abstentions will have the same effect as a vote “AGAINST” the proposal but the failure to vote your shares will have no effect on the outcome of the proposal.

Our board of directors recommends a vote “FOR” this proposal.

Substantial Benefits of the Merger to Our Other Executive Officers

The table below sets forth information regarding compensation that may be paid or become payable to each of our executive officers other than our named executive officers in connection with the Merger under arrangements with NetLogic or Broadcom. Although the compensation payable to these individuals is not subject to an advisory vote of NetLogic’s stockholders, it is being provided for illustrative purposes. The table assumes:

•	the Merger is consummated on September 30, 2011;

•	Broadcom assumes each of the outstanding stock option and RSU awards held by the executive officers; and

•	the employment of each of the executive officers is involuntarily terminated immediately following the effective time of the Merger.

Name	Cash ($) (1)		Equity ($) (4)	Perquisites/ Benefits ($)	Other ($) (5)	Total ($)
Varadarajan Srinivasan	189,824	(2)	3,280,475	—	44,189	3,514,488
Ibrahim Korgav	247,608	(3)	2,349,446	7,062	11,351	2,615,467
Dimitrios Dimitrelis	126,290		2,892,147	—	24,451	3,042,888
Chris O’Reilly	113,887		2,461,445	—	38,267	2,613,599
Roland Cortes	126,290		3,331,549	—	32,396	3,490,235

(1)

Under Broadcom’s severance plan, each executive officer whose employment is terminated within 12 months following the closing of the Merger due to the elimination of his or her position related to the acquisition would receive four weeks of base salary plus an additional one week for every year of service at NetLogic up to a total of 12 weeks. Additionally, each terminated executive would be entitled to supplemental severance of three additional months of base pay plus a lump sum payment equal to three months of COBRA. The value of the COBRA benefits is estimated to be the following: Mr. Srinivasan, $4,110, Mr. Korgav, $4,110, Mr. Dimitrelis, $4,110, Mr. O’Reilly, $4,110, and Mr. Cortes, $4,110. Payment of severance is conditioned upon the executive officer’s execution of Broadcom’s standard contingent severance agreement.

(2)

Mr. Srinivasan is entitled to six months of his annual salary. This severance payment is not a true double-trigger benefit because payment of the benefit upon termination is not conditioned on a change in control occurring in advance of such termination.

(3)

Mr. Korgav is entitled to six months of his annual salary in connection with a qualifying termination following a change-of-control as described above under “—Change-of-Control Arrangements With Our Executive Officers.”

(4)

The “Equity” column sets forth the value of the shares of NetLogic common stock subject to unvested stock options and RSUs that would vest immediately as a result of acceleration for each of the executive officers if the applicable acceleration provisions were triggered in connection with the Merger, calculated as provided in this note (4). The circumstances under which the acceleration provisions of these equity awards would be triggered are discussed above under “—Change-of-Control Arrangements With Our Executive Officers.” In the case of each executive officer listed below, the acceleration provisions are solely “double-trigger” in that they require a qualifying termination of employment in connection with a change-of-control before they become payable.

The value of the accelerated stock options and RSUs is calculated at the intrinsic value per share based on a consideration price per share of $50.00 (reduced by the applicable exercise price with respect to stock options), multiplied by the number of shares that would become vested as result of the applicable acceleration provisions. All stock options held by the executive officers are in-the-money.

Name	Number of Accelerated Option Shares	Number of Accelerated Shares Under Stock Awards	Value of Accelerated Options ($)	Value of Accelerated Stock Awards ($)
Varadarajan Srinivasan	28,875	43,400	1,110,475	2,170,000
Ibrahim Korgav	20,625	31,125	793,196	1,556,250
Dimitrios Dimitrelis	24,950	38,650	959,647	1,932,500
Chris O’Reilly	24,309	30,768	923,045	1,538,400
Roland Cortes	18,315	52,532	704,949	2,626,600

(5)

Upon a termination of employment with NetLogic, or upon continuation of employment with Broadcom immediately after the close of the Merger, each executive officer is entitled to a cash settlement of the balance of his or her accrued and unused vacation.

Delisting and Deregistration of NetLogic Common Stock

Following the closing of the Merger, shares of our common stock will be delisted and will no longer be traded on the NASDAQ Global Select Market or any other public market and will be deregistered under the Exchange Act.

NetLogic After the Merger

At the effective time of the Merger, we will cease to be an independent public company and will instead be a direct or indirect wholly owned subsidiary of Broadcom. At the effective time of the Merger, the directors of Merger Sub immediately prior to the effective time of the Merger will become the directors of the surviving corporation, and the officers of Merger Sub immediately prior to the effective time of the Merger will become the officers of the surviving corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Conduct of Our Business if the Merger is Not Completed

In the event that the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, our stockholders would not receive any consideration from Broadcom or Merger Sub for their shares of our common stock. Instead, we would remain an independent public company, our common stock would continue to be listed and traded on the NASDAQ Global Select Market and our stockholders would continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of our common stock. If the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our shares, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the Merger will be completed. If the Merger is not completed, our board of directors would, from time to time, evaluate and review our business operations, properties, dividend policy and capitalization, among other things, and make such changes as are deemed appropriate. In addition, if the Merger is not completed, our board of directors might seek to identify strategic alternatives to maximize stockholder value. If the Merger Agreement is not adopted by our stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us would be offered or that our business, prospects or results of operations would not be adversely impacted.

Pursuant to the Merger Agreement, under certain circumstances, we are permitted to terminate the Merger Agreement and to accept a superior offer. See “The Merger Agreement—Termination of Merger Agreement” beginning on page 67.

Pursuant to the Merger Agreement, under certain circumstances, if the Merger is not completed, we may be obligated to pay Broadcom a termination fee. See “The Merger Agreement—Termination Fees and Expenses” beginning on page 68.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the Merger to holders of NetLogic common stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that holders of NetLogic common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of NetLogic common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of NetLogic common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, banks and other financial institutions, broker-dealers, mutual funds, cooperatives, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their NetLogic common stock through the exercise of stock options or otherwise as compensation, holders who hold their NetLogic common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders whose functional currency is not the U.S. dollar, holders liable for the alternative minimum tax, and holders who exercise appraisal rights. This discussion does not address any aspect of non-U.S., state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder of NetLogic common stock.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the Merger to holders of NetLogic common stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the Internal Revenue Service may not agree with the U.S. federal income tax consequences described in this proxy statement.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of NetLogic common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership or other entity classified as a partnership for U.S. federal income tax purposes) of NetLogic common stock that is not a U.S. holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds NetLogic common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding NetLogic common stock, you should consult your own tax advisor regarding the tax consequences of the Merger.

U.S. Holders

The receipt of cash in exchange for shares of NetLogic common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the Merger and such U.S. holder’s adjusted tax basis in the shares converted into cash pursuant to the Merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the Merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of NetLogic common stock at different times or different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each identified block of NetLogic common stock converted into cash pursuant to the Merger (that is, shares of NetLogic common stock acquired at the same cost in a single transaction).

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently, 28%) with respect to the cash received pursuant to the Merger, unless such holder properly establishes an exemption or provides its correct tax identification number on Internal Revenue Service Form W-9 (or other appropriate withholding form) and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain recognized on the receipt of cash pursuant to the Merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the Merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•

the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of NetLogic’s outstanding common stock at any time during the five years preceding the Merger, and NetLogic is or has been a “United States real property holding corporation” for U.S. federal income tax purposes during such period. Although there can be no assurances in this regard, NetLogic does not believe that it is or was a “United States real property holding corporation” for U.S. federal income tax purposes.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (currently, at a rate of 28%) will apply with respect to the cash received by such holder pursuant to the Merger, unless such non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

The foregoing discussion of certain material U.S. federal income tax consequences is not tax advice. Holders of NetLogic common stock should consult their tax advisors to determine the U.S. federal, state and local and non-U.S. tax consequences of the Merger to them in view of their own particular circumstances.

Governmental and Regulatory Clearances

HSR Act

The closing of the Merger is subject to expiration or termination of the applicable waiting periods under the HSR Act and the rules thereunder. Under the HSR Act and the rules thereunder, the Merger may not be completed unless certain information has been furnished by Broadcom and NetLogic to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting periods expire or are terminated. The HSR Act requires the parties to observe a 30-day waiting period, which we refer to as the “initial waiting period,” during which time the Merger may not be consummated, unless that initial waiting period is terminated early. If, before the expiration of the initial waiting period, the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission issues a request for additional information, the parties may not consummate the transaction until 30 days after Broadcom and NetLogic have each substantially complied with such request for additional information (unless this period is shortened pursuant to a grant of earlier termination). Broadcom and NetLogic filed their respective notification and report forms pursuant to the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission on September 19, 2011 and September 20, 2011, respectively, and each requested early termination of the waiting period. The initial waiting period is scheduled to expire on October 20, 2011.

At any time before the effective time of the Merger, the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, state attorneys general, or private parties can file suit under the antitrust laws seeking to enjoin consummation of the Merger. There can be no assurance that the Merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful.

Other Jurisdictions

The completion of the Merger is also subject to comparable notifications and review under the antitrust laws of various foreign jurisdictions, including China and Taiwan. Broadcom has filed or intends to file notifications with the appropriate governmental entities, including in China and Taiwan. Both of these jurisdictions require that the regulatory agency complete its review before the parties may complete the Merger and Broadcom and NetLogic intend to observe such applicable waiting periods prior to completing the Merger. There can be no assurance that Broadcom and NetLogic will be able to obtain all required regulatory approvals.

In addition, even if we and Broadcom obtain all necessary regulatory clearances and approvals, and the Merger Agreement is adopted by our stockholders, conditions may be placed on any such clearance or approval that could cause Broadcom to abandon the Merger.

Litigation Regarding the Merger

On September 16, 2011, a putative class action lawsuit, New Jersey Carpenters Pension Fund v. Broyles, et al., Case No. 111CV209381, challenging the Merger was filed in California Superior Court, County of Santa Clara (referred to as the “California Action”) against Broadcom, Merger Sub and the members of our board of directors. On September 20, 2011, another putative class action lawsuit, Vincent Anthony Danielo v. NetLogic Microsystems, Inc., et al., CA No. 6881, challenging the Merger was filed in the Court of Chancery of the State of Delaware (referred to as the “Delaware Action”) against NetLogic, Broadcom, Merger Sub and the members of our board of directors. The complaints in both lawsuits allege that our directors violated their fiduciary duties to our stockholders by, among other things, failing to ensure a fair sale process and a fair price in connection with the Merger, and acting to further their personal interests and the interests of Broadcom at the expense of NetLogic’s stockholders. Each lawsuit also alleges that Broadcom and Merger Sub aided and abetted our directors in breaching their fiduciary duties. On October 7, 2011, the plaintiff in the California Action filed an amended complaint adding allegations that the preliminary proxy statement filed on October 5, 2011 contained inadequate and misleading disclosures under Delaware law by failing to provide additional and more detailed disclosures regarding the events leading up to the merger, the analysis and opinion of Qatalyst, and the Company Projections. On October 19, 2011, the plaintiff in the Delaware Action filed his amended complaint adding similar disclosure claims. The plaintiffs in both lawsuits seek to enjoin the consummation of the Merger and seek an award of the costs of the action, including reasonable allowances for attorneys’ and experts’ fees, among other relief. On October 7, 2011, defendants in the California Action filed a motion to stay that action pending the resolution of the Delaware Action. A hearing on that motion is set for December 23, 2011. On October 3, 2011, the Broadcom defendants filed an answer to the original Delaware Action complaint denying all the substantive allegations and asserting affirmative defenses. On October 13, 2011, the NetLogic defendants filed their answer to the original Delaware Action complaint denying all the substantive allegations and asserting affirmative defenses. On October 19, 2011, the NetLogic defendants filed a motion to dismiss the Delaware Action. We believe the allegations in these lawsuits are entirely without merit, and we intend to defend against them vigorously.

The pleadings and court dockets in both actions are available from the respective courts on their websites at: http://www.scefiling.org/ and http://courts.delaware.gov/chancery/. The information contained in these websites is not a part of this proxy statement and is not incorporated herein by reference.

Accounting Treatment

The Merger will be accounted for as a “business combination” for financial accounting purposes.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We urge you to read carefully the Merger Agreement in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you.

The Merger Agreement and this summary are not intended to modify or supplement any factual disclosures about NetLogic or Broadcom, and should not be relied upon as disclosure about NetLogic or Broadcom without consideration of the periodic and current reports and statements that NetLogic or Broadcom file with the SEC. The terms of the Merger Agreement govern the contractual rights and relationships, and allocate risks, among us, Broadcom and Merger Sub in relation to the transactions contemplated by the Merger Agreement. In particular, the representations and warranties made by us, Broadcom and Merger Sub to each other in the Merger Agreement reflect negotiations between, and are solely for the benefit of, the parties to the Merger Agreement and may be limited or modified by a variety of factors, including: subsequent events, information included in public filings, disclosures made during negotiations, correspondence between the parties and disclosure schedules to the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and you should not rely on them as statements of fact.

The Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the effective time of the Merger, Merger Sub, a wholly owned subsidiary of Broadcom, will merge with and into us. We will survive the Merger as a wholly owned subsidiary of Broadcom and the separate corporate existence of Merger Sub will cease.

Effective Time; Closing

The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by Broadcom and us and specified in the certificate of merger. The filing of the certificate of merger will occur on the date of closing, which will take place on a date to be specified by Broadcom, Merger Sub and us and which will be no later than the second business day after satisfaction or waiver of the conditions to the closing of the Merger set forth in the Merger Agreement which are summarized below under “—Conditions to the Closing of the Merger” (such date, the “Normal Closing Due Date”). However, Broadcom has the option in its sole and absolute discretion to defer the closing date in the following circumstances:

•

If the Normal Closing Due Date is on or before the 15th business day after our filing of our Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2011, then Broadcom may defer the merger closing date to any business day until and including the 16th business day after we file such Form 10-Q with the SEC;

•	If the Normal Closing Due Date is between December 10, 2011 and January 1, 2012, then Broadcom may defer the merger closing date to any business day until and including January 3, 2012; and

•

If the Normal Closing Due Date is after February 16, 2012 and we have not filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, then Broadcom may defer the merger closing date until and including the first business day after we file such Form 10-K with the SEC.

Even though Broadcom has the option to defer the closing date of the Merger in the above circumstances, for purposes of determining whether the closing conditions with respect to the accuracy of our representations and warranties and the absence of Material Adverse Effect, as summarized below under “–Conditions to the Closing of the Merger,” have been satisfied, the closing date will be deemed to have occurred on the Normal Closing Due Date.

Merger Consideration

The Merger Agreement provides that each share of our common stock outstanding immediately prior to the effective time of the Merger (other than shares owned by us as treasury stock, shares owned by Broadcom, Merger Sub or any direct or indirect wholly owned subsidiary of us or Broadcom or shares held by holders properly exercising appraisal rights under Delaware law) will be converted at the effective time of the Merger into the right to receive $50.00 in cash, without interest and subject to any applicable withholding taxes.

If any of our stockholders perfect appraisal rights with respect to any of our shares of common stock, then we will treat those shares as described under “Appraisal Rights” beginning on page 71.

Treatment of Stock Options, Restricted Stock Units and Other Equity Awards

Stock Options

At the effective time of the Merger, generally each outstanding stock option to acquire NetLogic common stock granted under our various stock incentive plans or certain other grants will be assumed and converted into a stock option to acquire, subject to substantially the same terms and conditions as were applicable to that stock option prior to the conversion, a number of shares of Broadcom Class A Common Stock equal to the product of the following, rounded down to the nearest whole share:

•	the number of shares of NetLogic common stock subject to such option immediately prior to the effective time of the Merger, multiplied by

•	the exchange ratio, as described below.

The exchange ratio is a fraction, the numerator of which is the Merger Consideration and the denominator of which is the volume weighted average price for a share of Broadcom Class A Common Stock for the five trading days immediately prior to the Merger closing date as reported by Bloomberg, L.P. The exercise price per share of Broadcom Class A Common Stock subject to each stock option immediately following such conversion will be equal to the quotient of the following, rounded up to the nearest whole cent:

•	the per share exercise price for the shares of NetLogic common stock immediately prior to the effective time of the Merger, divided by

•	the exchange ratio.

However, at the effective time of the Merger, the following stock options outstanding immediately prior to the effective time of the Merger will be terminated:

•	options held by a person who is not as of immediately prior to the effective time of the Merger an employee of us or our subsidiaries;

•	options held by an employee of us or our subsidiaries who is a permanent resident of the People’s Republic of China; and

•	options that have a per share exercise price equal to or greater than the Merger Consideration.

The holder of an in-the-money terminated stock option will be entitled to receive cash equal to the product of the number of shares of our common stock issuable upon the exercise in full of such stock option multiplied by the excess, if any, of the Merger Consideration over the exercise price of such stock option.

Restricted Stock Units

At the effective time of the Merger, generally each outstanding restricted stock unit with respect to our common stock will be converted into a restricted stock unit of Broadcom Class A Common Stock, subject to substantially the same terms and conditions as were applicable to that restricted stock unit prior to the conversion, with respect to a number of shares of Broadcom Class A Common Stock equal to the product of the following, rounded down to the nearest whole share:

•	number of shares of our common stock subject to the restricted stock unit immediately prior to the effective time of the Merger, multiplied by

•	the exchange ratio, as described above.

However, at the effective time of the Merger, the following restricted stock units outstanding immediately prior to the effective time of the Merger will be treated as follows:

•

restricted stock units held by a person who is not as of immediately prior to the effective time of the merger an employee of us or our subsidiaries will be terminated, and the holders of these restricted stock units will be entitled to receive the Merger Consideration for each share of our common stock subject to the restricted stock unit immediately prior to the effective time of the Merger; and

•

restricted stock units held by an employee of us or our subsidiaries who is a permanent resident of the People’s Republic of China will be terminated, and the holders of these restricted stock units will be entitled to receive a new restricted stock unit for Broadcom common stock that is economically equivalent to the cancelled restricted stock units.

Surrender of Stock Certificates; Payment of Merger Consideration; Lost Certificates

Prior to the effective time of the Merger, Broadcom will designate a paying agent, and Broadcom will deliver to the paying agent funds in the amount of the aggregate Merger Consideration.

Promptly after the effective time of the Merger, the paying agent will mail, to each person who was a holder of record of our common stock immediately prior to the effective time of the Merger, a letter of transmittal and instructions for exchanging stock certificates or book-entry shares previously representing shares of our common stock. After the effective time of the Merger, each such holder will, upon surrender to the paying agent of the stock certificate and a properly completed letter of transmittal or receipt by the paying agent of an order to transfer book-entry shares, together with other applicable required documents, be entitled to receive the Merger Consideration of $50.00 in cash, less any applicable withholding taxes, for each share of our common stock surrendered by such holder. No interest will be paid or accrue on the cash payable upon completion of the above procedures.

If any stock certificate has been lost, stolen or destroyed, the paying agent will pay the Merger Consideration with respect to each share of our common stock formerly represented by the stock certificate upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Broadcom, the posting by such person of a bond in an amount as Broadcom may reasonably direct as indemnity against any claim that may be made against Broadcom, NetLogic or the paying agent with respect to the stock certificate.

After six months from the closing date of the Merger, Broadcom may require the paying agent to deliver to Broadcom any funds that have not been distributed to our stockholders. After that time, stockholders will no longer be able to receive the Merger Consideration from the paying agent. Instead, they will be required to seek to obtain the Merger Consideration from Broadcom only, and in so doing will be treated as general creditors with respect to the payment of any Merger Consideration, without interest.

Directors and Officers

The Merger Agreement provides that, unless Broadcom otherwise determines, Merger Sub’s directors and officers immediately prior to the effective time of the Merger will be the directors and officers, respectively, of the surviving corporation until the earliest of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified.

Representations and Warranties

We have made a number of representations and warranties to Broadcom and Merger Sub in the Merger Agreement regarding aspects of our business and other matters pertinent to the Merger. The representations and warranties are subject to various exceptions and qualifications, including those set forth in the disclosure schedules to the Merger Agreement. The topics covered by these representations and warranties include the following:

•	our and our subsidiaries’ organization, good standing and qualification and similar corporate matters;

•	our subsidiaries;

•	our and our subsidiaries’ capital structure;

•

our corporate power and authority to enter into and perform the Merger Agreement, the required vote of our stockholders in connection with the Merger, the enforceability of the Merger Agreement against us and related matters;

•

the absence of any violation of, or conflict with our charter documents, certain contracts, laws or judgments to which we are subject as a result of our entry into the Merger Agreement and our consummation of the Merger;

•

the consents, approvals, notices and other similar actions with respect to governmental entities or other third parties required as a result of our entry into or performance of the Merger Agreement and our consummation of the Merger;

•

the filing of required reports and other documents by us with the SEC, the compliance of such reports and documents with the applicable requirements of the federal securities laws, rules and regulations, the compliance of our financial statements included in such reports and documents with applicable accounting requirements and the rules and regulations of the SEC, the absence of any outstanding or unresolved comments received by us from the SEC and the absence of certain types of undisclosed liabilities;

•

the preparation of our financial statements included in our reports and documents filed with the SEC in accordance with GAAP and the maintenance by us of internal controls over financial reporting and disclosure controls and procedures in accordance with applicable rules and regulations of the SEC;

•	our compliance with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market;

•

the conduct of our and our subsidiaries’ respective businesses in the ordinary course of business consistent in all material respects with past practice from December 31, 2010 to the date of the Merger Agreement;

•

the absence since December 31, 2010 of any Material Adverse Effect (as described below) and other specified events, including entry into new lines of business, declaration or payment of dividends, redemption of capital stock, amendment or organization documents, certain mergers, consolidations or acquisitions, restructurings, changes to accounting methods or principles and tax election and other tax matters;

•	tax matters;

•	leased premises and title and condition of physical assets;

•	intellectual property and information technology systems;

•	absence of contracts that restrict our ability to engage or compete in any line of business, that provide most favored nations terms for our products or that include other specified terms;

•	our possession of permits necessary to operate our business;

•	pending and threatened litigation;

•	our compliance with all applicable laws (including export control laws and the Foreign Corrupt Practices Act), and absence of injunctions, orders or governmental actions;

•	environmental matters;

•	fees payable to financial advisors, brokers, or agents in connection with the Merger Agreement and the Merger;

•	transactions with affiliates;

•	employee benefits matters;

•	employment and labor matters, including absence of collective bargaining agreements;

•	specified material contracts, including compliance with the terms of these material contracts;

•	our insurance policies;

•	changes to our relationships and contracts with our major customers and suppliers;

•	our receipt of a fairness opinion from Qatalyst Partners;

•	the inapplicability of any state takeover or similar statute or regulation to the Merger Agreement and the Merger; and

•	actions to be taken under our rights plan to make it inapplicable to the Merger and the Merger Agreement.

Some of our representations and warranties are qualified by a “Material Adverse Effect.” The Merger Agreement provides that a Material Adverse Effect is any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects, that is or is reasonably likely to (a) be materially adverse to our business, assets (including intangible assets), financial condition or results of operations taken as a whole with our subsidiaries or (b) prevent, materially delay or materially impede us from consummating the transactions contemplated by the Merger Agreement.

However, the following Effects will not be taken into account in determining whether there has been or would be a material adverse effect on our business, assets, financial condition or results of operations:

•

general economic conditions in the United States or any other country or region in the world in which we and our subsidiaries conduct business, or conditions in the global economy generally, provided that these Effects do not disproportionately affect us and our subsidiaries, taken as a whole, as compared to other companies that conduct business in the industries in which we and our subsidiaries conduct business;

•

conditions in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world in which we and our subsidiaries conduct business, including changes in interest rates, changes in exchange rates and suspension of trading in securities, provided that these Effects do not disproportionately affect us and our subsidiaries, taken as a whole, as compared to other companies that conduct business in the industries in which we and our subsidiaries conduct business;

•

conditions in the industries in which we and our subsidiaries conduct business, provided that these Effects do not disproportionately affect us and our subsidiaries, taken as a whole, as compared to the other companies that conduct business in these industries;

•

acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world, provided that these Effects do not disproportionately affect us and our subsidiaries, taken as a whole, as compared to other companies that conduct business in the industries in which we and our subsidiaries conduct business;

•

earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters and other force majeure events in the United States or any other country or region in the world, provided that these Effects do not disproportionately affect us and our subsidiaries, taken as a whole, as compared to other companies that conduct business in the industries in which we and our subsidiaries conduct business;

•

any changes in applicable law, GAAP or other applicable accounting standards (including the authoritative interpretation of the foregoing), provided that these Effects do not disproportionately affect us and our subsidiaries, taken as a whole, as compared to other companies that conduct business in the industries in which we and our subsidiaries conduct business;

•	any changes resulting from the announcement or existence of the Merger Agreement and the transactions contemplated hereby;

•	our performance of our obligations under the Merger Agreement;

•

any declines or other changes in our stock price or trading volume of our stock; our failure to meet any public estimates or expectations of our revenue, earnings or other financial performance or results of operations for any period; or our failure to meet any internal budgets, projections, plans or forecasts of our revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of such decline, change or failure may be taken into account when determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur);

•

any suit, claim, request for indemnification or proceeding brought by any of our current or former stockholders for breaches of fiduciary duties, violations of the securities laws or otherwise in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement; and

•	any Effect disclosed in the disclosure schedules to the Merger Agreement.

Broadcom and Merger Sub have made a number of representations and warranties to us regarding various matters pertinent to the Merger. The representations and warranties are subject to various exceptions and qualifications, including as set forth in the disclosure schedules to the Merger Agreement. The topics covered by these representations and warranties include the following:

•	their organization and good standing;

•	their corporate power and authority to execute and deliver the Merger Agreement, consummate the Merger and the enforceability of the Merger Agreement against them and related matters;

•

the absence of any violation of, or conflicts with, their charter documents, certain contracts or laws and judgments applicable to them as a result of their entry into the Merger Agreement and the consummation of the Merger;

•	Merger Sub’s lack of prior operating activity;

•	pending and threatened litigation with respect to the transactions contemplated by the Merger Agreement;

•	fees payable to financial advisors, brokers, or agents in connection with the Merger Agreement and the Merger; and

•	having, or having access to, sufficient funds to pay the aggregate Merger Consideration and to consummate the transactions contemplated by the Merger Agreement.

The representations and warranties of each of the parties to the Merger Agreement will expire upon the consummation of the Merger.

Covenants

Conduct of Our Business Prior to the Merger

In the Merger Agreement, we have agreed that before the effective time of the Merger, subject to certain exceptions, we will, and will cause each of our subsidiaries to, use reasonable best efforts to carry on our respective businesses in the ordinary course, in substantially the same manner as previously conducted and in material compliance with applicable laws; pay material debts and taxes and pay or perform other material obligations when due; preserve intact our present business organization; keep available the services of our present executive officers and employees; and preserve our goodwill and relationships with customers, agents, suppliers, licensors, licensees and others having business dealings with us and our subsidiaries.

In addition, we have agreed, with specified exceptions, to various restrictions, departing from which requires Broadcom’s consent, including restrictions on our and our subsidiaries’ ability to:

•	engage in a new line of business, other than a business that is similar or related to a business that we currently engage in on the date of the Merger Agreement;

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, capital stock or other equity or voting interests;

•	split, combine or reclassify capital stock or other equity or voting interests, or issue or authorize any other securities in respect of, in lieu of or in substitution for capital stock;

•	purchase, redeem or otherwise acquire any of our or our subsidiaries’ capital stock;

•

issue, deliver, sell, subject to a lien, pledge or otherwise encumber any capital stock, other equity or voting interests or equity equivalents, or securities convertible into or that derive their value from, or any options, warrants or rights to acquire, any such stock, interests or equity equivalents;

•	cause, permit or propose any amendment to our organization documents or adopt any amendments to the organizational documents of our subsidiaries;

•

enter into any agreements with respect to any mergers, consolidations, liquidation, dissolution, restructuring or business combinations or acquisitions of securities or assets or acquire any business, entity or division;

•	enter into any agreement with respect to the formation of a joint venture, strategic partnership or alliance;

•	sell, lease, transfer, abandon, let lapse, subject to a lien or encumber any of our intellectual property or material properties or assets;

•	effect any material restructuring activities with respect to our employees, including any material reductions in force;

•	make any material loans, advances or capital contributions to, or investments in, any person;

•	make any material change to our financial or tax accounting methods or principles or materially revalue any material assets;

•	make, change or revoke any material tax election, file any amended tax return, settle any material tax claim or take other specified tax-related actions;

•	enter into any licensing (other than intellectual property licensing), distribution, supply, procurement, manufacturing, marketing or similar agreements;

•	cancel, terminate, let lapse or amend any material insurance policy;

•

pay, discharge, settle or satisfy any material claims, liabilities or obligations, other than as incurred in the ordinary course of business consistent with past practice since our December 31, 2010 balance sheet or payments or settlements in amounts not to exceed the greater of the amount reserved against in our December 31, 2010 balance sheet and $1,000,000;

•	waive, relinquish, release, grant, transfer or assign any right of material value;

•	institute or settle any suit, claim, action, investigation or proceeding;

•

adopt, enter into or materially amend any employee benefit plan or make any non-regularly scheduled contributions to an employee benefit plan; waive any stock repurchase rights, accelerate, amend or change the vesting period or exercisability or other terms of our stock options or restricted stock units; or enter into any collective bargaining agreement;

•	provide any material refund, credit or rebate to any customer, reseller or distributor outside the ordinary course of business;

•	hire any non-officer employees other than in the ordinary course of business; terminate, hire, elect or appoint any officers, or terminate any specified key employee;

•

increase the salaries, wages, compensation or benefits of any employee, or modify the terms of the relationship of such employee; or pay or commit to pay any bonus, incentive compensation, equity related compensation, service award, severance, retention, change in control or other similar benefit other than under the terms of any current benefit plan;

•

incur indebtedness, guarantee the indebtedness or debt securities of another person, issue or sell any debt securities or options, warrants or other rights to acquire debt securities, enter into any keep well or other agreement to maintain any financial statement condition of any other person, or enter into arrangements with the economic effect of any of the foregoing;

•

enter into an agreement to purchase or sell real property; grant a security interest in real property; or enter into any lease, sublease or license for real property or alter, amend, modify or terminate any real property lease;

•

enter into, modify or amend in a manner adverse to us or our subsidiaries or terminate certain types of specified contracts, or waive, release or assign any material rights or claims under these contracts;

•

enter into a contract with any customer, supplier, distributor or competitor containing, or that would subject Broadcom to, any material terms not included in our standard outbound forms, including non-competition, exclusivity, most favored nations, unpaid future deliverables, service requirements outside the ordinary course of business, future royalty payments or similar material restrictions;

•	enter into a contract providing for the license or other rights to use by us or our subsidiaries of intellectual property or intellectual property rights of a third person;

•	enter into a contract providing for the sale, transfer, licensing or other disposition of our intellectual property, other than specified non-exclusive software licenses;

•	make or commit any capital expenditures that are in excess of $15,000,000 in the aggregate; or

•	agree to take any of the foregoing actions.

No Solicitation of Acquisition Proposals

We have agreed that we, our subsidiaries or our respective offices and directors will not (and that we will cause our and our subsidiaries’ other employees, agents and representatives, including investment bankers, attorneys and accountants, not to and will not authorize or permit any of them to), directly or indirectly:

•

solicit, initiate or knowingly take any action to facilitate or encourage any inquiry with respect to an Acquisition Proposal (as defined in the Merger Agreement and summarized below), or the making, submission or announcement of any proposal that is or could reasonably be expected to lead to an Acquisition Proposal;

•

conduct, participate or engage in any discussions or negotiations regarding, or furnish to any other person any nonpublic information relating to us or our subsidiaries to, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort with respect to any Acquisition Proposal by, any other person that is seeking to make, or has made, an Acquisition Proposal;

•	approve, endorse, recommend or make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal;

•	approve any transaction under, or any other person becoming an “interested stockholder” under, Section 203 of the DGCL; or

•

terminate, amend or waive any material rights under (or fail to take commercially reasonable steps to enforce such agreement) any “standstill” or other similar agreement between us or our subsidiaries and any other Person.

Despite these general prohibitions, at any time prior to the adoption of the Merger Agreement by our stockholders and subject to the conditions described below, in the event that we receive a bona fide, written unsolicited Acquisition Proposal that did not result from a breach of our non-solicitation, board recommendation and other obligations described in “—No Solicitation of Acquisition Proposals” and “—Change of Board Recommendation,” which are referred to collectively as our “deal protection obligations” and our board of directors in good faith concludes, after consultation with its outside legal counsel and our financial advisor, that such Acquisition Proposal is, or would reasonably be expected to lead to, a Superior Offer (as summarized below), then we may:

•	furnish nonpublic information to the person making the Acquisition Proposal; and

•	engage in negotiations with that person with respect to the Acquisition Proposal.

However, we may only take these actions if:

•	we comply with our deal protection obligations;

•	prior to furnishing or making available any nonpublic information or entering into any negotiations or discussions with such person:

•	that person is bound to a confidentiality agreement no less restrictive than the confidentiality agreement we have with Broadcom (including with respect to non-solicitation provisions); and

•	contemporaneously with furnishing or making available any such nonpublic information to such person, we provide Broadcom any copies of information not previously provided to them; and

•

our board of directors reasonably determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or enter into such discussion or negotiations would result in a breach of our board of directors’ fiduciary duties to our stockholders under applicable law.

In addition, in response to the receipt of an unsolicited Superior Offer, our board of directors may terminate the Merger Agreement in accordance with the termination provisions in order to concurrently enter into a definitive binding acquisition agreement accepting such Superior Offer, or effect a Change of Recommendation (as summarized under “—Change of Board Recommendation”), if all of the following conditions are met:

•	our board of directors determines in good faith, after consultation with our financial advisor and outside legal counsel, that a Superior Offer has been made and not withdrawn;

•	we have not obtained our stockholder approval to adopt the Merger Agreement;

•

we have delivered to Broadcom prior written notice at least three business days in advance of our intention to take such action, which notice states (1) that we received a Superior Offer, (2) the terms and conditions of the Superior Offer, copies of all relevant documents relating to such Superior Offer and the identity of the person or group making the Superior Offer and (3) that we intend to terminate the Merger Agreement to concurrently enter into a definitive acquisition agreement accepting such Superior Offer, or effect a Change of Recommendation, as applicable;

•

after delivering the Superior Offer notice, we have provided Broadcom with a reasonable opportunity to make adjustments to the Merger Agreement during such three-business day period, and negotiate (and cause our financial and legal advisors to negotiate) in good faith during such period, to make such changes to the Merger Agreement and the other agreements that may be offered in writing by Broadcom during the applicable notice period so that such Acquisition Proposal ceases to be a Superior Offer or that the cause for the Change of Recommendation ceases to exist, as applicable; provided that any material amendment or modification to the terms of the Superior Offer (including any amendment to any price term), will require a new notice of Superior Offer and again require compliance with the conditions described in these bullets except that the additional advance notice period will be reduced to two business days;

•

our board of directors has considered, after consultation with its outside legal counsel and its financial advisor, any amendment to the terms and conditions of the Merger Agreement (including any increase in the Merger Consideration) and the other agreements contemplated by the Merger Agreement offered by Broadcom during the applicable notice period and determined (1) after consultation with its financial advisor, that the terms of the Superior Offer are more favorable to our stockholders than the transactions contemplated by the Merger Agreement (taking into account any amendments), and (2) after consultation with outside legal counsel, that the failure to take such action would result in a breach of our board of directors’ fiduciary duties to our stockholders under applicable law; and

•	we have not breached our deal protection obligations in any material respect in connection with such Superior Offer.

An “Acquisition Proposal” means any offer or proposal, or indication of interest in making a proposal or offer, for any transaction or series of related transactions involving:

•

any purchase from us or acquisition by any person or group (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of more than 15% beneficial ownership interest in our total outstanding voting securities or any tender offer or exchange offer that would result in any person or group beneficially owning 15% or more of our total outstanding voting securities,

•

any merger, consolidation, business combination or similar transaction involving us or our subsidiaries which would result in a person acquiring 15% or more of any class of our equity or voting securities or 15% or more of the consolidated assets of us and our subsidiaries taken as a whole,

•

any sale, lease (other than in the ordinary course of business materially consistent with past practice), exchange, transfer, license (other than in the ordinary course of business materially consistent with past practice), acquisition or disposition of more 15% of our consolidated assets, or

•	any liquidation or dissolution of NetLogic.

A “Superior Offer” means a bona fide written Acquisition Proposal by a third person that did not result from a breach of our deal protection obligations on terms that our board of directors in good faith concludes, after consultation with our financial advisor and outside legal counsel, taking into account all aspects of the Acquisition Proposal, to be more favorable to our stockholders from a financial point of view than the transactions contemplated by the Merger Agreement and is reasonably capable of being consummated, substituting each reference to 15% in the definition of “Acquisition Proposal” with 50%.

In addition, within the time frames specified in the Merger Agreement, we are obligated to provide Broadcom with notice as promptly as practicable of the receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that could reasonably be expected to lead to an Acquisition Proposal or from any person seeking to have discussions or negotiations with us relating to a possible Acquisition Proposal, including the terms proposed, the name of the proposing party and copies of documents relating to the proposal; any decision of our board of directors to enter into discussions or negotiations concerning any Acquisition Proposal, to provide nonpublic information to any person or that an Acquisition Proposal constitutes a Superior Offer; and to keep Broadcom currently informed with respect to such matters and provide copies of various materials in connection with the foregoing.

Change of Board Recommendation

The Merger Agreement provides that neither our board of directors nor any committee of our board of directors will, directly or indirectly:

•	make a Change of Recommendation, which is defined in the Merger Agreement as:

•	to withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Broadcom, our board of directors’ recommendation to our stockholders to adopt the Merger Agreement,

•	to approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal,

•

in the event of a tender offer or exchange offer for our common stock, to fail to recommend against acceptance of such offer by our stockholders within ten business days of commencement of such offer (and the taking of no position or a neutral position by our board of directors in respect of the acceptance of such offer by our stockholders as of the end of the ten business day period will constitute a failure to recommend against any such offer), or

•	to recommend that our stockholders reject adoption of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement; or

•

allow us or our subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement or understanding:

•	constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a permitted confidentiality agreement), or

•	requiring us to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement.

Despite the above described restrictions or any other term in the Merger Agreement to the contrary, our board of directors may, at any time prior to the adoption of the Merger Agreement by our stockholders, effect a Change of Recommendation either in response to a Superior Offer, as summarized above, or in response to an intervening event. An “intervening event” is any event, development or change in circumstances, with respect to us or our subsidiaries outside of the ordinary course of business, that is material to us and our subsidiaries, taken as a whole, that was neither known to our board of directors, Chief Executive Officer or Chief Financial Officer

nor reasonably foreseeable as of or prior to the date of the Merger Agreement and does not relate to any Acquisition Proposal or to any event, change or circumstance relating to Broadcom, Merger Sub or any of their affiliates.

To effect a Change of Recommendation in response to an intervening event, the following conditions must be met:

•	our board of directors determines in good faith, after consultation with our outside legal counsel, that an intervening event has occurred;

•

we delivered to Broadcom prior written notice at least four business days in advance of our intention to effect a Change of Recommendation in response to the intervening event, which notice must include information describing such intervening event in reasonable detail and state that we intend to effect a Change of Recommendation in response to the intervening event (and any material change to the facts and circumstances relating to such intervening event will require a new intervening event notice and again require compliance with the terms described in these bullets, except that the additional advance notice period will be reduced to two business days);

•

after delivering the intervening event notice, we provide Broadcom with a reasonable opportunity to make such adjustments to the Merger Agreement during such four-business day period, and negotiate (and cause our financial and legal advisors to negotiate) in good faith with respect thereto during such period, to make such changes to the Merger Agreement and other agreements that may be offered in writing by Broadcom during such period so that the cause for the Change of Recommendation ceases to exist; and

•

our board of directors will have considered, after consultation with our outside legal counsel and our financial advisor, any amendment to the Merger Agreement (including any increase in the Merger Consideration) and the related agreements offered in writing by Broadcom during the applicable notice period and determined, after consultation with outside legal counsel, that the failure to effect a Change of Recommendation in response to such intervening event would result in a breach of our board of directors’ fiduciary duties to our stockholders under applicable law, taking into account any such offered amendments to the Merger Agreement and other agreements.

Our board of directors is restricted from, in connection with any Change of Recommendation, taking any action to change the approval of our board of directors for purposes of causing any state takeover statute or other state law to be applicable to the Merger. However, this does not prohibit us from effecting a Change of Recommendation as specifically permitted under the Merger Agreement, as described above.

Stockholders Meeting

Subject to the termination of the Merger Agreement, we have agreed to convene and hold a stockholders meeting to consider the adoption of the Merger Agreement reasonably promptly after any SEC comments on our proxy statement have been resolved and the final proxy statement is ready for mailing. Without the prior consent of Broadcom, we cannot adjourn or postpone the stockholders meeting or recess the stockholders meeting beyond the scheduled meeting date, except where we are required to allow additional time to provide any necessary proxy statement supplement to our stockholders or if we do not have a quorum for the stockholders meeting.

Subject to certain exceptions described above (see “—Change of Board Recommendation”), our board of directors is required to include its recommendation in this proxy statement and we are required to solicit from our stockholders proxies in favor of adoption of the Merger Agreement and take all other actions necessary or advisable to pursue the vote of our stockholders in favor of adoption of the Merger Agreement.

Efforts to Consummate the Merger; Regulatory Matters

We, Broadcom and Merger Sub have each agreed to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable the Merger, including using reasonable best efforts to accomplish the following:

•	satisfying the conditions to closing, as discussed below under “—Conditions to the Closing of the Merger”;

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obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities; making of all necessary registrations, declarations, submissions and filings; and taking all reasonable steps to avoid any suit, claim, action, investigation or proceeding by any governmental entity;

•	defending any suit, claim, action, investigation or proceeding challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement;

•	obtaining specified consents, approvals and waivers from governmental agencies; and

•	entering into any additional instrument necessary to consummate the transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement.

In addition, we, Broadcom and Merger Sub have agreed to make as promptly as practicable after the date of the Merger Agreement all filings, notices, petitions, statements, registrations, submissions of information or other submissions required by an governmental entity in connection with the Merger and the transactions contemplated by the Merger Agreement.

However, Broadcom is not required to agree to take an “action of divestiture,” which is:

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any license, sale or other disposition or holding separate of any shares of capital stock or of any business, assets or properties of Broadcom, its subsidiaries or affiliates or of us or our subsidiaries;

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any limitation on the ability of Broadcom, its subsidiaries or affiliates or us or our subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses or, as applicable, the business of us and our subsidiaries; or

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any impediment on Broadcom, its subsidiaries or affiliates or us or our subsidiaries under any statute, rule, regulation, order, degree or other law governing competition, monopolies or restrictive trade practices.

We have also agreed not to take any of the above actions without Broadcom’s prior written consent.

Conditions to the Closing of the Merger

Our, Broadcom’s and Merger Sub’s obligations to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	the adoption of the Merger Agreement by our stockholders;

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the absence of any temporary restraining order, preliminary or permanent injunction, or other judgment issued by a court of competent jurisdiction or other law or legal requirement that has the effect of making the Merger illegal or otherwise prohibiting or preventing the consummation of the Merger or the other transactions contemplated by the Merger Agreement; and

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the expiration or termination of any waiting period applicable to the Merger required under the HSR Act and the receipt of the affirmative approval or clearance of governmental entities required under the competition laws of the People’s Republic of China and Taiwan.

Broadcom’s and Merger Sub’s obligations to effect the Merger are further subject to the satisfaction by us or waiver by them of the following conditions:

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all of our representations and warranties are true and correct (disregarding all materiality or material adverse effect qualifications), in each case as of the date of the Merger Agreement and as of the closing date of the Merger (except that the accuracy of representations and warranties that by their terms address matters only as of a specified time or date will be determined as of that time or date) except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not nor would it reasonably be expected to have a Material Adverse Effect; provided that the representations and warranties with respect to our capital structure will be true and correct (disregarding any materiality or material adverse effect qualifications) other than such inaccuracies that would not cause the sum of the following to increase by more than a de minimis amount: the aggregate Merger Consideration required to be paid by Broadcom, any additional amount needed to be paid to indirectly acquire all of the outstanding equity interests in our subsidiaries, the aggregate spread as of immediately prior to the Merger closing date represented by all our outstanding stock options, and the value of our restricted stock units outstanding immediately prior to the closing date of the Merger;

•	we will not have materially breached or failed to perform or comply in any material respects with any of our agreements, obligations or covenants under the Merger Agreement;

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no Effect, either individually or in the aggregate with other Effects, shall have occurred and be continuing after the date of the Merger Agreement that has had or would reasonably be expected to have a Material Adverse Effect;

•	the absence of any pending or threatened suit, action or proceeding asserted by a governmental entity with respect to the transactions contemplated by the Merger Agreement:

•	challenging or seeking to make illegal, impose material limitations on, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger;

•	seeking to obtain any damages that are material, individually or in the aggregate, or otherwise directly or indirectly relating to the transactions contemplated by the Merger Agreement;

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seeking to restrain or prohibit Broadcom or Merger Sub’s ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or our business or assets;

•	seeking to require Broadcom, us, or any subsidiary or affiliate to effect an action of divestiture (as described under “—Efforts to Consummate the Merger; Regulatory Matters”);

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seeking to impose limitations on the ability of Broadcom or Merger Sub to exercise full rights of ownership of our common stock, including the right to vote our shares on matters presented to our stockholders; or

•	that is reasonably likely to cause a Material Adverse Effect; and

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Broadcom will have received an officer’s certificate from us certifying that the representations and warranties, agreements, obligations and covenants and material adverse effect conditions described above have been satisfied.

Our obligations to effect the Merger are further subject to the satisfaction by Broadcom and Merger Sub or waiver by us of the following conditions:

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Broadcom’s and Merger Sub’s representations and warranties contained in the Merger Agreement (disregarding all materiality and material adverse effect qualifications) are true and correct in all material respects as of the date of the Merger Agreement and as of the closing date of the Merger (except that the accuracy of representations and warranties that by their terms address matters only as of a specified time will be determined as of that time) except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on the ability of Broadcom to consummate the Merger;

•	Broadcom and Merger Sub will not have breached or failed to perform or comply in any material respects with any their respective agreements, obligations or covenants under the Merger Agreement; and

•	we will have received an officer’s certificate from Broadcom certifying that the foregoing two conditions have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated under the following circumstances:

•	by mutual written consent authorized by the boards of directors of Broadcom and us;

•	by either Broadcom or us if:

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the Merger is not consummated by April 30, 2012 (which we refer to as the “End Date”), but if on April 30, 2012, the antitrust closing condition is not satisfied but all other conditions to closing are satisfied or, with respect to closing conditions that by their terms are to be satisfied at the Merger Closing, are capable of being satisfied, then we or Broadcom may extend the End Date until August 31, 2012; this right to terminate is not, however, available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur and is a breach of the Merger Agreement;

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a governmental entity (including a court) has issued an order, decree or ruling or taken any other action (or failed to take an action) that has become final and non-appealable and has the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; or

•	our stockholders do not adopt the Merger Agreement at the stockholders meeting (or at any adjournment or postponement thereof);

•	by us prior to obtaining the requisite stockholder approval if:

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Broadcom breaches a representation or warranty in the Merger Agreement, so that the related closing condition cannot be satisfied, or materially breaches a covenant or other agreement contained in the Merger Agreement and such breach or failure to perform cannot be cured by Broadcom or Merger Sub prior to the End Date through the exercise of reasonable best efforts or, if capable of being cured, is not cured within 30 days after receipt of written notice from us of the breach so long as Broadcom continues to exercise reasonable best efforts to cure such inaccuracy or breach through such 30-day period; however, we cannot terminate under this provision if we materially breached the Merger Agreement; or

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we determine to enter into a definitive binding acquisition agreement accepting a Superior Offer in compliance with our deal protection obligations and concurrently with such termination, we enter into such agreement and pay to Broadcom the termination fee described under “—Termination Fee and Expenses”;

•	by Broadcom if:

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prior to obtaining the requisite stockholder approval, we breach a representation or warranty so that the related closing conditions cannot be satisfied or materially breach our covenants or other agreements contained in the Merger Agreement, and such breach or failure to perform cannot be cured prior to the End Date through the exercise of reasonable best efforts or, if capable of being cured, is not cured within 30 days after receipt of written notice from Broadcom of the breach so long as we continue to exercise reasonable best efforts to cure such inaccuracy or breach through such 30-day period; however Broadcom cannot terminate under this provision if it or Merger Sub materially breached the Merger Agreement;

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an Effect that, individually or in the aggregate, has occurred since the date of the Merger Agreement and is continuing that has, or would reasonably be expect to have, a Material Adverse Effect; provided that if the Effect is capable of remediation through the exercise of our reasonable best efforts prior to the End Date, then Broadcom cannot terminate under this provision prior to 30 days following the occurrence of such Effect; or

•	prior to obtaining the requisite stockholder approval, if:

•	we effect a Change of Recommendation;

•	we fail to include our board’s recommendation of the Merger Agreement in the proxy statement;

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our board fails to reaffirm (publicly, if so requested) its recommendation of the Merger Agreement with 10 business days after Broadcom requests in writing affirmation in response to a publicly announced Acquisition Proposal;

•	we or our subsidiaries enter into an acquisition agreement; or

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we materially breach our obligations with respect to holding the stockholder meeting or knowingly, intentionally and materially breach our deal protection obligations (this item, collectively, with the prior four bullet points, are referred to as a “Triggering Event”).

Termination Fee and Expenses

Each party will generally pay its own fees and expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, whether or not the Merger is consummated. We agreed to pay one-half of the filing fee under the HSR Act.

We will be required to pay a termination fee of $127,000,000 to Broadcom if:

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Broadcom terminates the Merger Agreement because of a Triggering Event (including a material breach of our deal protection obligations or obligations to call and hold a special stockholder meeting to adopt the Merger Agreement), which fee is due within two business days of termination;

•	we terminate the Merger Agreement to enter into a definitive binding acquisition agreement accepting a Superior Offer, which fee is due concurrently with such termination; or

•	the Merger Agreement is terminated by:

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us or Broadcom because of the failure of the Merger to be consummated by the End Date, as may be extended, or the failure to obtain stockholder approval of the Merger Agreement at the stockholders meeting; or

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Broadcom because of a knowing and intentional breach of our covenants other than our deal protection obligations or obligations to call and hold a special stockholder meeting to adopt the Merger Agreement;

and:

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after the date of the Merger Agreement and prior to the termination of the Merger Agreement, there was public disclosure of an Acquisition Proposal and within 12 months following termination of the Merger Agreement, an acquisition of NetLogic is consummated or we enter into a definitive agreement with a third person with respect to such an acquisition. In this case, we are obligated to pay the termination fee upon the earlier of the consummation of the acquisition or 12 months after the termination of the Merger Agreement. For purposes of this description, an “acquisition” means any transaction described in the definition of “Acquisition Proposal” substituting references of 15% with 40%.

However, we are not obligated to pay a termination fee to Broadcom due to the failure of the Merger to be consummated by the End Date if Broadcom’s or Merger Sub’s breach of the Merger Agreement was the principal cause of the failure of the Merger to close on or prior to the End Date or the antitrust condition was not satisfied prior to the termination of the Merger Agreement and our breach of the Merger Agreement was not the principal cause of the failure of the satisfaction of such condition on or prior to the End Date.

No termination fee is payable solely on the basis of any failure by NetLogic to obtain stockholder approval of the Merger Agreement absent an Acquisition Proposal.

If we fail to pay the termination fee when due and Broadcom successfully brings a suit for payment, then we are obligated to pay Broadcom’s reasonable costs and expenses in connection with Parent’s suit as well as per annum interest on the termination fee equal to two percent above the U.S. bank prime rate.

Any termination fee is not in lieu of, but will be credited against, damages for our knowing and intentional breach of the Merger Agreement or fraud.

Employee Matters

For one year after the effective time of the Merger, Broadcom has generally agreed to provide to our employees who remain employees of us or our subsidiaries after the effective time employee benefits that, in the aggregate, are no less favorable to such employee than, at Broadcom’s election, either those benefits provided by Broadcom to its similarly situated employees or the benefits that we provide to such employees immediately prior to the Merger (excluding the value of any equity or equity related benefits or compensation). Our continuing employees will also receive credit for their service with us or our subsidiaries for purposes of determining eligibility to participate and vesting under Broadcom’s benefit plans to the extent they were credited with service under our comparable benefit plans for those purposes, other than in the case of equity, equity-based compensation or other specified plans. Broadcom also generally agreed with respect to its welfare benefit plans maintained for the benefit of our continuing employees to waive eligibility requirements or pre-existing conditions and give effect to amounts previously paid by our employees for deductibles and out-of-pocket limitations under our corresponding benefit plans, subject to various exceptions.

We have agreed to terminate our and our subsidiaries’ 401(k) plans and our 2004 Employee Stock Purchase Plan prior to the closing date.

Indemnification and Insurance

From and after the effective time of the Merger, the surviving corporation will assume, and Broadcom will cause the surviving corporation to fulfill and honor, our obligations under our charter and bylaws and pursuant to specified indemnification agreements as in effect on the date of the Merger Agreement with current or former directors or officers of us or our subsidiaries, subject to applicable law, including indemnification obligations. Broadcom will cause the certificate of incorporation and bylaws of the surviving corporation to contain indemnification, exculpation and advance of expenses provisions that are least as favorable to such directors and officers as those contained in our charter and bylaws as of the date of the Merger Agreement and those provisions may not be amended or repealed in a manner adverse to such directors and officers for six years after the effective time of the Merger.

Prior to the effective time of the Merger, Broadcom will purchase a “tail” insurance policy with a claims period of six years from the effective time of the Merger with respect to directors’ and officers’ liability insurance covering those persons who were, as of the date of the Merger Agreement, covered by our directors’

and officers’ liability insurance policy, for acts or omissions occurring prior to the effective time of the Merger on terms that are no less favorable, in the aggregate, than our policies in effect on the date of the Merger Agreement. If tail insurance is not available on these terms, then Broadcom will cause the surviving corporation to maintain directors’ and officers’ liability insurance of at least the same coverage and amounts containing terms and conditions that are, in the aggregate, no less favorable that those of our policies in effect on the date of the Merger Agreement. However, in no event will Broadcom or the surviving corporation be required to pay, with respect to the six-year period following the effective time of the Merger, annual premiums for such insurance which in the aggregate exceed 250% of our current annual premiums.

Additional Agreements

Under the Merger Agreement, we, Broadcom and Merger Sub have made certain additional agreements, including:

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We have agreed to, and to cause our subsidiaries and representatives to, take various actions at Broadcom’s expense to cooperate with Broadcom to obtain financing for the Merger. However, the Merger is not conditioned on Broadcom or Merger Sub obtaining any financing.

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We are obligated to keep Broadcom informed on a current basis with respect to any stockholder litigation against us, our directors or officers relating to the transactions contemplated by the Merger Agreement. We will give Broadcom the opportunity to participate in the defense or settlement of such stockholder litigation. We cannot settle or offer to settle any stockholder litigation without Broadcom’s prior written consent.

•	We and Broadcom have agreed to give prompt notice to the other party of:

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any representation or warranty made by it in the Merger Agreement becoming untrue or inaccurate that, in the case of a breach by us, to an extent that would cause the failure of related closing condition to the Merger or, in the case of a breach by Broadcom, that is material;

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its failure to comply with or satisfy in any material respect any agreement, obligation or covenant to be performed or complied with by it under the Merger Agreement, provided that, with respect to a breach by us, the failure must be to an extent that would cause the failure of the related closing condition to the Merger;

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any notice or other communication received from a governmental entity or from any person alleging that their consent is required in connection with the transactions contemplated by the Merger Agreement; or

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any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or affecting it or its subsidiaries that relate to the transactions contemplated by the Merger Agreement.

•	We agreed to give prompt notice to Broadcom of the occurrence of any Material Adverse Effect on us.

Extension, Waiver and Amendment of the Merger Agreement

We, Broadcom and Merger Sub may amend the Merger Agreement at any time. However, after the adoption of the Merger Agreement by our stockholders, no amendment can be made that by law requires approval by our stockholders without obtaining such approval.

We, Broadcom or Merger Sub may extend the time for performance of any of the obligations or other acts of the other parties under the Merger Agreement, waive any inaccuracies in another party’s representations and warranties and waive compliance with any of the agreements or conditions contained in the Merger Agreement. However, after the adoption of the Merger Agreement by our stockholders, no waiver can be provided that by law requires approval by our stockholders without obtaining such approval.

APPRAISAL RIGHTS

If you do not vote for the adoption of the Merger Agreement at the Special Meeting and otherwise comply with the applicable statutory procedures of Section 262 of the Delaware General Corporation Law, or “DGCL,” summarized herein, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of our common stock must follow the steps summarized below properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. All references in Section 262 and this summary to “stockholder” are to the record holder of the shares of our common stock immediately prior to the effective time of the Merger as to which appraisal rights are asserted. This discussion and Annex C should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights. Any stockholder considering making a demand for appraisal is advised to consult legal counsel because the failure strictly to comply with the procedures required by Section 262 of the DGCL could result in the loss of appraisal rights.

Under Section 262 of the DGCL, any holder of our common stock who does not wish to accept the $50.00 per share Merger Consideration may elect to exercise appraisal rights. If the Merger is consummated, you are entitled to exercise appraisal rights and obtain payment of the “fair value” for your shares, exclusive of any element of value arising from the expectation or accomplishment of the Merger.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the Merger Agreement, not less than 20 days prior to the meeting, NetLogic must notify each of our stockholders who was such on the record date for notice of the Special Meeting that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice.

In order to exercise appraisal rights effectively, you, as a record holder, must satisfy each of the following primary requirements, in addition to complying with the other requirements of Section 262 of the DGCL:

•	you must hold shares in NetLogic as of the date you make your demand for appraisal rights and continue to hold shares in NetLogic through the effective date of the Merger;

•	you must deliver to NetLogic a written notice of your demand of payment of the fair value for your shares prior to the taking of the vote at the Special Meeting;

•	you must not have voted in favor of adoption of the Merger Agreement; and

•	a petition must be filed in the Delaware Court of Chancery, or the Delaware Court, demanding a determination of the fair value of the shares within 120 days after the effective date of the Merger.

Strict compliance with Section 262 of the DGCL is required in order to perfect appraisal rights. You will receive no further notices from us regarding your appraisal rights.

A demand for appraisal will be sufficient if it reasonably informs NetLogic of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of common stock. If you sign and return a proxy card that does not contain voting instructions, or submit a proxy by Internet or telephone that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy will, unless the proxy is revoked, be voted for the adoption of the Merger Agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

The address for purposes of making an appraisal demand is:

NetLogic Microsystems, Inc.

3975 Freedom Circle

Santa Clara, California 95054

Attention: Secretary

Only a holder of record of shares of our common stock, or a person duly authorized and explicitly purporting to act on his, her or its behalf, is entitled to assert an appraisal right for the shares of our common stock registered in his, her or its name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult with the appropriate record holders, such as a broker, promptly to determine the appropriate procedures for the making of a timely appraisal demand. A record holder, such as a broker, who holds shares of our common stock as a nominee for others, may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of shares as to which the demand is made. Where no shares of our common stock are expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of such record holder.

A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder’s name appears on the stockholder’s stock certificates or, in the case of shares held in book-entry form, stockholder registry with our transfer agent and should specify the stockholder’s name and mailing address and the number of shares registered in the stockholder’s name and must state that the stockholder intends thereby to demand appraisal of such shares. A demand for the appraisal of shares of our common stock owned of record by two or more joint holders, as in a joint tenancy or tenancy in common, must identify and be signed by or for all of the holders. An authorized agent, including an agent for two or more joint holders, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

An appraisal demand may be withdrawn by a former stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective date of the Merger, in a withdrawal that is in writing and delivered to the surviving corporation, or thereafter only with our approval. Upon withdrawal of an appraisal demand, the former stockholder will be entitled to receive the $50.00 per share Merger Consideration referred to above, without interest and subject to any applicable withholding taxes. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent.

If we complete the Merger, we will give written notice of the effective date of the Merger within 10 days after the effective date of the Merger to each of our former stockholders who did not vote in favor of the adoption of the Merger Agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective date of the Merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court demanding a determination of the value of the shares of our common stock, with a copy served on the surviving corporation in the case of a petition filed by a dissenting stockholder. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective date of the Merger, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the $50.00 per share Merger

Consideration for his or her shares pursuant to the Merger Agreement, as if he or she had not demanded appraisal of his or her shares. We have no present intent to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or initiate any negotiations with respect to the fair value of the shares of common stock. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the Merger, any dissenting stockholder who has complied with the provisions of Section 262 of the DGCL up to that point may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. A person who is the beneficial owner of shares held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from the surviving corporation the statement described in the previous sentence. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days after such service, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court, the Delaware Court is empowered to conduct a hearing on such petition and to determine which dissenting stockholders are entitled to an appraisal of their shares. The Delaware Court may require dissenting stockholders who hold stock represented by certificates to submit their certificates representing shares for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court is empowered to dismiss the proceedings as to any dissenting stockholder who does not comply with this request. Accordingly, dissenting stockholders are cautioned to retain their share certificates, pending resolution of the appraisal proceedings.

After determination of the dissenting stockholders entitled to an appraisal, the Delaware Court will appraise the shares held by such dissenting stockholders at their fair value as of the effective date of the Merger, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value. When the value is so determined, the Delaware Court will direct the payment by the surviving corporation of such value, with interest thereon if the Delaware Court so determines, to the dissenting stockholders entitled to receive the same, upon, as applicable, surrender to the surviving corporation by such dissenting stockholders of the certificates representing such shares, or, in the case of holders of uncertificated shares, forthwith. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.

In determining fair value, the Delaware Court will take into account all relevant factors. In Weinberger v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $50.00 per share Merger Consideration. We make no representation as to the outcome of any appraisal of fair value as determined by the Delaware Court. Moreover, we do not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of our common stock is less than the Merger Consideration. In addition, stockholders should be aware that investment banking opinions as to the fairness from a financial point of view of the merger consideration payable in a merger are not necessarily opinions as to “fair value” under Section 262 of the DGCL.

The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.

No appraisal proceedings in the Delaware Court shall be dismissed as to any dissenting stockholder without the approval of the Delaware Court, and this approval may be conditioned upon terms which the Delaware Court deems just; provided, however, that the foregoing statement shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the effective date of the Merger.

From and after the effective date of the Merger, former holders of our common stock, including those who have demanded appraisal rights as set forth in Section 262 of the DGCL, are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on the shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger).

If you properly demand appraisal of your shares of common stock under Section 262 of the DGCL and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares will be deemed to have been converted on the effective date of the Merger into the right to receive the $50.00 per share Merger Consideration with respect to such shares in accordance with the Merger Agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the Merger, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective date of the Merger will require our written approval.

The foregoing discussion is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the applicable provisions of Section 262 of the DGCL, which is set forth in Annex C to this proxy statement and incorporated by reference herein. A stockholder who wishes to exercise appraisal rights should carefully review the foregoing description and the applicable provisions of Section 262 of the DGCL. Any stockholder considering demanding appraisal is advised to consult legal counsel because the failure strictly to comply with the procedures required by Section 262 of the DGCL could result in the loss of appraisal rights.

BENEFICIAL OWNERSHIP OF NETLOGIC COMMON STOCK

The following table shows the number of shares of our common stock owned by each person or entity we know to be the beneficial owner of more than 5% of our common stock as of October 19, 2011, and by our current directors, by each of our named executive officers and by all of our directors and executive officers as of October 19, 2011 as a group. Ownership information is based upon information provided by the individuals.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and includes all shares over which the beneficial owner exercises voting or investment power. Stock options, restricted stock units and other rights to acquire our common stock that are presently exercisable or exercisable within 60 days after October 19, 2011 are included in the total number of shares beneficially owned for the person holding those stock options, restricted stock units or other rights and are considered outstanding for the purpose of calculating percentage ownership of the particular holder. Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on information provided by these persons, that the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on approximately 69,596,864 shares outstanding as of October 19, 2011. Unless otherwise stated, the business address of each of our named executive officers and directors is 3975 Freedom Circle, Santa Clara, California 95054.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Blackrock, Inc. (1) 40 East 52nd Street New York, NY 10022	5,041,372	7.3%
Turner Investment Partners, Inc. (2) 1205 Westlakes Drive, Suite 100 Berwyn, PA 19312	4,815,025	6.9%
Mario J. Gabelli and affiliates (3) One Corporate Center Rye, NY 10580	3,831,580	5.5%
Norman Godinho (4)	3,265,810	4.7%
Ronald Jankov (5)	1,435,926	2.1%
Michael Tate (6)	146,292	*
Stephen Domenik (7)	30,046	*
Mozafar Maghsoudnia (8)	61,405	*
Leonard Perham (9)	208,270	*
Douglas Broyles (10)	154,310	*
Behrooz Abdi (11)	175,242	*
Marcia Zander (12)	178,186	*
Alan Krock	0	*
Marvin Burkett	4,000	*
All directors and executive officers as a group (16 persons) (13)	6,080,258	8.7%

*	Represents holdings of less than one percent.
(1)

This information is based solely on the Schedule 13G filed with the SEC on February 7, 2011 by BlackRock, Inc. and on behalf of the following subsidiaries of BlackRock, Inc.: BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, Blackrock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Investment Management, LLC, BlackRock (Luxembourg) S.A., BlackRock Fund Managers Limited, BlackRock International Limited, and State Street Research & Management Company.

(2)	This information is based solely on the Schedule 13G filed with the SEC on February 10, 2011 by Turner Investment Partners, Inc.

(3)

This information is based solely on the Schedule 13D filed with the SEC on September 30, 2011 by Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management, Inc. (“GAMCO”), Gabelli Securities, Inc. (“GSI”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”), GGCP, Inc. (“GGCP”), GAMCO Investors, Inc. (“GBL”) and Mario J. Gabelli. Gabelli Funds is an investment advisor registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and a wholly owned subsidiary of GBL. GAMCO is an investment adviser registered under the Advisers Act and is a wholly owned subsidiary of GBL. GSI is an investment adviser registered under the Advisers Act and is a majority owned subsidiary of GBL. MJG Associates provides advisory services to private investment partnerships and offshore funds. The Foundation is a private foundation. GGCP makes investments for its own account and is the manager and a member of GGCP Holdings LLC (“GGCP Holdings”) which is the controlling shareholder of GBL. GBL, a public company listed on the New York Stock Exchange, is the parent company for a variety of companies engaged in the securities business. Mario J. Gabelli is (i) the sole shareholder, director and employee of MJG Associates; (ii) the controlling stockholder, Chief Executive Officer and a director of GGCP; (iii) the Chairman and Chief Executive Officer of GBL; (iv) a member of GGCP Holdings; and (v) the Chairman, a Trustee and the Investment Manager of the Foundation. Gabelli Funds owns 1,332,600 shares of our common stock. GAMCO owns 2,095,600 shares of our common stock. GSI owns 295,680 shares of our common stock. MJG Associates owns 3,000 shares of our common stock. The Foundation owns 25,000 shares of our common stock. GGCP owns 25,000 shares of our common stock. GBL owns 41,700 shares of our common stock. Mario J. Gabelli owns 13,000 shares of our common stock.

(4)

Includes 100,000 shares of our common stock issuable upon the exercise of stock options and vesting of restricted stock units, 300,000 shares held by The Godinho Bypass Trust DTD June 12, 1995, 105,000 shares held by The Godinho Children’s Trust, DTD November 7, 1983, and 2,753,310 shares held by The Godinho Family Revocable Living Trust dated April 21, 1995, Norman Godinho, Trustee. Mr. Godinho reported that he has sole voting and investment power with respect to 100% of these shares. Mr. Godinho disclaims beneficial ownership of the shares held by The Godinho Bypass Trust DTD June 12, 1995 and The Godinho Children’s Trust, DTD November 7, 1983.

(5)

Includes 810,883 shares of our common stock issuable upon the exercise of stock options and vesting of restricted stock units, and 459,920 shares of our common stock held by Global Link 1 Capital, of which Mr. Jankov is a trustee. Mr. Jankov is our President and Chief Executive Officer and one of our directors.

(6)	Includes 117,714 shares of our common stock issuable upon the exercise of stock options and vesting of restricted stock units. Mr. Tate is our Vice President and Chief Financial Officer.
(7)

Includes 20,000 shares of our common stock issuable upon the exercise of stock options and vesting of restricted stock units, 5,000 shares of our common stock directly owned by Mr. Domenik, 36 shares directly owned by SRB Associates VIII L.P. (“SRB VIII”) and 5,010 shares directly owned by Sevin Rosen Bayless Management Company (“SRBMC”). Mr. Domenik is a general partner of SRB VIIII and a director of SRBMC. Mr. Domenik reported that he has shared voting and investment power with respect to, and disclaims beneficial ownership of, the shares held by SRB VIII and SRBMC except to his pecuniary interest therein.

(8)	Includes 56,722 shares of our common stock issuable upon the exercise of stock options and vesting of restricted stock units.
(9)	Includes 40,000 shares of our common stock issuable upon the exercise of stock options and vested of restricted stock units.
(10)	Includes 20,000 shares of our common stock issuable upon the exercise of stock options and vesting of restricted stock units.
(11)	Includes 137,908 shares of our common stock issuable upon the exercise of stock options and vesting of restricted stock units.
(12)	Includes 168,962 shares of our common stock issuable upon the exercise of stock options and vesting of restricted stock units.
(13)	Includes 1,819,600 shares of our common stock issuable upon the exercise of stock options and vesting of restricted stock units.

MARKET PRICES AND DIVIDEND INFORMATION

Market Information for Common Stock

Our common stock is traded on the Global Select Market of the NASDAQ Stock Market under the symbol “NETL”. The following table sets forth, for the periods indicated, the intra-day high and low per share sale prices of our common stock, as reported on the Global Select Market.*

	Price Range Per Share
	High	Low
Fiscal 2011
Fourth quarter (through October 19, 2011)	$48.80	$47.94
Third quarter	$48.50	$25.83
Second quarter	$43.71	$33.09
First quarter	$43.59	$30.55

Fiscal 2010
Fourth quarter	$34.35	$25.12
Third quarter	$34.50	$22.94
Second quarter	$35.00	$25.29
First quarter	$31.49	$20.40

Fiscal 2009
Fourth quarter	$24.00	$18.44
Third quarter	$23.40	$16.18
Second quarter	$19.25	$13.39
First quarter	$14.29	$9.84

*	Share price data have been retroactively adjusted as appropriate to reflect the two-for-one stock dividend we paid on March 19, 2010.

Holders

As of October 19, 2011, there were approximately 98 holders of record (not including beneficial holders of stock held in street names) of our common stock.

Dividend Policy

We have not declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Our board of directors will determine future dividends, if any.

On February 16, 2010, the board of directors approved a two-for-one stock split of our common stock, to be effected pursuant to the issuance of additional shares as a stock dividend. The stock dividend was paid on March 19, 2010 to stockholders of record as of March 5, 2010. All share and per share amounts in this proxy statement have been retroactively adjusted to reflect the stock split for all periods presented.

STOCKHOLDER PROPOSALS

We will hold an annual meeting of stockholders in 2012, or the “2012 Annual Meeting of Stockholders,” if the Merger is not completed.

To be considered for inclusion in the proxy statement relating to our 2012 Annual Meeting of Stockholders pursuant to Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934, stockholder proposals must be received no later than December 30, 2011.

For any stockholder nominations or stockholder proposals to be properly submitted by a stockholder for the 2012 Annual Meeting of Stockholders, the stockholder must give us timely notice in writing. For stockholder nominations or stockholder proposals submitted outside the processes of Rule 14a-8 to be considered timely, we must receive the stockholder’s notice not less than 90 or more than 120 calendar days in advance of the anniversary of the previous year’s annual meeting of stockholders. To be timely for the 2012 Annual Meeting of Stockholders, we therefore must receive a stockholder’s notice between January 21, 2012 and February 20, 2012. However, in the event that the annual meeting is called for a date that is not within thirty calendar days of the anniversary of the date on which the immediately preceding annual meeting of stockholders was called, to be timely, notice by the stockholder must be so received not later than the close of business on the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made. All stockholder proposals should be addressed to the attention of the Secretary at our principal office and contain the information required by our bylaws.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

Stockholders should not rely on information other than that contained in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated October 20, 2011. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

If you have questions about the Special Meeting or the Merger after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should contact NetLogic Microsystems, Inc., 3975 Freedom Circle, Santa Clara, California 95054, Attention: Secretary. You may also call our proxy solicitor, MacKenzie Partners, Inc., at 800-322-2885 (toll-free) or 212-929-5500 (call collect) or via e-mail at proxy@mackenziepartners.com.

OTHER MATTERS

As of the date of this proxy statement, we (including our board of directors) do not know of any other business that will be presented at the Special Meeting. If any other business is properly brought before the Special Meeting, your proxy holders will vote on such business in accordance with their best judgment.

Whether or not you intend to be present at the Special Meeting, we urge you to submit your signed proxy promptly or to submit your proxy promptly via the Internet or by telephone.

BY ORDER OF THE BOARD OF DIRECTORS

Roland B. Cortes
Secretary

Santa Clara, California

October 20, 2011

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BROADCOM CORPORATION

I&N ACQUISITION CORP.

AND

NETLOGIC MICROSYSTEMS, INC.

Dated as of September 11, 2011

ARTICLE I

THE MERGER

i

INDEX OF DEFINED TERMS

Page(s)
401(k) Plan	62
Acquisition	74
Acquisition Agreement	53
Acquisition Proposal	57
Action of Divestiture	61
Agreement	1
Assumed Option	4
Assumed RSU	5
Board Recommendation	14
Book-Entry Shares	7
Business Day	2
Bylaws	3
Cancelled RSUs	5
Certificate	7
Certificate of Incorporation	3
Certificate of Merger	2
Change of Recommendation	53
COBRA	33
Code	8
Company	1
Company Balance Sheet	16
Company Balance Sheet Date	41
Company Charter Documents	10
Company Common Stock	3
Company Disclosure Schedule	10
Company Employee Plan	32
Company ESPP	63
Company Financials	16
Company Intellectual Property	21
Company IT Systems	27
Company Material Adverse Effect	76
Company Material Contract	37
Company Options	12
Company Preferred Stock	11
Company Products	21
Company Registered Intellectual Property	22
Company Representatives	52
Company RSUs	12
Company SEC Documents	15
Company Shares	3
Company Stock Plans	12
Confidentiality Agreement	59
Contaminants	27

Page(s)
Continuing Employees	63
Contract	78
Copyleft License	22
Copyleft Materials	22
Copyrights	23
Covered Breach	72
Delaware Law	1
Dissenting Shares	7
DOJ	15
DOL	33
Domain Names	23
Effect	76
Effective Time	2
Employee	33
End Date	70
Environmental Claim	31
Environmental Laws	31
ERISA	33
ERISA Affiliate	33
Evaluation Material	59
Exchange Act	15
Exchange Fund	8
Excluded Source Code	26
FCPA	41
Financial Advisor	32
Foreign Competition Laws	60
FTC	15
GAAP	16
Governmental Authorizations	29
Governmental Entity	14
HIPAA	33
HSR Act	15
Indemnified Parties	64
Insurance Policies	40
Intellectual Property	22
Intellectual Property Contracts	22
Intellectual Property Rights	23
International Employee Plan	33
Intervening Event	58
Intervening Event Notice	56
IRS	33
Key Employees	78
Knowledge	78
Law	9
Lease Documents	21
Leased Real Property	20

v

Page(s)
Liens	11
Major Customer	37
Major Supplier	37
Materials of Environmental Concern	31
Merger	1
Merger Closing	2
Merger Closing Date	2
Merger Consideration	4
Merger Sub	1
Merger Sub Common Stock	6
Non-Employee Option	4
Normal Closing Due Date	2
Open Source License	23
Open Source Materials	23
Option Ratio	4
Out-of-the-Money Option	4
Parent	1
Parent Benefit Plans	63
Parent Common Stock	4
Parent Disclosure Schedule	42
Parent’s 401(k) Plan	62
Patents	23
Paying Agent	7
Pension Plan	33
Permitted Liens	78
Person	78
Personal Information	28
PRC Employee	4
PRC Employee Option	4
Privacy Policies	28
Proxy Statement	50
Registered Intellectual Property	23
Representatives	59
Rights Agreement	1
Sarbanes-Oxley Act	15
Securities Act	15
Shrink-Wrapped Code	23
Significant Subsidiary	11
Source Code	24
Stockholder Approval	13
Stockholders’ Meeting	51
Subsidiary	10
Subsidiary Charter Documents	11
Superior Offer	58
Superior Offer Notice	55
Surviving Corporation	2
Tax	17
Tax Returns	18
Taxes	17
Terminating Options	4

Page(s)
Terminating RSU	5
Termination Fee	72
Trade Secrets	23
Trademarks	23
Treasury Regulations	18
Triggering Event	71
Voting Debt	13
WARN	33

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 11, 2011, by and among Broadcom Corporation, a California corporation (“Parent”), I&N Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and NetLogic Microsystems, Inc., a Delaware corporation (the “Company”). Certain terms used in this Agreement are defined in Section 8.4.

RECITALS

A. WHEREAS, the respective boards of directors of each of Merger Sub and the Company have approved and declared advisable, and Parent’s board of directors has approved, this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”);

B. WHEREAS, the Board of Directors of the Company has unanimously resolved to recommend to its stockholders the adoption of this Agreement;

C. WHEREAS, as an inducement to Parent’s willingness to enter into this Agreement, certain of the Key Employees (as defined herein) have entered into offer letter agreements with Parent;

D. WHEREAS, Parent has required, as a condition to its willingness to enter into this Agreement, that the Board of Directors of the Company exempt, and the Board of Directors of the Company has so exempted, the Merger and the other transactions contemplated hereby from the Rights Agreement dated as of July 7, 2004 (the “Rights Agreement”), by and between the Company and Wells Fargo Bank, National Association, as rights agent;

E. WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger; and

F. WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation”.

1.2 Effective Time; Merger Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on the Merger Closing Date. The closing of the Merger (the “Merger Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, LLP, located at 525 University Avenue, Suite 1100, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Merger Closing, each of which shall be capable of being satisfied at the Merger Closing) (the “Normal Closing Due Date”), or at such other time, date and location as the parties hereto agree in writing. The date on which the Merger Closing occurs is referred to herein as the “Merger Closing Date”. “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in Irvine, California are authorized or obligated by any Law or executive order to close or a United States Securities and Exchange Commission (“SEC”) holiday. Notwithstanding the foregoing or anything in Section 5.6 to the contrary, Parent shall have the option, in its sole and absolute discretion, by giving written notice to the Company on or before the Normal Closing Due Date, to defer the date of the Merger Closing:

(i) if the Normal Closing Due Date is on or before fifteen (15) Business Days after the Company’s filing with the SEC of its Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2011, then Parent may thereby defer the Merger Closing to any Business Day until and including the sixteenth (16th) Business Day after the Company makes such filing;

(ii) if the Normal Closing Due Date is between December 10, 2011 and January 1, 2012, then Parent may thereby defer the Merger Closing to any Business Day until and including January 3, 2012; or

(iii) if the Normal Closing Due Date is after February 16, 2012 and the Company has not already filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, then Parent may thereby defer the Merger Closing to any Business Day until and including the first Business Day after the Company’s filing with the SEC of its Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

provided that, solely for purposes determining whether the closing conditions in Section 6.2(a) or Section 6.2(c) have been satisfied, the Merger Closing Date shall be deemed to be the Normal Closing Due Date.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws. At the Effective Time, the Restated Certificate of Incorporation of the Company as in effect on the date hereof (as may be further amended, supplemented or modified as permitted hereby, the “Certificate of Incorporation”) shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is NetLogic Microsystems, Inc.” At the Effective Time, the Amended and Restated Bylaws of the Company as in effect on the date hereof (as may be further amended, supplemented or modified as permitted hereby, the “Bylaws”) shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in the Bylaws; provided that at the Effective Time, the title of the Bylaws of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “Bylaws of NetLogic Microsystems, Inc.”

1.5 Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective

Time, until the earliest of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified. Unless otherwise determined by Parent prior to the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until the earliest of their death, resignation or removal or until their respective successors are duly appointed. In addition, unless otherwise determined by Parent prior to the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of each of the Company’s Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the Laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a) Company Common Stock. Each share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock (the “Company Shares”) to be canceled pursuant to Section 1.6(e), will be canceled and extinguished and automatically converted (subject to Section 1.7) into the right to receive an amount of cash equal to $50.00, without interest (such amount of cash hereinafter referred to as the “Merger Consideration”), to be distributed in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required in Parent’s sole and absolute discretion) in the manner provided in Section 1.10).

(b) Company Options and Company RSUs.

(i) Terminating Company Options. At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether or not vested as of the Effective Time, and that (A) is held by any Person who is not as of immediately prior to the Effective Time an employee of the Company or any of its Subsidiaries and that has a per share exercise price less than the Merger Consideration (each such Company Option, a “Non-Employee Option”), (B) is held by an employee of the Company or any of its Subsidiaries which employee is a permanent resident of the People’s Republic of China (each such employee, a “PRC Employee” and each such Company Option, a “PRC Employee Option”)or (C) has a per share exercise price equal to or greater than the Merger Consideration, (each, an “Out-of-the-Money Option” and together with the Non-Employee Options and the PRC Employee Options, the “Terminating Options”), shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time, and the holder of each Terminating Option shall be entitled to receive therefor an amount of cash, denominated in either United States dollars or with respect any PRC Employee, in the Company’s discretion, Chinese yuan (rounded down to the nearest whole cent or fen, as applicable), if any, equal to the product of (X) the number of shares of Company Common Stock issuable upon the exercise in full of such Company Option multiplied by (Y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option. For the avoidance of doubt, each Out-of-the-Money Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall terminate in its entirety at the Effective Time and the holder thereof shall not be entitled to receive any consideration pursuant to this Agreement.

(ii) Assumption of Certain Employee Stock Options. At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time other than Terminating Options shall be assumed by Parent and converted automatically at the Effective Time into an option denominated in Parent Class A Common Stock, par value $0.0001 per share (the “Parent Common Stock”) having substantially similar terms and conditions as the Company Option (each, an “Assumed Option”), except that (A) each such Assumed Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of (X) the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time, multiplied by (Y) a fraction (such ratio, the “Option Ratio”), the numerator of which is the Merger Consideration and the denominator of which is the volume weighted average price for a share of Parent Common Stock for the five (5) trading days immediately prior to (and excluding) the Merger Closing Date as reported by Bloomberg, L.P., and rounding such product down to the nearest whole number of shares of Parent Common Stock, and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing (1) the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by (2) the Option Ratio, and rounding such quotient up to the nearest whole cent. The Company will not take any action to accelerate the vesting of any Company Options (other than to implement any existing agreements or arrangements for such acceleration in effect as of the date of this Agreement). As soon as reasonably practicable, Parent will use all reasonable best efforts to issue to each Person who holds an Assumed Option a document evidencing the foregoing assumption of such Company Option by Parent.

(iii) Terminating Company RSUs. At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time and that is held by any Person who is not as of immediately prior to the Effective Time an employee of the Company or any of its Subsidiaries (each such Company RSU, a “Terminating RSU”) shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time, and the holder of each Terminating RSU shall be entitled to receive therefor an amount of cash (rounded down to the nearest whole cent) equal to the product of (A) the unissued number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, multiplied by (B) the Merger Consideration.

(iv) PRC Employee RSUs. At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time and that is held by a PRC Employee shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time (“Cancelled RSUs”). Promptly following the Effective Time, Parent shall grant to each PRC Employee a new restricted stock unit of Parent that is economically equivalent to the Cancelled RSUs held by each such PRC Employee.

(v) Assumption of Employee RSUs. At the Effective Time each Company RSU that is outstanding immediately prior to the Effective Time other than Terminating RSUs and Cancelled RSUs shall be assumed by Parent and converted automatically at the Effective Time into a restricted stock unit denominated in Parent Common Stock having substantially similar terms and conditions as the Company RSU (each, an “Assumed RSU”), except that upon vesting, each such Company RSU will entitle the holder to that number of whole shares of the Parent Common Stock equal to the product of (X) the number of shares of Company Common Stock that were issuable with regard to such Company RSU immediately prior to the Effective Time, multiplied by (Y) the Option Ratio, and rounding such product down to the nearest whole number of shares of Parent Common Stock. The Company will not take any action to accelerate the vesting of any Company RSU (other than to implement any existing agreements or arrangements for such acceleration in effect as of the date of this Agreement). As soon as reasonably practicable, Parent will issue to each Person who holds an assumed Company RSU a document evidencing the foregoing assumption of such Company RSU by Parent.

(vi) The Company shall take all steps necessary prior to the Effective Time to cause the Company Options and Company RSUs to be treated as set forth in this Section 1.6, including providing any necessary notices and obtaining any necessary consents or waivers and making any necessary amendments to the Company Stock Plans and related agreements. The Company represents and warrants that copies of the relevant agreements governing all Company Options and Company RSUs have been made available to Parent.

(c) Section 409A of the Code. Notwithstanding anything in this Section 1.6 or otherwise in this Agreement to the contrary, the conversion of Company Options and Company RSUs provided for in this Section 1.6 shall be effected in a manner consistent with Section 409A of the Code.

(d) Registration. Parent shall file a registration statement on Form S-8 or on Form S-3 or such other available form (for those awards which are not eligible for registration on Form S-8 and with respect to which no exemption is available) for the shares of Parent Common Stock issuable with respect to the Assumed Options and the Assumed RSUs concurrent with the first Form 10-Q or Form 10-K filed by Parent with the SEC following the Effective Time, and shall exercise reasonable best efforts to maintain the effectiveness of such registration statements for so long as any of such Assumed Options and Assumed RSUs remain outstanding.

(e) Cancellation of Treasury and Parent or Merger Sub Owned Stock. Each share of Company Common Stock held by the Company, Parent, Merger Sub or any direct or indirect wholly owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no cash shall be delivered in exchange therefor.

(f) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall at the Effective Time be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation. After the Effective Time, each certificate, if any, evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(g) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

1.7 Dissenting Shares.

(a) Notwithstanding any other provision of this Agreement to the contrary, other than Section 1.7(b), each Company Share held by a holder that: (i) has not voted in favor of the adoption of this Agreement or consented thereto in writing, (ii) has perfected its rights to appraisal in accordance with Section 262 of Delaware Law and (iii) as of the Effective Time, has not effectively withdrawn or lost such holder’s appraisal rights (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration as set forth in Section 1.6, but instead shall be converted into the right to receive only such consideration as may be determined to be due to the holder thereof as provided by Delaware Law. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

(b) Notwithstanding the provisions of Section 1.7(a), if any holder of Company Shares who demands appraisal for such shares in accordance with Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, each of such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration as set forth in Section 1.6, without interest thereon, subject to any withholding of Taxes required under applicable Law, upon surrender of the Certificate representing such shares or transfer of such Book-Entry Shares, as applicable.

(c) The Company shall give Parent (i) prompt notice of any written demands for appraisal rights of any Company Shares, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company which relate to any such demand for appraisal rights and (ii) the opportunity to participate in and direct all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal rights under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be submitted to Parent in advance and shall not be presented to any holder of Company Common Stock prior to the Company receiving Parent’s consent, such consent not to be unreasonably withheld.

1.8 Surrender of Certificates or Transfer of Book-Entry Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a national bank or trust company to act as the paying agent (the “Paying Agent”) for the payment of the Merger Consideration in respect of each share of Company Common Stock outstanding immediately prior to the Effective Time represented by a stock certificate (each, a “Certificate”) and each non-certificated share of Company Common Stock outstanding immediately prior to the Effective Time represented by book-entry (the “Book-Entry Shares”), in each instance other than Dissenting Shares, in accordance with this Article I and Parent shall enter into a customary paying agent agreement with the Paying Agent.

(b) Parent to Provide Cash. At the Effective Time, Parent shall deliver to the Paying Agent for exchange, in accordance with this Article I, cash in an amount sufficient to pay the full amount of the cash payable pursuant to Section 1.6(a) as Merger Consideration in exchange for outstanding Company Shares. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Exchange Fund”.

(c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a Certificate or Book-Entry Share, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates or transfer of Book-Entry Shares to the Paying Agent and shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the cash payable pursuant to Section 1.6(a) as Merger Consideration. Upon (X) surrender of Certificates for cancellation to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Paying Agent, or (Y) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, the holder of record of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, with respect to each Company Share surrendered by such holder, the cash constituting the Merger Consideration, and the Certificates so surrendered or Book-Entry Shares so transferred shall forthwith be canceled. Until so surrendered or transferred, outstanding Certificates or Book-Entry Shares, respectively, will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration into which each Company Share represented thereby shall have been so converted. No interest will be paid or accrue on any cash payable to holders of Certificates or Book-Entry Shares under this Agreement.

(d) Required Withholding. Notwithstanding anything in this Agreement to the contrary, each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement, to any holder or former holder of Company Shares, Company Options, Company RSUs or otherwise, such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or any other provision or under any provision of state, local or non-United States Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(e) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Paying Agent, the Surviving Corporation nor any party hereto shall be liable to any Person in respect of Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar federal, state, local, municipal, or non-United States law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit, constitution, principle of common law, resolution, ordinance, code, edict, directive, rule, regulation, ruling, judgment or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (collectively, “Law”).

(f) Investment of Exchange Fund. The Paying Agent shall invest the cash included in the Exchange Fund as directed by Parent; provided that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article I shall promptly be paid to Parent.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book-Entry Shares six (6) months after the Effective Time shall, at the request of Parent, be delivered to Parent, and any Person entitled to payment in accordance with this Article I shall be entitled to look only to Parent solely as general creditors for any cash (which shall not accrue interest) payable to such Person pursuant to Section 1.6(a) as Merger Consideration with respect to the Company Shares held by such Person.

1.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, the former holders of Company Shares will cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Law. After the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in the applicable provisions of this Article I.

1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, cash in an amount equal to the Merger Consideration with respect to each Company Share represented thereby; provided that Parent may, in its sole and absolute discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired by the Surviving Corporation as a result of the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, except as disclosed in (a) any Company SEC Document filed with, or furnished to the SEC by the Company and publicly available prior to the date of this Agreement (without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and excluding any disclosures set forth therein to the extent they constitute general cautionary, predictive or forward looking statements, but being understood that this clause (a) shall not be applicable to Section 2.2, Section 2.3, Section 2.14, Section 2.23, Section 2.24 and Section 2.25), (b) part of the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) corresponding to the numbered section or subsection of this Article II that includes a particular representation or warranty, or (c) any other part of the Company Disclosure Schedule but only to the extent it is reasonably apparent from the face of such disclosure or context in which such disclosure is made that such disclosure should qualify a particular representation or warranty, as follows:

2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. Each of the Company and each of its Subsidiaries (i) is a corporation or other organization duly organized, validly existing and in good standing (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept and, with respect to the Subsidiaries of the Company, to the extent the failure of any such Subsidiaries to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect) under the Laws of the jurisdiction of its incorporation or organization, (ii) has the requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (iii) is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), except in the case of this clause (iii), where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, means any corporation, association, business entity, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries, (i) directly or indirectly owns or controls securities or other interests representing more than fifty percent (50%) of the voting power of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting at least a majority of the members of such Person’s board of directors or other governing body.

(b) Charter Documents and Minutes. The Company has made available to Parent (i) a true, complete and correct copy of the Certificate of Incorporation and the Bylaws of the Company (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents, of each of its Subsidiaries that is a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC (a “Significant Subsidiary”) (such Significant Subsidiary organizational documents, collectively, the “Subsidiary Charter Documents”), in the case of each of clauses (i) and (ii) as amended and in effect to date. Each of the Company Charter Documents and the Subsidiary Charter Documents is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each of its Significant Subsidiaries is not in violation of its respective Subsidiary Charter Documents. The Company has made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company held since January 1, 2008.

(c) Subsidiaries. Section 2.1(c) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, its place and form of organization and each jurisdiction in which it is authorized to conduct or actually conducts business. Other than directors’ qualifying shares required under applicable Law, the Company is the direct or indirect owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and non-assessable, free and clear of all pledges, claims, liens, charges, mortgages, deeds of trust, restrictions, easements, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”) (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), except for Permitted Liens and restrictions imposed by applicable securities Laws. Other than the Subsidiaries of the Company and securities or interests that are publicly-traded equity securities or short-term investments in commercial or governmental debt securities, and the minority interest equity security holdings listed in Section 2.1(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

2.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 200,000,000 Company Shares and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on the day immediately preceding the date hereof:

(i) 69,335,049 Company Shares were issued and outstanding (of which no shares were restricted Company Shares); and

(ii) no shares of Company Preferred Stock were issued and outstanding.

No Company Shares are owned or held by any Subsidiary of the Company. All outstanding Company Shares are, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and are not (or, in the case of shares that have not yet been issued, will not be) subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound. A total of 200,000 shares of Company Preferred Stock are designated as Series AA Junior Participating Preferred Stock and have been reserved for issuance upon the exercise of the Rights distributed to the holders of shares of Company Preferred Stock pursuant to the Rights Agreement.

(b) Company Options and Company RSUs. As of the close of business on the date hereof: (i) 5,181,349 Company Shares are issuable upon the exercise of outstanding options to purchase Company Common Stock under the Company’s 2000 Stock Plan, Amended and Restated 2004 Equity Incentive Plan, Optichron, Inc. 2011 Restricted Stock Unit Plan, 2008 New Employee Inducement Incentive Plan, Aeluros, Inc. 2001 Stock Option/Stock Issuance Plan, 2004 Employee Stock Purchase Plan, certain new employee inducement grants (within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules (and then applicable predecessor rules)) made prior to the effectiveness of the 2008 New Employee Inducement Incentive Plan, Company Shares issuable upon exercise of options and upon vesting of restricted stock units as new hire inducement grants pursuant to Rule 4350(i)(1)(A)(iv) of the NASDAQ Stock Market Marketplace Rules in 2007 to former Aeluros, Inc. employees and Agreement and Plan of Merger Reorganization, dated May 31, 2009, by and among NetLogic Microsystems, Inc., RMI Corporation, Roadster Merger Corporation and WP VIII Representative LLC (collectively, the “Company Stock Plans”) (such options, whether payable in cash, shares or otherwise granted under or pursuant to the Company Stock Plans are referred to in this Agreement as “Company Options”), the weighted average exercise price of such Company Options is $13.5369 and 3,937,821 such Company Options were vested and exercisable; (ii) 3,004,783 Company Shares were available for future grant under the Company Stock Plans; (iii) 5,296,449 Company Shares were issuable upon the vesting of restricted stock units under the Company Stock Plans (such restricted stock units, whether payable in cash, shares or otherwise granted under or pursuant to the Company Stock Plans are referred to in this Agreement as “Company RSUs”) and no such Company RSUs were vested; and (iv) no Company Shares were subject to issuance pursuant to outstanding stock options, restricted stock units or any other equity or equity-based awards granted outside of the Company Stock Plans. All Company Shares subject to issuance under the outstanding Company Options and Company RSUs, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. The Company Stock Plans are the only plans or programs under which the Company has outstanding stock options, restricted stock units or other compensatory equity-based awards. Section 2.2(b) of the Company Disclosure Schedule lists all commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting or exercisability of any Company Option or Company RSU as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events) and the total number of shares subject to such acceleration. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. Each grant of Company Options and Company RSUs was validly issued and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the Company Financials in accordance with GAAP.

(c) Voting Debt. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof (collectively, “Voting Debt”).

(d) Other Securities. As of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating (or purporting to obligate) the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, obligation or undertaking, other than Company Options and Company RSUs disclosed pursuant to Section 2.2(b). There are no outstanding Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. Except as otherwise set forth in Section 2.2(d) of the Company Disclosure Schedule, the Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Company’s Knowledge, there are no irrevocable proxies and no voting agreements, voting trusts or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Significant Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them are bound.

2.3 Authority; No Conflict; Necessary Consents.

(a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, if required to consummate the Merger, to obtaining the adoption of this Agreement by the Company’s stockholders as contemplated in Section 5.2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action on the part of the Company and no further corporate action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the adoption, and only if such adoption is required, of this Agreement by the Company’s stockholders as contemplated by Section 5.2 and the filing of the Certificate of Merger pursuant to Delaware

Law. The affirmative vote of the holders of a majority of the outstanding Company Shares as of the record date established for the Stockholders’ Meeting, voting as a single class, to adopt this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and to approve the transactions contemplated hereby. The Board of Directors of the Company has on or prior to the date hereof, by resolution adopted at a meeting of all directors duly called and held and not subsequently rescinded or modified in any way, duly adopted resolutions (i) determining and declaring that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommending that the Company’s stockholders grant the Stockholder Approval and (iv) directing, if required, that such matter be submitted to the Company’s stockholders at the Stockholders’ Meeting (such recommendation, the “Board Recommendation”). Except to the extent permitted by Section 5.3(d), the Company hereby represents that no Change of Recommendation has or shall have occurred. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered and applied in equity or at law).

(b) No Conflict. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby, will not (i) contravene, conflict with, result in a breach of or violate any provision of the Company Charter Documents or any Subsidiary Charter Documents of any Significant Subsidiary of the Company, (ii) subject to, and only if required, obtaining the Stockholder Approval as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any material Law applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or to the Company’s Knowledge, alter the rights or obligations of any third Person under, or give to others any rights of termination, amendment, acceleration or cancellation of any Company Material Contract or any Governmental Authorization affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries other than Permitted Liens, except, in the case of clause (ii) or this clause (iii), for such breaches, defaults, impairments, terminations, amendments, accelerations or cancellations as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Section 2.3(b) of the Company Disclosure Schedule lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any Company Material Contract, which if not obtained, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(c) Necessary Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or non-United States government, any instrumentality, subdivision, court, arbitral body, administrative agency or commission or other governmental authority or instrumentality or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the Merger and other transactions contemplated hereby, except for (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states or other jurisdictions in which the Company or Parent are qualified to do business, including customary filings regarding any change of beneficial ownership or similar filings in non-United States jurisdictions, (ii) the filing of the Proxy Statement, with the SEC in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (iii) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the non-United States merger control regulations identified in Section 2.3(c) of the Company Disclosure Schedule, (iv) adoption of this Agreement of the Company’s stockholders, if required, as contemplated in Section 5.2, (v) such other filings and notifications as may be required to be made by the Company under applicable federal, state or non-United States securities Laws or the rules and regulations of the Nasdaq Stock Market and (vi) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or to materially and adversely affect the ability of the parties hereto to consummate the Merger within the respective time frames in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing.

2.4 SEC Filings; Financial Statements; Internal Controls.

(a) SEC Filings. The Company has timely filed or furnished all required registration statements, prospectuses, reports, schedules, forms and statements (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2008. All such required registration statements, prospectuses, reports, schedules, forms and statements, as each of the foregoing have been amended since the time of their filing, are referred to herein as the “Company SEC Documents.” As of their respective dates, the Company SEC Documents (i) were prepared in accordance with, and fully complied in all material respects with, the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, or the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), as the case may be, and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Documents and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing prior to the date of this Agreement then on the date of such filing), and each such Company SEC Document filed subsequent to the date hereof will not as of the time they are filed (or if amended or superseded by a subsequent filing, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file or furnish periodic reports with the SEC pursuant to the Exchange Act. The Company has made available to Parent complete and correct copies of all amendments and modifications effected prior to the date of this Agreement that have not yet been filed by the Company with the SEC but which are required to be filed, to Contracts and other documents that previously had been filed by the Company with the SEC and are currently in effect. The Company has made available to Parent true, correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2008 and prior to the date hereof, including all SEC comment letters and responses to such comment letters by or on behalf of the Company. As of the date hereof, to the Knowledge of the Company, none of the Company SEC Documents are the subject of ongoing SEC review or outstanding SEC comment.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financials”), including each Company SEC Document filed after the date hereof until the Merger Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act) and (iii) fairly and accurately presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated (subject, in the case of unaudited interim financial statements, to normal and recurring year end adjustments in each case as permitted by GAAP and applicable rules and regulations promulgated by the SEC). As of the date of this Agreement, the Company does not intend to correct or restate any of the Company Financials. The consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2010 contained in the Company SEC Documents is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials filed with the SEC prior to the date hereof, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of the type required to be disclosed in the liabilities column of a consolidated balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, except for (i) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business materially consistent with past practice and (ii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby. The Company has not had any disagreement with any of its auditors (within the meaning of Item 304(a)(1)(iv) of Regulation S-K promulgated by the SEC) regarding accounting principles or practices, financial statement disclosures or auditing scope or procedure during its past five (5) full fiscal years or during the current year to date.

(c) Internal Controls. The Company has established and maintains, and since January 1, 2006 has had in effect, a system of internal controls over financial reporting required by Rules 13a-15 or 15d-15 promulgated under the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP.

(d) Disclosure Controls. The Company has established and maintains, and has in effect as of the date of this Agreement, disclosure controls and procedures required by Rules 13a-15 or 15d-15 promulgated under the Exchange Act.

(e) Audit Committee. The audit committee of the Board of Directors of the Company includes an “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K promulgated by the SEC.

(f) Code of Ethics. The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K promulgated by the SEC, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or individuals performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such individuals, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Company’s Knowledge, there have been no violations of provisions of the Company’s code of ethics by any such individuals.

(g) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Since January 1, 2008, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market.

2.5 Absence of Certain Changes or Events. From the date of the Company Balance Sheet through the date of this Agreement, other than the transactions contemplated by this Agreement, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course materially consistent with past practice and none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would require consent pursuant to Section 4.1(b)(i), Section 4.1(b)(ii), Section 4.1(b)(iii), Section 4.1(b)(v), Section 4.1(b)(vi), Section 4.1(b)(x), Section 4.1(b)(xii) or Section 4.1(b)(xiii),except as set forth in Section 2.5 of the Company Disclosure Schedule. Between the date of the Company Balance Sheet and the date of this Agreement, there has not been any Company Material Adverse Effect or any Effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.6 Taxes.

(a) Definition of Taxes and Tax Returns. For the purposes of this Agreement, “Tax” or “Taxes” shall mean (i) any and all federal, state, local and non-United States taxes, assessments and other governmental charges, levies, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, net worth, sales, use and occupation, and value added, ad valorem, alternative minimum, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.6(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium Tax relief or similar arrangement) and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.6(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement or otherwise obligated to make any payment determined by reference to the Tax liability of a third Person. “Tax Returns” shall mean all returns, reports, documents, declarations, information statements, claims for refund, and other information and filings (including elections, disclosures, schedules and estimates), and any attachments, addenda or amendments thereto (whether or not a payment is required to be made with respect to any such return) relating to Taxes. “Treasury Regulations” shall mean the regulations promulgated under the Code.

(b) Taxes, Tax Returns and Audits.

(i) Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries have (A) duly and timely filed or caused to be filed with the proper Governmental Entity all Tax Returns and such Tax Returns are true, correct, and complete in all material respects, (B) duly and timely paid or withheld (and timely paid over any withheld amounts to the proper Governmental Entity) all Taxes required to be paid or withheld whether or not shown as due on any Tax Return, and (C) established reserves in accordance with GAAP that are adequate for the payment of all Taxes not yet due and payable.

(ii) Neither the Company nor any of its Subsidiaries has any liability for unpaid Taxes which have not been accrued or reserved on the Company Financials in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.

(iii) No material deficiency for any Tax has been asserted, proposed, assessed or, to the Company’s Knowledge, threatened by any Governmental Entity against the Company or any of its Subsidiaries which has not been satisfied by payment or finally settled.

(iv) No claim has been made in writing by any Governmental Entity that the Company or any of its Subsidiaries is or may be subject to any taxation by a jurisdiction in which it does not file Tax Returns, and there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies of the Company or any of its Subsidiaries.

(v) Neither the Company nor any of its Subsidiaries has received a Tax ruling from any Governmental Entity or entered into any closing agreement with respect to any Tax year.

(vi) There is no material claim, audit, action, suit, request for ruling or determination, investigation, or administrative or court proceeding now pending, outstanding or, to the Company’s Knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax Return of the Company or any of its Subsidiaries.

(vii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify under Section 355 of the Code.

(viii) Neither the Company nor any of its Subsidiaries has consummated or participated in, and is not currently participating in, any transaction that was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder and has participated in, or is currently participating in, a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4 (as in effect at the relevant time)(or any comparable Laws of any state, local or non-United States jurisdiction) or a transaction similar to a listed transaction or reportable transaction.

(ix) Neither the Company nor any of its Subsidiaries has (A) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or any similar affiliated, combined, unitary or aggregate group for federal, state, local or non-United States Tax purposes (other than a group the common parent of which was the Company), (B) ever been a party to, had any obligation under or been bound by any Tax sharing, indemnification, allocation or similar agreement, arrangement or understanding whether or not written, pursuant to which it will have any potential liability to any Person (other than the Company or any of its Subsidiaries) or (C) any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-United States Law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise.

(x) Neither the Company nor its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income (A) as a result of any (I) change in method of accounting under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-United States Tax Law) adopted before the Effective Time, (II) closing agreement under Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States Tax Law) entered into before the Effective Time, (III) installment sale or open transaction disposition entered into before the Effective Time or (IV) prepaid amount received on or prior to the Merger Closing Date or (B) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Merger Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Merger Closing Date.

(xi) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code.

(xii) There are no Liens for Taxes upon the assets of the Company or any Subsidiary except Liens for Taxes not yet due and payable.

(xiii) There is no power of attorney given by or binding upon the Company or any of its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including waivers or extensions) has not yet expired.

(xiv) The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.

(xv) Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or place of business in that country.

(xvi) Section 2.6(b)(xvi) of the Company Disclosure Schedule contains a list of all jurisdictions (whether in the United States or outside the United States) in which the Company or any of its Subsidiaries currently files an income tax return.

(xvii) The Company and its Subsidiaries are in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territory or non-United States government, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

2.7 Title to Properties.

(a) Properties. Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. Section 2.7(a) of the Company Disclosure Schedule sets forth a list of all real property currently leased, licensed or subleased by the Company or any of its Significant Subsidiaries or otherwise used or occupied by the Company or any of its Significant Subsidiaries as of the date of this Agreement (the “Leased Real Property”). The Company has made available to Parent true, correct and complete copies of all Contracts under which the Leased Real Property is currently leased, licensed, subleased used or occupied by the Company or any of its Significant Subsidiaries (“Lease Documents”). All Lease Documents are in full force and effect, and there is not, under any of the Lease Documents, any existing material breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) by the Company or its Significant Subsidiaries or, to the Company’s Knowledge, any third Person under any of the Lease Documents, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity. The Leased Real Property is used only for the operation of the business of the Company and its Significant Subsidiaries. The Leased Real Property and the physical assets of the Company and the Significant Subsidiaries are, in all material respects, in good condition and repair and regularly maintained in accordance with standard industry practice; the Leased Real Property is in compliance, in all material respects, with applicable Laws.

(b) Valid Title; Possessory Interests. The Company and each of its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real, personal and mixed, reflected in the latest Company Financials included in the Company SEC Documents, free and clear of any Liens that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.8 Intellectual Property.

Definitions. For purposes of this Agreement, the following terms have the following respective meanings:

“Company Intellectual Property” means all Intellectual Property and Intellectual Property Rights that are owned by the Company or any of its Subsidiaries, or which the Company or any Subsidiary of the Company claims to own, including the Company Registered Intellectual Property. For the avoidance of doubt, “Company Intellectual Property” includes Company Registered Intellectual Property.

“Company Products” means all products (including software, firmware, processors and other hardware) or service offerings of the Company or any of its Subsidiaries (i) that are currently being marketed, sold, supported or distributed by the Company or any of its Subsidiaries (ii) that the Company or any of its Subsidiaries currently intends to market, sell or distribute within the next twelve (12) months, including any products (including software and hardware) or service offerings currently under development or that form the basis, in whole or in part, of any current revenue or business projection of the Company or any of its Subsidiaries, in each of (i) and (ii), excluding any third Person products marketed, resold or distributed by Company or any of its Subsidiaries on a standalone basis (i.e., apart from the proprietary products or service offerings of Company or any of its Subsidiaries).

“Company Registered Intellectual Property” means the Registered Intellectual Property owned by, or purported to be owned by the Company or any of its Subsidiaries as of the date hereof.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Copyleft Materials, that such Copyleft Materials, or other software or other Intellectual Property incorporated into, derived from, used or distributed with such Copyleft Materials: (i) in the case of software, be made available or distributed in Source Code form, (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company Products (or portions thereof or interfaces therefor) or Company Intellectual Property to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (iv) be redistributable. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Copyleft Materials” means any software or other Intellectual Property subject to a Copyleft License.

“Intellectual Property” means any or all of the following: (i) technology, including technology embodied in or relating to semiconductor device structures (including gate structures, transistor structures, memory cells or circuitry, vias and interconnects, isolation structures and protection devices), circuit block libraries, designs (including circuit designs and layouts), schematics, application programming interfaces, user interfaces, proprietary materials, inventions (whether or not patentable or reduced to practice) and invention disclosures; (ii) Trade Secrets, formulae, methodologies, processes, technical data, customer and supplier lists, customer contact information, and customer licensing and purchasing histories, manufacturing information, business plans, product roadmaps; (iii) databases and data collections, software (including firmware routines, subroutines and including all Source Code and object code thereof), tools, models, algorithms and implementations thereof; (iv) development tools, flow charts, programmers’ annotations and notes, documentation, product user manuals, product designs, product specifications, prototypes, breadboards, netlists, verilog files, emulation and simulation reports, test reports, test vectors, bills of material, build instructions and other work product used to design, plan, organize, maintain, support or develop any of the foregoing; (v) mask works and works of authorship of any kind (whether or not published); (vi) other materials, creative works or developments to which any Intellectual Property Rights may apply; (vii) improvements, derivatives, modifications, enhancements, revisions and releases relating to any of the foregoing; and (viii) instantiations of any of the foregoing in any form and embodied in any media.

“Intellectual Property Contracts” means all Contracts to which the Company or any of its Subsidiaries is a party providing for the license or other right to use (i) by a third Person of any Company Intellectual Property or (ii) by the Company or any of its Subsidiaries of Intellectual Property or Intellectual Property Rights of a third Person (including any covenants not to sue), other than: (x) written non-disclosure agreements, (y) sales agreements with, and non-exclusive licenses to, end-users, distributors and resellers of the products and services of the Company or any of its Subsidiaries, and related Contracts with respect thereto, that have been entered into in the ordinary course of business, in each case that do not materially differ in substance from the Company’s standard form(s) which have been made available to the Parent, and (z) licenses pertaining to Shrink-Wrapped Code.

“Intellectual Property Rights” means all United States and non-United States common law and statutory rights in, arising from, or associated with (i) patents, utility models and inventors’ certificates and all disclosures, applications, reissues, divisionals, re-examinations, renewals, substitutions, revisions, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) trade secrets, confidential information, know-how and proprietary information (“Trade Secrets”); (iii) copyrights, mask work rights and moral and economic rights of authors and inventors, however denominated, and all applications, registrations and renewals thereof (“Copyrights”); (iv) domain names and uniform resource locators (“Domain Names”); (v) trademarks, trade names, corporate names, logos, slogans, trade dress, and service marks and all goodwill associated with any of the foregoing and all registrations and applications (including intent-to-use applications) therefor

(“Trademarks”); (vi) similar or equivalent rights to any of the foregoing; and (vii) all rights to sue or recover and retain damages, costs or attorneys’ fees for past, present or future infringement, misappropriation or violation of any of the foregoing. For the avoidance of doubt, Intellectual Property Rights include Registered Intellectual Property.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative, or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means any software or other Intellectual Property subject to an Open Source License.

“Registered Intellectual Property” means all: (i) Patents, including applications therefor; (ii) registered Trademarks and applications therefor, including intent-to-use applications; (iii) Copyright registrations and applications therefor; (iv) Domain Name registrations; and (v) other applications, certificates, filings or registrations issued by, filed with or recorded by the United States Patent and Trademark Office, United States Copyright Office, the United States Domain Name registries or any similar non-United States agencies or registries in connection with any Intellectual Property Rights.

“Shrink-Wrapped Code” means generally commercially available off-the-shelf software where available for a cost of (i) not more than $20,000 for a perpetual license for a single user or work station (or $100,000 in the aggregate for all users and work stations).

“Source Code” means software in a form other than object code form, which form is capable of being printed out or displayed in human readable form, including related programmer comments and annotations.

(a) No Conflict. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement will not, pursuant to any Intellectual Property Contract, directly result in the material breach, default, adverse modification, cancellation, termination, suspension of, or acceleration of any payments with respect to or impair any rights granted pursuant to any Intellectual Property Contract. All Intellectual Property Contracts are valid, binding and are in full force and effect and each of the Company and each of its Subsidiaries is in material compliance with, and has not materially breached, any term of any such Intellectual Property Contract and, to the Company’s Knowledge, all other parties to such Intellectual Property Contracts are in material compliance with, and have not materially breached any term thereof.

(b) No Infringement. Subject to such exceptions as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the conduct of the business of the Company or any of its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, distribution, licensing, manufacture and sale of the Company Products or any Company Intellectual Property by the Company or any of its Subsidiaries does not (i) infringe or misappropriate, and has not infringed or misappropriated, any Intellectual Property Rights of any third Person, (ii) violate, and has not violated, any right to privacy or publicity of any third Person, and (iii) constitute, and has not constituted, unfair competition or trade practices under the Laws of any applicable jurisdiction. Neither the Company nor any of its Subsidiaries has received written notice from any third Person claiming that the Company, any of its Subsidiaries, any Company Product or Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any third Person, violates any rights to privacy or publicity or constitutes unfair competition or trade practices under the Laws of any applicable jurisdiction (nor does the Company have Knowledge of any basis for such claim).

(c) No Third Person Infringers. To the Company’s Knowledge, as of the date of this Agreement, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. Neither the

Company nor any of its Subsidiaries has asserted or threatened, in writing, any claim against any third Person alleging any infringement, misappropriation or violation of any Company Intellectual Property (nor does the Company have Knowledge of any basis for such claim).

(d) Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, pursuant to any Intellectual Property Contract, directly result in: (i) Parent, any of its Subsidiaries or the Surviving Corporation granting to any third Person any incremental right to or with respect to any Intellectual Property or Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent, any of its subsidiaries or the Surviving Corporation, being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, or (iii) Parent, any of its subsidiaries or the Surviving Corporation being obligated to pay in excess of $10,000 in incremental royalties, fees or other amounts, or being obligated to offer any incremental discounts with a value greater than $10,000, to any third Person; in each of (i), (ii) and (iii), excluding any contractual commitment between Parent or any of its subsidiaries and any third Person. As used in this Section 2.8(d), an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not executed or delivered this Agreement or consummated the transactions contemplated hereby.

(e) Intellectual Property. The Company and its Subsidiaries have taken commercially reasonable steps to obtain, maintain and protect the Company Intellectual Property. Without limiting the foregoing, each of the Company and its Subsidiaries has required and caused each current and former employee, and each consultant and contractor performing services on behalf of the Company or its Subsidiaries, to execute enforceable proprietary information and confidentiality agreements which (i) irrevocably assign to the Company or any of its Subsidiaries all of his, her or its right, title and interest (including the sole right to enforce) in any Intellectual Property or Intellectual Property Rights relating to the conduct of the business of the Company or any of its Subsidiaries or the Company Products (including all Intellectual Property Rights therein or arising therefrom), to the extent permitted under applicable Law and , (i) created during each such employee’s period of employment with the Company or any of its Subsidiaries or each such consultant’s or contractor’s engagement with the Company or any of its Subsidiaries and (ii) provide commercially reasonable protection for Trade Secrets of the Company and its Subsidiaries. The Company and each of its Subsidiaries has required and caused each consultant or contractor that has performed or is performing engineering services for the Company and/or such Subsidiary to execute enforceable agreements that either (i) assign to the Company or such Subsidiary all of his, her or its right, title and interest in any work product created during the performance of the engineering services (including all Intellectual Property Rights therein or arising therefrom), to the extent permitted under applicable Law, or (ii) grant a license to the Company and/or such Subsidiary to use, distribute, sublicense and otherwise commercially exploit on a perpetual, irrevocable and royalty-free basis the work product in the Company’s or Subsidiary’s business pursuant to the terms of the agreement with the consultant or contractor. To the Company’s Knowledge, no current or former employee, consultant or contractor of the Company or any of its Subsidiaries is in breach of any such proprietary information and confidentiality agreement.

(f) No Order. As of the date of this Agreement, there are no court ordered consents, settlements, judgments, injunctions, decrees, awards, stipulations, orders or similar litigation-related, adversarial-related or government-imposed obligations to which the Company or any of its Subsidiaries is a party or, to the Knowledge of the Company, are otherwise bound, that: (i) restrict the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any Company Intellectual Property, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate a third Person’s Intellectual Property Rights, or (iii) grant any third Person any right with respect to any Company Intellectual Property.

(g) Open Source. All development, testing, use, modification and distribution of Company Products or any Open Source Materials by or through the Company and each of its Subsidiaries is in compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements.

Section 2.8(g) of the Company Disclosure Schedule lists the Open Source Materials used by the Company in the Company Products, including in the development or testing thereof, and (i) identifies the Open Source License applicable thereto, (ii) describes the Company Products in which any Copyleft Materials have been used, (iii) states whether any such Copyleft Materials have been modified by or for the Company or any of its Subsidiaries, (iv) states whether the Open Source Materials have been distributed by or for the Company or any of its Subsidiaries, and (v) describes how any Copyleft Materials have been integrated with or interact with the Company Products or any portion thereof. None of the Company or any of its Subsidiaries has used Copyleft Materials in a manner that requires the Company Products, any portion thereof, or any other Company Intellectual Property to be subject to any Copyleft License.

(h) Source Code. Section 2.8(h) of the Company Disclosure Schedule identifies each Intellectual Property Contract pursuant to which the Company or any of its Subsidiaries has deposited with an escrow agent or delivered or licensed to any third Person, any of the Source Code included in any Company Products, excluding any Source Code for any Company Products or any Source Code for use in conjunction with any Company Product that does not disclose the features, functionality or design of any non-software Company Products, including application programming interfaces or other similar such code that interacts with, but is not embedded or enabled for use in any non-software Company Product, that are made available by the Company or any of its Subsidiaries in the ordinary course of business pursuant to a standard form of outbound license agreement of Company or any of its Subsidiaries, copies of which the Company has made available to Parent (the “Excluded Source Code”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, pursuant to any provision(s) of any Intellectual Property Contract, directly result in a release of any such Source Code or the grant of incremental rights to a third Person with regard to such Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery of any such Source Code, other than the Excluded Source Code, by the Company, any of its Subsidiaries or any Person acting on their behalf to any third Person.

(i) Defects; Contaminants. All Company Products in volume production distributed by the Company as of the date hereof (and all parts thereof) are free of: (i) any material defects, including any material impairment of the performance, features, or functionality thereof, which defects are not confined to an insignificant number of individual units of such Company Products, and (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Company Product or Company Intellectual Property (or all parts thereof) or data or technology of users (“Contaminants”). For the avoidance of doubt, “material defects” do not include bugs and errors that the Company corrects in the ordinary course of business materially consistent with past practice.

(j) Information Technology. The Company and its Subsidiaries have taken commercially reasonable and practical steps and implemented commercially reasonable procedures (i) to ensure that the information technology systems used in connection with the conduct of the business of the Company or any of its Subsidiaries, as currently conducted (the “Company IT Systems”) are free from Contaminants and (ii) to safeguard the Company IT Systems. As of the date of this Agreement, to the Company’s Knowledge, there have been no unauthorized intrusions or breaches of the security of the Company IT Systems. The Company and its Subsidiaries have implemented all material security patches or upgrades that are generally available for the Company IT Systems.

(k) Licenses-In. Other than (i) licenses to Open Source Materials, (ii) agreements for Shrink-Wrapped Code, and (iii) non-disclosure agreements and agreements with employees, consultants, and independent contractors that do not materially differ in substance from the Company’s or its Subsidiaries’ standard form(s), copies of which the Company has made available to Parent, Section 2.8(k) of the Company Disclosure Schedule lists all Intellectual Property Contracts under which the Company or any of its Subsidiaries has been granted or has been provided any rights to Intellectual Property or Intellectual Property Rights of any third Person.

(l) Licenses-Out. Other than (i) written non-disclosure agreements that do not include express or implied license to Company Intellectual Property and, (ii) non-exclusive licenses with respect to Company Products (in each case with respect to clauses (i) and (ii), pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard outbound form(s), copies of which the Company has made available to Parent), Section 2.8(l) of the Company Disclosure Schedule lists all Intellectual Property Contracts under which the Company or any of its Subsidiaries has granted or provided any rights to Company Intellectual Property to any third Person.

(m) Trade Secrets. The Company and its Subsidiaries (provided that with respect to periods preceding the Company’s acquisition of a Subsidiary, this sentence is limited to the Company’s Knowledge) have taken commercially reasonable and practical steps to protect their Trade Secrets, and any Trade Secrets of third Persons provided thereto, according to the Laws of the applicable jurisdictions where such Trade Secrets are developed, practiced or disclosed and consistent with applicable obligations of confidentiality. The Company and its Subsidiaries have a policy requiring all employees and third Persons having access to such Trade Secrets to execute a written agreement that provides sufficient protection for such Trade Secrets.

(n) Privacy. Each of the Company and its Subsidiaries have complied in all material respects with (i) all applicable Laws relating to privacy, data protection, and the collection and use of personal information collected, used or held for use by the Company or any of its Subsidiaries (“Personal Information”) and (ii) all rules, policies and procedures established by it relating to privacy, data protection, and the collection and use of Personal Information (“Privacy Policies”). To the Company’s Knowledge, consummation of the transactions contemplated by this Agreement (excluding conduct of Parent) will not result in a breach by Company or any of its Subsidiaries of applicable Privacy Policies or unauthorized disclosure of any Personal Information. The Company and its Subsidiaries take commercially reasonable measures to ensure that Personal Information is protected against unauthorized access, use, modification, or other misuse.

(o) Company Registered Intellectual Property. Section 2.8(o) of the Company Disclosure Schedule lists all Company Registered Intellectual Property and: (i) for each Patent and Patent application, the Patent number or application number for each jurisdiction in which filed, date issued and filed, and present status thereof; (ii) for each registered Trademark and Trademark application, the application number or registration number, by country, province and state, and the class of goods covered, the nature of the goods or services, as well as a list of all material common law Trademarks used by the Company, including a list of applicable jurisdictions; (iii) for any material Domain Names, the registration date, future renewal date and name of registry; (iv) for each material Copyright registration or Copyright application, the number and date of such registration or application by jurisdiction, and (v) all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company or any of its Subsidiaries is a party challenging, contesting, seeking to invalidate or otherwise opposing any Company Registered Intellectual Property or the prosecution, issuance or maintenance thereof in the name of Company or any of its Subsidiaries.

(p) Validity and Enforceability. To the Company’s Knowledge, the Company Intellectual Property, other than pending applications, is subsisting, in full force and effect, to the Company’s Knowledge is valid and enforceable, and, in the case of Company Registered Intellectual Property, has not expired, lapsed or been cancelled or abandoned. All necessary registration, maintenance and renewal fees currently due have been made, and all necessary documents, recordations and certificates required to have been filed, have been filed, for the purposes of maintaining such Company Registered Intellectual Property.

(q) Ownership. The Company or any of its Subsidiaries owns, and has good and exclusive title to, all Company Intellectual Property free and clear of any Lien (other than the Intellectual Property Contracts required to be set forth on Section 2.8(l) of the Company Disclosure Schedule or expressly excluded from the disclosure obligations under Section 2.8(l) and other Permitted Liens). No Person, other than the Company or any of its Subsidiaries, has ownership or exclusive rights to any Company Products or improvements to or derivatives of any Company Products that are used in or held for use in the conduct of the business of the Company in the manner currently conducted and as it is currently proposed to be conducted. Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, (ii) granted to any third Person any exclusive license of or exclusive right to use, or (iii) authorized the retention of any exclusive rights to use or joint ownership of any Intellectual Property or Intellectual Property Rights that have been owned, or purported to be owned, by the Company or any of its Subsidiaries.

(r) Sufficiency. Subject to such exceptions as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and each of its Subsidiaries own or are validly licensed sufficient Intellectual Property Rights to conduct the business of the Company or each of its Subsidiaries in the manner currently conducted and, to the Company’s Knowledge, as it is currently proposed to be conducted, including the design, development, use, import, branding, advertising, promotion, marketing, distribution, licensing, manufacture and sale of the Company Products, other than Company Products currently in a preliminary stage of development.

(s) Institutional Rights; Standards Bodies. To the Knowledge of the Company, no government, university, college, other educational institution, research center or other third Person involved in the research and development of Intellectual Property provided facilities or funding for the development of any Company Intellectual Property and (ii) none of the Company or any or any of its Subsidiaries has made any submission to, nor is a party to any agreement with, any standards body or other similar entity that would obligate the Company, any of its Subsidiaries or the Surviving Corporation to grant licenses to or otherwise impair or limit its control of any Company Intellectual Property.

2.9 Restrictions on Business Activities. Neither the Company nor any of its Subsidiaries is party to or bound by any Contract, excluding Contracts listed in (or required to be listed in) Section 2.17(b)(xvi) or Section 2.17(b)(xvii) of the Company Disclosure Schedule, containing any covenant (a) limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business, to make use of any material Company Intellectual Property or to compete with any Person, (b) granting any exclusive distribution rights, (c) providing “most favored nations” terms for Company Products, or (d) which otherwise adversely affects or would reasonably be expected to adversely affect the right of the Company and its Subsidiaries to sell, license, distribute, manufacture or otherwise exploit any Company Products or Company Intellectual Property.

2.10 Governmental Authorizations. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each consent, license, permit, grant or other authorization (a) pursuant to which the Company or any of its Subsidiaries currently operates or holds any material interest in any of their respective properties or assets or (b) which is required for the operation of the Company’s or any of its Subsidiaries’ businesses as currently conducted or the holding of any such interest (“Governmental Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be, and are in full force and effect. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notification from a Governmental Entity regarding any pending suspension or cancellation of any of the Governmental Authorizations and, to the Company’s Knowledge, threatened suspension or cancellation. As of the date hereof, neither the Company nor any of its Subsidiaries is in default (with or without notice or lapse of time or both) or violation of any such Governmental Authorization and, to the Company’s Knowledge, no events have occurred that would give rise to any right of termination, amendment or cancellation of any such Governmental Authorizations, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 2.10(a) of the Company Disclosure Schedule sets forth all material Governmental Authorizations issued or granted to the Company, or required to be obtained in connection with the transactions contemplated hereby and Section 2.10(b) of the Company Disclosure Schedule sets forth all antitrust approvals required to be obtained in connection with the transactions contemplated hereby.

2.11 Litigation. As of the date of this Agreement, there is no material action, suit, claim or proceeding pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) or, to the Company’s Knowledge, any of the Employees or agents of the Company or any of its Subsidiaries. As of the date of this Agreement, there is no investigation or other proceeding pending of which the Company has received formal written notice, or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Entity. As of the date of this Agreement, there is no action, suit, proceeding, arbitration, mediation for which lawful service of process has been effected on the Company.

2.12 Compliance with Laws.

(a) Neither the Company nor any of its Subsidiaries is, nor has been since January 1, 2008, in violation or default in any material respect of any material Laws applicable to the Company or any of its Subsidiaries, or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected, in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole. If the Company has received from any Governmental Entity since January 1, 2008 any written notices of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Entity relating to the Company or any of its Subsidiaries or from any Governmental Entity alleging that the Company or any of its Subsidiaries are not in compliance in any material respect with any applicable material Laws, or any of its Subsidiaries has received any such written notices since January 1, 2008 and while a Subsidiary of the Company, the Company has made available to Parent true, correct and complete copies of such written notices. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole.

(b) None of the Company and its Subsidiaries is subject to any order or action, and, to the Company’s Knowledge, none has been threatened with any action by any Government Entity concerning its compliance with applicable Regulatory Laws (including the failure to obtain any license, certificate, permit or approval, or to comply with the terms thereof), the violation of which would have a Company Material Adverse Effect.

2.13 Environmental Matters.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries.

“Environmental Laws” mean all federal, state, local and non-United States Laws, regulations, ordinances, and common law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including Laws and regulations relating to production, use, storage, treatment, transportation, disposal, handling, emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern or the investigation, clean-up or other remediation or analysis thereof.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials or substances, petroleum and petroleum products, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic fungus, toxic mold, mycotoxins or other hazardous substances that may have an adverse effect on human health or the environment.

(b) Environmental Compliance. The Company and its Subsidiaries are, and have been, in all materials respects in compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits, authorizations, licenses, approvals and other Governmental Authorizations required under any Environmental Laws, and compliance with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries have received any notices or communications, including any notices, demands, requests for information, citations, summons or orders, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in compliance with, or otherwise in violation of, any Environmental Laws.

(c) Environmental Liabilities. There has been no complaint filed and there is no material Environmental Claim pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed. In addition, to the Company’s Knowledge, there has been no past or present release, emission, discharge, presence or disposal of any Material of Environmental Concern at, under, from or to any facility or property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, that would reasonably be expected to form the basis of any material Environmental Claim against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed, or otherwise result in any material costs or liabilities under Environmental Law.

(d) Environmental Information. The Company has made available to Parent all material and relevant assessments, reports, data, results of investigations or audits that are in the possession of or reasonably available to the Company or its Subsidiaries regarding environmental matters or pertaining to the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company and its Subsidiaries with any Environmental Laws.

(e) Environmental Obligations. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries are required under Environmental Law by virtue of the transactions set forth herein and contemplated hereby or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Entity or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

(f) Predecessors. For purposes of this Section 2.13, the terms “Company” and “Subsidiaries” shall include any Person or entity that is, in whole or in part, a predecessor in interest of the Company or any of its Subsidiaries.

2.14 Brokers’ and Finders’ Fees. Except for fees payable to Qatalyst Partners LP (the “Financial Advisor) (in the amount specified in the engagement letter dated May 24, 2011, a copy of which has been made available to Parent), neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby. Except as set forth in Section 2.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any indemnification agreement or arrangement with any Person specifically in connection with this Agreement and the transactions contemplated hereby.

2.15 Transactions with Affiliates. Between the date of the Company’s last proxy statement filed with the SEC and the date of this Agreement, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.16 Employee Benefit Plans and Compensation.

(a) Definitions. For purposes of this Agreement, the following terms have the following respective meanings:

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change in control pay, termination pay, bonus, commission, incentive compensation, retention, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any Employee, or with respect to which the Company or any of its Subsidiaries has any liability or obligation; provided that Company Employee Plan shall not include any International Employee Plan.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” means the United States Department of Labor.

“Employee” means any current or former employee, consultant, independent contractor or director of the Company or any of its Subsidiaries, excluding consultants and independent contractors who are not individuals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” means each Company Employee Plan that has been adopted or maintained by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries will or may have any liability, for the benefit of Employees who perform services outside the United States.

“IRS” means the United States Internal Revenue Service.

“Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“WARN” means the Worker Adjustment and Retraining Notification Act and its regulations and any state or local acts and regulations enacted for similar purposes.

(b) Schedule. Section 2.16(b)(i) of the Company Disclosure Schedule contains an accurate and complete list of each material Company Employee Plan. All material personnel policies and procedures applicable to employees of the Company and each Subsidiary of the Company are in writing, true and complete copies of which have heretofore been made available to Parent.

(c) Documents. The Company and each of its Subsidiaries has made available to Parent (i) correct and complete copies of each material Company Employee Plan including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each material Company Employee Plan, (iii) if the material Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company

Employee Plan, (v) all material written agreements and contracts relating to each material Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all material communications to any Employee or Employees relating to any material Company Employee Plan or any proposed material Company Employee Plan, (vii) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan, (viii) forms of COBRA notices and related outsourcing contracts, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) all prospectuses prepared in connection with each material Company Employee Plan, (xii) forms of HIPAA privacy notices and forms of business associate agreements to the extent required under HIPAA and (xiii) the most recent IRS determination or opinion letter (if applicable) issued with respect to each Company Employee Plan.

(d) Employee Plan Compliance. The material Company Employee Plans are in, and have at all times been in, compliance in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws and have been administered in accordance in all material respects with their terms. Each material Company Employee Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination or opinion letter that is current as to its qualification, and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect such qualification.

(i) Claims. There are no pending or, to the Company’s Knowledge, threatened, material actions, suits or claims and no pending or, to the Company’s Knowledge, threatened litigation with respect to any Company Employee Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

(ii) Regulatory Proceedings. There are no material audits, inquiries or proceedings pending or to the Company’s Knowledge, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any material Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 (including 4980B) of the Code.

(iii) The Company and each of its Subsidiaries have timely made all material contributions and other material payments required by and due under the terms of each material Company Employee Plan.

(e) No Pension Plan. Neither the Company, any of its Subsidiaries nor any current or former ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f) Effect of Transaction; Parachute Payments; 409A; Executive Compensation Tax. Except as set forth on Section 2.16(f) of the Company Disclosure Schedule, no material Company Employee Plan exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), will entitle any Employee to (i) compensation or benefits or any increase in compensation or benefits, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Employee Plans or (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Employee Plans. There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. No director, officer, employee or independent contractor of the Company or any Company Subsidiary is entitled to receive any gross-up or additional payment by reason of the Tax required by

Section 409A or 4999 of the Code being imposed on such Person. Except as set forth on Section 2.16(f) of the Company Disclosure Schedule, no Company Employee Plan (i) will entitle any Employee to payments which will not be deductible under Section 280G of the Code or (ii) will entitle any Employee to payments which will not be deductible pursuant to Section 162(m) or Section 404 of the Code.

(g) Section 409A. Subject to such exceptions as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(i) With respect to each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (A) such plan or arrangement has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan or arrangement is subject to Section 409A of the Code and so as to avoid any Tax, interest or penalty thereunder; (B) the document or documents that evidence each such plan or arrangement have substantially conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (C) as to any such plan or arrangement in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, and

(ii) No option to purchase securities of the Company (whether currently outstanding or previously exercised) is, has been or would reasonably be, as applicable, subject to any Tax, interest or penalty under Section 409A of the Code.

(h) Employee Classifications. Each individual who renders or has rendered services to the Company or any of its Subsidiaries and is or was reasonably classified by the Company or any its Subsidiaries as having the status of an independent contractor, consultant or other status other than employee for any purpose (including for the purposes of taxation and Tax reporting and under Company Employee Plans) is or has been properly characterized as such to an extent that would not reasonably be expected to result in the disqualification of any Company Employee Plan.

(i) Leased Employees. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has used the services or workers provided by third Person contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that reasonably could be expected to result in the disqualification of any Company Employee Plan or the imposition of penalties or excise taxes with respect to any Company Employee Plan or Employee Agreement.

(j) Employment Matters. The Company and each of its Subsidiaries are, and have been at all times, in compliance in all material respects with all applicable Laws respecting employment, including employment practices, terms and conditions, classifications of employment, employee safety and health, immigration status and wages and hours. There are no material actions, grievances, investigations, suits, claims, charges or administrative matters pending, or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries, or any of their Employees relating to any Employee or employment issue. There are no pending or, to the Company’s Knowledge, threatened material claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy.

(k) No Post-Employment Obligations. Except as set forth on Section 2.16(k) of the Company Disclosure Schedule, no material Company Employee Plan provides post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or similar applicable state insurance Law.

(l) Labor. No work stoppage, slowdown, lockout or labor strike against the Company or any of its Subsidiaries is pending as of the date of this Agreement, or to the Company’s Knowledge threatened, nor has there been any such occurrence for the past five (5) years. The Company has no Knowledge of any labor organizing of or by any Employees. There are no material charges of unfair labor practices, labor disputes or grievances pending or, to the Company’s Knowledge, threatened by or on behalf of any Employee against the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, union contract or similar agreement with respect to Employees and no collective bargaining, or other such similar, agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN that remains unsatisfied, and no terminations prior to the Merger Closing Date shall result in unsatisfied liability or obligation under WARN. No employee of the Company or any of its Subsidiaries has experienced an employment loss, as defined by WARN, within ninety days prior to the date of this Agreement.

(m) International Employee Plan. Except as (i) is required under any applicable Laws or (ii) otherwise set forth in Section 2.16(m) of the Company Disclosure Schedule, the foregoing representations contained in Sections 2.16(b) through 2.16(l) are accurate with respect to Employees located outside the United States and International Employee Plans, to the extent applicable.

2.17 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” means any of the following to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets are bound, in each case as of the date of this Agreement:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) with respect to the Company and its Subsidiaries;

(ii) any material Contract (other than purchase orders received in the ordinary course of business consistent with past practice) between the Company or any of its Subsidiaries and any of the six (6) largest customers or licensees of the Company and its Subsidiaries (determined on the basis of aggregate fees received by the Company or any of its Subsidiaries over the four consecutive fiscal quarter period ended June 30, 2011) (each such licensee or customer, a “Major Customer”);

(iii) any material Contract (other than purchase orders submitted in the ordinary course of business consistent with past practice) between the Company or any of its Subsidiaries and any of the six (6) largest suppliers or licensors to the Company and any of its Subsidiaries (determined on the basis of aggregate fees paid by the Company or any of its Subsidiaries over the four consecutive fiscal quarter period ended June 30, 2011) (each such licensor or supplier, a “Major Supplier”);

(iv) any employment Contract (A) with any executive officer of the Company or any consultant to the Company with unvested equity awards, (B) with any non-executive officer employee of the Company earning an annual base salary in excess of $200,000, (C) with any member of the Company’s Board of Directors or (D) otherwise with any Key Employee;

(v) any material employment Contract that is not terminable by the Company without notice of thirty (30) days or less;

(vi) any material Contract or plan, including any Company Employee Plan or Employee Agreement, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);

(vii) any agreement of indemnification or any guaranty by the Company (other than any agreement of indemnification entered into in connection with the sale, license, maintenance, support or service of Company Products in the ordinary course of business) that is material to the Company;

(viii) any material Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets for consideration in excess of $2,000,000 or any interest in any other Person or business enterprise, in each case, other than in the ordinary course of business;

(ix) any material Lease Document;

(x) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of business;

(xi) reserved;

(xii) any Contract containing any material support, maintenance or service obligations on the part of the Company or any of its Subsidiaries, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than sixty (60) days notice without liability or financial obligation to the Company or its Subsidiaries, and which Contract entitles the Company or any of its Subsidiaries to receive payments on behalf of the Company or any of its Subsidiaries of at least $750,000 in a twelve (12) month period;

(xiii) any settlement agreement which contains continuing material obligations of the Company or any of its Subsidiaries;

(xiv) any dealer, distributor, joint marketing or development agreement under which the Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty to the Company or any of its Subsidiaries upon notice of sixty (60) days or less, or any material agreement pursuant to which the Company or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property or Intellectual Property Rights that will not be owned, in whole or in part, by the Company or any of its Subsidiaries and which may not be terminated without penalty to the Company or any of its Subsidiaries upon notice of sixty (60) days or less;

(xv) any Contract required to be disclosed in Section 2.8 of the Company Disclosure Schedule or any subsection thereof;

(xvi) any Contract, other than any Contract required to be disclosed in Section 2.8(k) of the Company Disclosure Schedule, that contains any provisions restricting the Company or any of its affiliates in any material respect from competing in any line of business or with any Person or in any geographic area (except for distributor agreements entered into in the ordinary course of business) or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Merger Closing Date;

(xvii) each Contract (except for a distributor agreement entered into in the ordinary course of business) that (A) grants any Person other than the Company and its Subsidiaries (1) any exclusive license or supply or distribution agreement or other exclusive rights, (2) any “most favored nation” status, rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Company Intellectual Property or Intellectual Property Rights, or (B) contains any provision that requires the purchase of all or a given portion of the Company’s or any of its Subsidiaries’ requirements from a given third Person, or any other similar provision;

(xviii) reserved;

(xix) any other Contract with any obligations to make payments or entitlement to receive payments on behalf of the Company or any of its Subsidiaries of $2,500,000 or more in a twelve (12) month period (other than for purchase orders received or submitted in the ordinary course of business materially consistent with pact practice);

(xx) any Contract to which the Company or any of its Subsidiaries is a party creating or granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

(xxi) any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries); or

(xxii) reserved

(xxiii) any Contract (i) between the Company or any of its Subsidiaries and any Governmental Entity which is a customer or supplier, or (ii) financed by any Governmental Entity and subject to the rules and regulations of any Governmental Entity concerning procurement.

(b) Schedule. Section 2.17(b) of the Company Disclosure Schedule sets forth a list of all written Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of their respective properties is bound or affected as of the date of this Agreement, setting forth for each such Company Material Contract, the subsections of Section 2.17(a) applicable to such Company Material Contract.

(c) No Breach. All Company Material Contracts are valid and in full force and effect as of the date of this Agreement except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the Company or any of its Subsidiaries taken as a whole. As of the date of this Agreement, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party thereto, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which have been cured, waived or otherwise resolved prior to the date hereof or which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) Documents. Complete and correct copies of each Company Material Contract in existence as of the date of this Agreement (including any and all amendments thereto) have been made available by the Company to Parent prior to the date hereof.

2.18 Insurance.

(a) The Company has made available to Parent, or will make available to Parent once received by the Company, true, correct and accurate copies of all insurance policies and fidelity bonds material to the business of the Company that are in effect as of the date hereof and any pending material claim by the Company under any of such policies (“Insurance Policies”). All of the Insurance Policies or renewals thereof are in full force and effect and not voidable. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the Company’s Knowledge, there has been no threatened termination of, or material premium increase (other than with respect to customary annual premium increases) with respect to, or material alteration of coverage under, any Insurance Policy.

(b) The Company represents and warrants that the true and correct amount of the annual premium currently paid by the Company for its directors’ and officers’ insurance policy in effect as of the date hereof is set forth in Section 2.18(b) of the Company Disclosure Schedule.

2.19 Export Control Laws (a). The Company and each of its Subsidiaries have at all times conducted their export transactions materially in accordance with (i) all applicable United States export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business, including the United States Export Administration Regulations; Foreign Assets Control Regulations; International Traffic in Arms Regulations; the Trading With The Enemy Act, International Emergency Economic Powers Act and all regulations and executive orders issued pursuant thereto; and other United States government regulations and executive orders that restrict trade or services with non-United States or other prohibited Persons.

2.20 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective officers, directors, agents, distributors, employees or other Person acting on behalf of the Company or its Subsidiaries have, directly or indirectly, taken any action which would cause them to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), or, to the Company’s Knowledge, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to non-United States or United States government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

2.21 Customers; Suppliers.

(a) Since the date of the Company Balance Sheet (the “Company Balance Sheet Date”), there has not been (i) any material adverse change in the business relationship of the Company or its Subsidiaries with any Major Customer, or (ii) any change in any material term (including credit terms) of any Contract with any Major Customer. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, during the three (3) years preceding the date hereof, neither the Company nor any of its Subsidiaries (i) have received any written customer complaint concerning its products and services (including, with respect to any such products or services, making any damage claim for alleged defects or any indemnification claim) that has not been resolved, or (ii) have had any such products returned by a purchaser thereof, other than, in the case of (i) or (ii), (x) stock rotation pursuant to distribution agreements and (y) any such complaints, claims or returns made in the ordinary course of business.

(b) Since the Company Balance Sheet Date, there has not been (i) any material adverse change in the business relationship of the Company or its Subsidiaries with any Major Supplier, or (ii) any change in any material term (including credit terms) of any Contract with any Major Supplier.

2.22 Fairness Opinion. The Company’s Board of Directors has received a written opinion (or an oral opinion to be confirmed in writing) from the Financial Advisor, a copy of which has been, or promptly after receipt will be, made available to Parent, to the effect that, as of such date and based upon and subject to the various qualifications and assumptions set forth therein, the consideration to be received by the holders of Company Shares (other than Parent or any affiliate of Parent, if applicable) pursuant to this Agreement is fair from a financial point of view to such holders. The Company has been authorized by Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement, to the extent applicable.

2.23 Takeover Statutes. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203), and any other similar Law, will not apply to Parent, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

2.24 Rights Agreement. No action that has not been taken in accordance with the terms of the Rights Agreement is necessary to (i) to render the Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated hereby, (ii) to ensure that (A) neither Parent nor Merger Sub is deemed to be an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement and (B) no Distribution Date (as defined in the Rights Agreement) will occur by reason of the execution and delivery of this Agreement or the consummation of the Merger or transactions contemplated by this Agreement, and (iii) so that the Company will have no obligations under the Rights (as defined in the Rights Agreement) issued pursuant to or the Rights Agreement in connection with the Merger and the holders of Company Shares will have no rights under the Rights or the Rights Agreement in connection with the Merger. The Company is not a party to any other shareholder rights agreement, rights plan, anti-takeover plan, “poison pill” or other similar agreement or plan. A complete and correct copy of the Rights Agreement in existence as of the date hereof (including any and all amendments thereto) has been previously provided or made available by the Company to Parent prior to the date hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, subject to (a) exceptions in part of the disclosure schedule, if any, delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) corresponding to the numbered section or subsection of this Article IV that includes a particular representation or warranty, or (b) exceptions in any other part of the Parent Disclosure Schedule but only to the extent it is reasonably apparent from the face of such disclosure or context in which such disclosure is made that such disclosure should qualify a particular representation or warranty, as follows:

3.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

3.2 Authority; No Conflict; Necessary Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

(b) No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of their respective articles or certificates of incorporation or bylaws, (ii) subject to compliance with the requirements set forth in Section 3.2(c), conflict with or violate any material Law applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Parent’s or Merger Sub’s rights or, to the knowledge of Parent or Merger Sub, alter the rights or obligations of any third Person under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub pursuant to, any contract filed with the SEC by Parent pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC; except, in the case of each of the preceding clauses (i), (ii) and (iii) for any conflict, violation, beach, default, impairment, alteration, giving of rights or Lien which would not materially adversely affect the ability of Parent and Merger Sub to consummate the Merger in the absence of such conflict, violation, beach, default, impairment, alteration, giving of rights or Lien.

(c) Necessary Consents. No consent, waiver, approval, order, authorization, registration, declaration or filing with any Governmental Entity, or any third Person, is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation of the Merger and the transactions contemplated hereby, except for (i) the filing of the Notification and Report Forms with the FTC and the DOJ required by the HSR Act, and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the non-United States merger control regulations identified in Section 2.3(c) of the Company Disclosure Schedule, (ii) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states or other jurisdictions in which the Company or Parent are qualified to do business, including customary filings regarding any change of beneficial ownership or similar filings in non-United States jurisdictions, (iii) such other filings and notifications as may be required to be made by Parent or Merger Sub under applicable federal, state or non-United States securities Laws or the rules and regulations of the Nasdaq Stock Market and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially adversely affect the ability of Parent and Merger Sub to consummate the Merger.

3.3 Operations of Merger Sub. Merger Sub was formed on July 21, 2010 and, other than engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated hereby.

3.4 Litigation. As of the time of execution of this Agreement, there is no action, suit, claim or proceeding pending or, to the knowledge of Parent and Merger Sub, overtly threatened against Parent and Merger Sub, before any court, governmental department, commission, agency, instrumentality or authority that seeks to restrain or enjoin the consummation of the transactions contemplated hereby.

3.5 Brokers’ and Finders’ Fees. Other than fees and commissions which would not be borne by the Company in the event the Closing does not occur, neither Parent nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.6 Sufficient Funds. Parent has, or has access to, and at the Effective Time will have, sufficient funds to consummate the Merger, to pay the Merger Consideration and to consummate all of the transactions contemplated by this Agreement.

ARTICLE IV

CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by the Company.

(a) Ordinary Course. During the period commencing on the date of this Agreement and continuing until the earlier of (x) the termination of this Agreement in accordance with Article VII or (y) the Effective Time, the Company shall (and shall cause each of its Subsidiaries to), except as otherwise expressly permitted by the terms of this Agreement, as set forth in Section 4.1(a) of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing, use reasonable best efforts to (i) carry on their business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in material compliance with applicable Laws, (ii) pay their material debts and Taxes when due, pay or perform other material obligations when due, (iii) preserve intact their present business organization, (iv) keep available the services of their present executive officers and Employees and (v) preserve their goodwill and relationships with customers, agents, suppliers, licensors, licensees, and others with which they have business dealings; provided that the Company shall not be deemed to be in breach of this Section 4.1(a) solely by virtue of having not taken any actions for which it has specifically requested Parent’s consent pursuant to Section 4.1(b) and for which Parent has not given such consent.

(b) Required Consent. Without limiting the generality of Section 4.1(a), except as otherwise expressly permitted by the terms of this Agreement or as described in Section 4.1(b) of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing (such consent, solely in the cases of Sections 4.1(b)(vii), (xii), (xiii)(B) and (G), (xiv), (xvi), (xvii)(B) (only with respect to the payment, discharge or settlement of monetary damages), (xix), (xx)(A) and (B), (xxiv), (xxvi) and (solely with respect to such designated provisions) (xxix), not to be unreasonably withheld, delayed or conditioned; provided that, in making such determination, Parent may take into account such factors as it deems relevant regarding potential adverse consequences to the consolidated business, operations, assets, liabilities, capitalization or financial condition of Parent, the Company and their respective Subsidiaries; provided further, that, if any subsection of this Section 4.1(b) other than those listed in this parenthetical would apply to the action to be taken by the Company or any of its Subsidiaries, then the limitations on Parent’s consent set forth in this parenthetical shall not apply to such action), during the period commencing on the date of this Agreement and continuing until the earlier of (x) the termination of this Agreement in accordance with Article VII and (y) the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) engage in any line of business other than businesses in which the Company or any of its Subsidiaries are currently engaged in on the date of this Agreement and similar or related businesses;

(ii) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly owned Subsidiary of it to its parent that remains a wholly owned Subsidiary of it after consummation of such transaction;

(iii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of Company Common Stock in connection with the termination of the employment or consultant relationship with any employee or consultant pursuant to stock option or purchase agreements in effect on the date hereof;

(iv) issue, deliver, sell, authorize, dispose of, subject to any Lien (other than a Permitted Lien), pledge or otherwise encumber any shares of capital stock, Voting Debt, other voting securities or any securities convertible into (or that derive their value by reference in whole or in part to) shares of capital stock, Voting Debt or other voting securities, or subscriptions, rights (including stock appreciation rights whether settled in cash or shares of Company Common Stock), warrants or options to acquire any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, enter into other agreements or commitments of any character obligating it to issue any such securities or rights, or grant any restricted stock, restricted stock units, performance shares, performance share units or other equity based awards other than Company Options and Company RSUs (which may be granted only to the extent permitted below) other than: (A) issuances of Company Common Stock upon the exercise of Company Options or the vesting of Company RSUs, in either case existing on the date hereof in accordance with their terms in effect as of the date hereof, (B) issuances by a wholly owned Subsidiary of the Company to the Company or its wholly owned Subsidiaries or (C) the issuances of Company Common Stock issuable upon the exercise, conversion or exchange of any other securities issued by the Company prior to the date of this Agreement which securities are exercisable, convertible or exchangeable into Company Common Stock;

(v) cause, permit or propose any amendments to the Company Charter Documents or adopt any amendments to any of the Subsidiary Charter Documents of the Company’s Subsidiaries;

(vi) (A) except in respect of the Merger and except as permitted pursuant to Section 5.3, enter into agreements with respect to, any mergers, consolidations, liquidation, dissolution, restructuring or business combinations or acquisitions of securities or assets or (B) acquire (i) by merging or consolidating with, or (ii) by purchasing any equity or voting interest in or any assets of, or (iii) by any other manner, any business or any Person or division thereof;

(vii) enter into any agreement with respect to the formation of any joint venture, strategic partnership or alliance;

(viii) other than as covered by clause (ix), (xxvi) or (xxvii), sell, lease, transfer, abandon, let lapse, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien or otherwise dispose of any Company Intellectual Property or any of its material properties or assets, including the capital stock of any of its Subsidiaries except (A) for sales, leases, licenses, abandonments, lapses, transfers, mortgages or encumbrances of obsolete assets, (B) pursuant to existing agreements in effect prior to the execution of this Agreement and (C) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;

(ix) reserved

(x) effect any material restructuring activities by the Company or any of its Subsidiaries with respect to their employees, including any material reductions in force;

(xi) make any material loans, extensions of credit or financing, advances or capital contributions to, or investments in, or grant extended payment terms to any other Person, other than: (A) loans or investments by the Company or a wholly owned Subsidiary of the Company to or in the Company or any wholly owned Subsidiary of the Company, (B) advances to employees for travel and entertainment expenses made in the ordinary course of business materially consistent with past practice or (C) extensions of credit or financing to, or extended payment terms for, or business expense advances to, customers made in the ordinary course of business materially consistent with past practice;

(xii) except as required by concurrent changes in GAAP, SEC rules or policy or applicable Law, as concurred in by its independent auditors, make any material change in its methods or principles of financial or Tax accounting or materially revalue any of its material assets;

(xiii) (A) make, change or revoke any material Tax election with respect to the Company or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to the Company or any of its Subsidiaries except in the ordinary course of business materially consistent with past practice, (C) enter into any closing agreement affecting any material Tax liability or refund of material Taxes with respect to the Company or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to the Company or any of its Subsidiaries, (E) settle or compromise any material Tax claim, assessment, liability or refund of material Taxes with respect to the Company or any of its Subsidiaries, (F) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement with a Governmental Entity or a third Person or (G) grant any power of attorney to a third Person with respect to any material Taxes of the Company or any of its Subsidiaries;

(xiv) enter into any licensing (other than Intellectual Property licensing), distribution, supply, procurement, manufacturing, marketing or other similar contracts, agreements, or obligations, other than ones (A) made in the ordinary course of business materially consistent with past practice, (B) that may be canceled without penalty by the Company or its Subsidiaries upon notice of sixty (60) days or less and (C) which provide for express payments by or to the Company or its Subsidiaries in an amount not to exceed $500,000 in any one year;

(xv) cancel or terminate or allow to lapse without commercially reasonable substitute policy therefor, or amend in any material respect or enter into, any material Insurance Policy, other than the renewal of existing Insurance Policies or enter into commercially reasonable substitute policies therefor;

(xvi) (A) pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business materially consistent with past practice, or as required by their terms as in effect on the date of this Agreement, of claims, liabilities or obligations (1) for amounts not in excess of the greater of (x) the amount reserved therefor in the Company Balance Sheet and (y) $1,000,000 or (2) incurred since the date of such financial statements in the ordinary course of business materially consistent with past practice, provided that in each case, the payment, discharge, settlement or satisfaction of which does not include any material obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Merger Closing or (B) waive, relinquish, release, grant, transfer or assign any right of material value;

(xvii) (A) institute any suit, claim, action, investigation or proceeding pending or threatened before any arbitrator, court or other Governmental Entity other than (i) for the routine collection of bills or (ii) in such cases where the Company in good faith determines that the failure to institute such suit, claim, action, investigation or proceeding would materially impair the business of the Company or any of its Subsidiaries or (B) settle or agree to settle any such suits, claims, actions, investigations or proceedings;

(xviii) except as required by applicable Laws, Contracts in existence on the date of this Agreement copies of which have been made available to Parent, or as required to comply with its obligations under this Agreement (A) adopt, enter into or materially amend any Company Employee Plan or make any contribution, other than regularly scheduled contributions, to any Company Employee Plan; (B) waive any stock repurchase rights, accelerate (except to the extent provided by the existing terms of a Company Employee Plan or outstanding Company Options or Company RSUs in existence on the date hereof), amend or change the period of vesting or exercisability or any other terms of Company Options or Company RSUs, or reprice any Company Options or authorize cash payments in exchange for any Company Options or Company RSUs or (C) enter into any collective bargaining agreement;

(xix) provide any material refund, credit or rebate to any customer, reseller or distributor, in each case, other than in the ordinary course of business materially consistent with past practice;

(xx) (A) hire any non-officer employees other than in the ordinary course of business, (B) terminate, hire, elect or appoint any officers (other than any Key Employees) or (C) terminate any Key Employee;

(xxi) (A) increase the salaries, wages, compensation or benefits or other compensation of or benefits to, or enter into or modify terms of the relationship of, any Employee of the Company or any of its Subsidiaries; or (B) pay or commit to pay any bonus, incentive compensation, equity or equity- related compensation, service award, severance, retention, change in control, “stay bonus” or other like benefit other than pursuant to the terms of any Company Employee Plan, as in existence on the date hereof and set forth in Section 2.16(b)(i) of the Company Disclosure Schedule;

(xxii) incur any indebtedness for borrowed money or guarantee any indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than (in each case) in the ordinary course of business materially consistent with past practice;

(xxiii) (A) enter into any agreement to purchase or sell any interest in real property or grant any security interest in any real property, or (B) other than in the ordinary course of business, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any lease with respect to real property;

(xxiv) enter into, modify or amend in a manner adverse to the Company or any of its Subsidiaries, or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder;

(xxv) other than as covered by clause (xxvi), enter into any Contract with any customer, supplier, distributor or competitor containing, or otherwise subject the Surviving Corporation or Parent to any material terms not included in the standard outbound forms of the Company or any of its Subsidiaries, such as (without limitation) non-competition, exclusivity, “most favored nations,” unpaid future deliverables, service requirements outside the ordinary course of business, future royalty payments or other similar material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses;

(xxvi) enter into any Contracts providing for the license (including covenants not to sue) or other right to use by the Company or any of its Subsidiaries of Intellectual Property or Intellectual Property Rights of a third Person, other than (A) non-royalty bearing licenses entered into in the ordinary course of business materially consistent with past practice the terms of which the Company has specifically disclosed to Parent at least two (2) Business Days prior to entering into any such license or right to use and (B) agreements for Shrink-Wrapped Code;

(xxvii) enter into any Contract providing for the sale, transfer, licensing (including covenants not to sue) or other disposition of any Company Intellectual Property, other than non-exclusive software licenses granted to distributors and customers in the ordinary course of business materially consistent with past practice and on terms not substantially and materially different from the terms of the Company’s standard form(s) of customer/distributor license which have been made available to the Parent;

(xxviii) make or commit to capital expenditures aggregating more than $15,000,000; or

(xxix) agree (in writing or otherwise) to take, any of the actions described in this Section 4.1(b).

4.2 Procedures for Requesting Parent Consent. Notwithstanding Section 8.2, if the Company desires to take any action that would be prohibited pursuant to Section 4.1(b) without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to the individuals identified on Schedule 4.2 of the Parent Disclosure Schedule, and consent from any one such individual by email, facsimile or other writing shall satisfy such requirement.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement.

(a) The Company shall prepare, in consultation with Parent, and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement (a “Proxy Statement”) promptly after the date of this Agreement and use its reasonable best efforts, in consultation with Parent, to:

(i) obtain and furnish the information required to be included by the SEC in the preliminary Proxy Statement,

(ii) respond promptly to any comments made by the SEC or its staff with respect to the preliminary Proxy Statement,

(iii) cause a definitive Proxy Statement (together with any amendments and supplements thereto) to be mailed to its stockholders as soon as reasonably practicable containing all information required under applicable Law to be furnished to the Company’s stockholders in connection with the Merger and the transactions contemplated by this Agreement,

(iv) promptly amend or supplement any information provided by it for use in the preliminary or definitive Proxy Statement (including any amendments or supplements thereof) if and to the extent that it shall have become false or misleading in any material respect and take all steps necessary to cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable United States federal securities Laws, and

(v) cause the preliminary and definitive Proxy Statements, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

Notwithstanding the foregoing, the Company shall have no responsibility with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment on the preliminary and the definitive Proxy Statement and any amendment or supplement to the preliminary or the definitive Proxy Statement, as the case may be, each time before any such document is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall provide Parent and its counsel with (A) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications, and (B) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC or its staff.

(b) Parent shall use reasonable best efforts to:

(i) cause the information supplied or to be supplied by or on behalf of Parent and Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement not to contain, on the date of the mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and

(ii) promptly inform the Company if at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement.

5.2 Meeting of Company Stockholders. The Company shall take all action reasonably necessary in accordance with Delaware Law and the Company Charter Documents to establish a record date, duly call, give notice of, convene and hold a meeting of its stockholders, to consider adoption of this Agreement (the “Stockholders’ Meeting”) reasonably promptly after the date of any SEC comments on the Proxy Statement have been resolved and the final Proxy Statement is otherwise ready for dispatch and, in connection therewith, the Company shall mail the Proxy Statement to the Company’s stockholders in advance of such meeting. Except to the extent that the Company’s Board of Directors shall have effected a Change of Recommendation as permitted by Section 5.3(e) or Section 5.3(f), (i) the Proxy Statement shall include the Board Recommendation and (ii) the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other actions necessary or advisable to pursue the vote or consent of its stockholders, including such actions as are required by the rules and regulations of the Nasdaq Stock Market or Delaware Law or any other applicable Laws to obtain such approvals. Notwithstanding the foregoing in this Section 5.2, any adjournments or postponements of the Stockholders’ Meeting or any recess of the Stockholders’ Meeting beyond the scheduled meeting date shall require the prior written consent of Parent other than in the case and to the extent to which the Company is required to allow additional time to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting. Unless this Agreement is terminated by the Company or Parent, as the case may be, pursuant to Article VII, the Company shall use reasonable best efforts to ensure that any Stockholders’ Meeting (including any adjournment or postponement thereof) is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders’ Meeting (including any adjournment or postponement thereof) are solicited, in compliance with Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable Laws.

5.3 Acquisition Proposals and Change of Recommendation.

(a) No Solicitation. The Company agrees that none of the Company, any of its Subsidiaries or any of the Company’s or any of its Subsidiaries’ officers and directors shall, and that it shall cause the Company’s and its Subsidiaries’ other Employees, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) (such officers, directors, Employees, agents and representatives, collectively, “Company Representatives”) not to (and shall not authorize or permit any of them to), directly or indirectly: (i) solicit, initiate or knowingly take any action to facilitate or encourage any inquiry with respect to any Acquisition Proposal, or the making or submission or announcement of any proposal that is or could reasonably be expected to lead to an Acquisition Proposal, (ii) conduct, participate or engage in any discussions or negotiations regarding, or furnish to any Person (other than Parent and its affiliates and their respective representatives and other than the Company Representatives) any nonpublic information relating to the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort with respect to any Acquisition Proposal by, any Person other than Parent, Merger Sub or any Subsidiary of Parent that is seeking to make, or has made, an Acquisition Proposal, (iii) approve, endorse, recommend or make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal, (iv) approve any transaction (other than the transactions contemplated hereby) under, or any Person other than Parent, Merger Sub or any Subsidiary of

Parent becoming an “interested stockholder” under, Section 203 of Delaware Law or (v) terminate, amend or waive any material rights under (or fail to take commercially reasonable steps to enforce such agreement) any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any other Person other than Parent, Merger Sub or any Subsidiary of Parent, except in the case of clauses (ii), (iii) or (iv) to the extent specifically permitted pursuant to Section 5.3(d) or Section 5.3(e). Upon entering into of this Agreement, the Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including any such activities, discussions or negotiations conducted by affiliates of the Company or any of its Subsidiaries or any Company Representatives) with any third parties conducted prior to the date of this Agreement with respect to consideration of any proposal that is or could reasonably be expected to lead to an Acquisition Proposal. The Company will exercise any rights under any confidentiality or non-disclosure agreements with any such third parties to require the return or destruction of nonpublic information provided prior to the date of this Agreement by the Company, its Subsidiaries or any Company Representative to any such third parties.

(b) Subject to the provisions of this Section 5.3, neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, (i)(A) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent, the Board Recommendation, (B) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal, (C) in the event of a tender offer or exchange offer for any outstanding Company Shares, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s stockholders within ten (10) Business Days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the Board of Directors of the Company in respect of the acceptance of any tender offer or exchange offer by its stockholders as of the end of the ten (10) day Business Day period shall constitute a failure to recommend against any such offer); or (D) recommend that the Company’s stockholders reject adoption of this Agreement, the Merger or the other transactions contemplated hereby (any action described in clauses (A)-(D) above being referred to as a “Change of Recommendation”) or (ii) allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than any confidentiality agreement pursuant to Section 5.3(d)) (an “Acquisition Agreement”) or (B) requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby.

(c) Notification of Unsolicited Acquisition Proposals. As promptly as practicable (and in any event no later than twenty four (24) hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that could reasonably be expected to lead to an Acquisition Proposal or from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal, the Company shall provide Parent with notice of such Acquisition Proposal, request or inquiry, including the material terms and conditions of such Acquisition Proposal, request or inquiry, the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all drafts and final versions of transaction documents provided by or on behalf of such Person or group in connection with such Acquisition Proposal. The Company shall notify Parent, in writing, of any decision of its Board of Directors to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information to any Person, which notice shall be given as promptly as practicable after the meeting or action by written consent of the Board of Directors at which such decision is made (and in any event at least twelve (12) hours prior to entering into any discussions or negotiations or providing any nonpublic information to any Person). The Company agrees that it shall promptly (and in any event within twelve (12) hours) (i) provide Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and material terms of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by Section 5.3(d)), (ii) provide Parent a copy of all written materials subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry and (iii) notify Parent of any determination by the Board of Directors of the Company that such Acquisition Proposal constitutes a Superior Offer.

(d) Permitted Response to Acquisition Proposals. Notwithstanding anything to the contrary contained in Section 5.3(a) or elsewhere in this Agreement, in the event that the Company receives prior to obtaining Stockholder Approval a bona fide, written unsolicited Acquisition Proposal from a third Person that did not result from a breach of this Section 5.3 and the Company’s Board of Directors in good faith concludes, after consultation with its outside legal counsel and its financial advisor, that such Acquisition Proposal is, or would reasonably be expected to lead to, a Superior Offer, the Company may then (1) furnish nonpublic information to the third Person making such Acquisition Proposal and (2) engage in negotiations with the third Person with respect to such Acquisition Proposal; provided that:

(i) the Company complies with all of the terms of this Section 5.3;

(ii) prior to furnishing or making available any nonpublic information or entering into any negotiations or discussions with such third Person, (1) such third Person is bound to an executed confidentiality agreement with the Company no less restrictive to such third Person with respect to the use or disclosure of nonpublic information than the Confidentiality Agreement is with respect to Parent (including with respect to “non-solicitation” provisions) and (2) contemporaneously with furnishing or making available any such nonpublic information to such third Person, to the extent such nonpublic information has not been previously so furnished or made available to Parent, copies of such nonpublic information; and

(iii) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or enter into such discussion or negotiations would result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable Law.

(e) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.3(a) or elsewhere in this Agreement, solely in response to the receipt of an unsolicited Superior Offer, the Board of Directors of the Company may (i) terminate this Agreement pursuant to Section 7.1(g) in order to concurrently enter into a definitive binding Acquisition Agreement accepting such Superior Offer or (ii) effect a Change of Recommendation, in the case of clauses (i) or (ii) if all of the following conditions in clauses (A) through (F) are met:

(A) the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that a Superior Offer has been made and not withdrawn;

(B) the Stockholder Approval has not been obtained;

(C) the Company shall have delivered to Parent prior written notice (a “Superior Offer Notice”) at least three (3) Business Days in advance of its intention to take such action with respect to such Superior Offer which shall state expressly (1) that the Company has received a Superior Offer, (2) the terms and conditions of the Superior Offer, copies of all relevant documents relating to such Superior Offer and the identity of the Person or group making the Superior Offer and (3) that the Company intends to terminate this Agreement in order to concurrently enter into a definitive Acquisition Agreement accepting such Superior Offer, or effect a Change of Recommendation, as applicable;

(D) after delivering the Superior Offer Notice, the Company shall provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such three (3)-Business Day period, and negotiate (and shall cause the Company’s financial and legal advisors to negotiate) in good faith with respect thereto during such three (3)-Business Day period, to make such changes in the terms and conditions of this Agreement and the other agreements that may be offered in writing by Parent during the applicable notice period so that such Acquisition Proposal ceases to constitute a Superior Offer or that the cause for the Change of Recommendation ceases to exist, as applicable (it being agreed that any material amendment or modification to the terms of the Superior Offer (including any amendment to any price term thereof), shall require a new Superior Offer Notice and again require compliance with the terms of this Section 5.3(e), except that the additional advance notice period shall be reduced to two (2) Business Days with respect to any such new Superior Offer Notice;

(E) the Board of Directors of the Company shall have considered, after consultation with its outside legal counsel and its financial advisor, any amendment to the terms and conditions of this Agreement (including any increase in the Merger Consideration) and the other agreements contemplated hereby that may be offered in writing by Parent during the applicable notice period and shall have determined (1) after consultation with its financial advisor, that the terms of the Superior Offer are more favorable to the stockholders of the Company (in their capacities as stockholders) than the transactions contemplated by this Agreement (taking into account as it may be adjusted pursuant to paragraph (D) above) and (2) after consultation with outside legal counsel, that the failure to take the applicable action set forth in clause (i) or (ii) of this Section 5.3(e) would result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable Law; and

(F) the Company shall not have breached any of the provisions set forth in Section 5.2 or this Section 5.3 in any material respect in connection with such Superior Offer.

(f) Intervening Event Change of Recommendation. Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may, in response to an Intervening Event, effect a Change of Recommendation; provided that all of the following conditions in clauses (A) through (D) are met:

(A) the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that such Intervening Event has occurred;

(B) the Company shall have delivered to Parent prior written notice (an “Intervening Event Notice”) at least four (4) Business Days in advance of its intention to effect a Change of Recommendation in response to such Intervening Event which notice shall include information describing such Intervening Event in reasonable detail and state expressly (1) that an Intervening Event has occurred and (2) that the Company intends to effect a Change of Recommendation in response to such Intervening Event (and provided that any material change to the facts and circumstances relating to such Intervening Event shall require a new Intervening Event Notice and again require compliance with the terms of this Section 5.3(f), except that the additional advance notice period shall be reduced to two (2) Business Days with respect to any such new Intervening Event Notice);

(C) after delivering the Intervening Event Notice, the Company shall provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such four (4)-Business Day period, and negotiate (and shall cause the Company’s financial and legal advisors to negotiate) in good faith with respect thereto during such four (4)-Business Day period, to make such changes in the terms and conditions of this Agreement and the other agreements that may be offered in writing by Parent during the notice period so that the cause for the Change of Recommendation ceases to exist; and

(D) the Board of Directors of the Company shall have considered, after consultation with its outside legal counsel and its financial advisor, any amendment to the terms and conditions of this Agreement (including any increase in the Merger Consideration) and the other agreements contemplated hereby that may be offered in writing by Parent during the applicable notice period and shall have determined after consultation with outside legal counsel, that the failure to effect a Change of Recommendation in response to such Intervening Event would result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable Law (taking into account any such offered amendments to this Agreement and such other agreements).

(g) State Takeover Statute. The Board of Directors of the Company shall not, in connection with any Change of Recommendation, take any action to change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state Law to be applicable to the transactions contemplated hereby. For the avoidance of doubt, this Section 5.3(g) shall not prohibit the Company from effecting a Change of Recommendation as specifically permitted pursuant to the terms of Section 5.3(e) or Section 5.3(f).

(h) Certain Definitions. For purposes of this Agreement, the following terms have the following respective meanings:

(i) “Acquisition Proposal,” with respect to the Company, means any offer or proposal, or indication of interest in making a proposal or offer, for any transaction or series of related transactions involving: (a) any purchase from the Company or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than fifteen percent (15%) beneficial ownership interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, in each such case in this clause (b) which would result in a third Person acquiring (A) fifteen percent (15%) or more of any class of equity or voting securities of the Company or (B) fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries taken as a whole, (c) any sale, lease (other than in the ordinary course of business materially consistent with past practice), exchange, transfer, license (other than in the ordinary course of business materially consistent with past practice), acquisition or disposition of more than fifteen percent (15%) of the consolidated assets of the Company and its Subsidiaries taken as a whole or (d) any liquidation or dissolution of the Company; provided, that the transactions between Parent and the Company contemplated by this Agreement (and any other transactions between the Company and Parent or any wholly owned Subsidiary of Parent) shall not be deemed an Acquisition Proposal;

(ii) “Intervening Event” means any event, development or change in circumstances, with respect to the Company or any of its Subsidiaries outside of the ordinary course of business, that is material to the Company and its Subsidiaries, taken as a whole, that (i) was neither known to the Board of Directors of the Company, the Chief Executive Officer of the Company or the Chief Financial Officer of the Company nor reasonably foreseeable as of or prior to the date hereof and (ii) does not relate to (A) any Acquisition Proposal or (B) any events, changes or circumstances relating to Parent, Merger Sub or any of their affiliates; and

(iii) “Superior Offer,” with respect to the Company, means a bona fide written Acquisition Proposal by a third Person that did not result from a breach of this Section 5.3 on terms that the Board of Directors of the Company in good faith concludes, after consultation with its financial advisor and outside legal counsel, taking into account all aspects of the Acquisition Proposal to be more favorable to the Company’s stockholders (in their capacities as stockholders) from a financial point of view than the transactions contemplated by this Agreement and is reasonably capable of being consummated, provided that each reference to “fifteen percent (15%)” in the definition of “Acquisition Proposal” shall be replaced with “fifty percent (50%)” for purposes hereof.

(i) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this

Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

(j) Violations. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3 by any affiliate of the Company or Company Representative shall be deemed to be a breach of this Agreement by the Company; provided that any violation of the restrictions set forth in this Section 5.3 by any employee of the Company (other than any officer or director of the Company) shall only be deemed to be a breach of this Agreement by the Company to the extent that any such violation was authorized or knowingly permitted by any director or officer of the Company.

5.4 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed an Amended and Restated Mutual Nondisclosure Agreement, dated August 16, 2011 (as may be further amended or supplemented from time to time, the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, and each of Parent and the Company will hold, and will cause its respective “Representatives” (as defined in the Confidentiality Agreement) to hold and keep confidential, any “Evaluation Material” (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b) Access to Information. Subject to the Confidentiality Agreement and applicable Law, the Company shall afford Parent and its accountants, counsel and other Representatives, reasonable access (during regular business hours upon reasonable notice) during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Article VII and the Effective Time to (i) the properties, books, contracts, personnel, commitments and records of the Company and its Subsidiaries (provided that such access shall not unreasonably interfere with the business and operations of the Company and its Subsidiaries) and all capitalization and equity compensation information that is necessary for Parent to promptly comply with applicable Law (to the extent such information is in the possession of or reasonably available to the Company and its Subsidiaries or its independent registered accountants) and (ii) all other information concerning the business, properties and personnel (subject to reasonable procedures as the parties may agree) of the Company and its Subsidiaries as Parent may reasonably request; provided that the Company may restrict the foregoing access to the extent that any Law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires such party to restrict or prohibit access to any such properties or information. Any information obtained from the Company or any of its Subsidiaries pursuant to the access contemplated by this Section 5.4 shall be subject to the Confidentiality Agreement.

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7, or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.5 Public Disclosure. Without limiting any other provision of this Agreement, each of Parent and the Company shall consult with the other and issue a joint press release with respect to the execution of this Agreement. Thereafter, neither the Company nor Parent, nor any of their respective affiliates, shall issue any press release or other announcement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement, the transactions contemplated hereby or any Acquisition Proposal without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), (i) except as such press release or other announcement may be required by applicable Law or the applicable rules of a national securities exchange, in which case the party required to issue the release or make the announcement shall use its reasonable best efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance or (ii) in connection with a Change of Recommendation if and to the extent permitted by Section 5.3.

5.6 Regulatory Filings; Reasonable Best Efforts.

(a) Regulatory Filings. As promptly as practicable after the date hereof, (and, in the case of the initial filings under the HSR Act, in no event later than ten (10) Business Days after the date of this Agreement), each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including: (i) making its respective required filings under the HSR Act, including Notification and Report Forms with the FTC and the DOJ and thereafter any other required submissions, (ii) making filings under any other comparable pre-merger notification regimes reasonably determined by Parent and the Company to be required by the merger notification or control Laws of any applicable jurisdiction, as listed in Section 5.6(a) of the Company Disclosure Schedule (the “Foreign Competition Laws”) and (iii) making any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities Laws of any non-United States country, or any other applicable Law relating to the Merger. Each of Parent and the Company shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Laws. Parent, Merger Sub and the Company each shall promptly supply the other with any information concerning itself or its Subsidiaries that may be required in order to effectuate any filings or application pursuant to this Section 5.6(a).

(b) Notification. Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other parties of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(c) Reasonable Best Efforts. Subject to the express provisions of Section 5.2, Section 5.3 and Section 5.6(d) and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions to the Merger set forth in Article VI; (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, submissions and filings (including registrations, declarations, and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; (iv) the obtaining of consents, approvals and waivers from third parties, if any, set forth in Section 5.6(c) of the Company Disclosure Schedule to be obtained in connection with the transactions contemplated by this Agreement under any Contracts or leases of the Company or any of its Subsidiaries, provided that in no event shall the Company or any of its Subsidiaries pay any material fee, penalty or other consideration to any Person to obtain any such consent, approval or waiver other than amounts that are approved by Parent; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with seeking consents, approvals and waivers pursuant to clause (iv) of this Section 5.6(c), the Company shall keep Parent informed promptly of all material developments and shall, at Parent’s request and to the extent reasonably feasible, include Parent in any discussions or communications with any parties whose consent, approval or waiver is sought hereunder. Each such consent, approval and waiver shall be in a form acceptable to Parent. In the event the Merger does not close for any reason, (x) Parent shall not have any liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, approvals and waivers and (y) the Company shall not have any liability to Parent, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from Parent seeking to obtain such consent, approvals and waivers. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated hereby.

(d) No Action of Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate thereof to agree to any Action of Divestiture. The Company shall not, without the prior written consent of Parent, take or agree to take any Action of Divestiture. For purposes of this Agreement, an “Action of Divestiture” means (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its Subsidiaries or affiliates, or of the Company or its Subsidiaries, (ii) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates, or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries or (iii) the imposition of any impediment on Parent, its Subsidiaries or affiliates, or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

5.7 Notification of Certain Matters.

(a) By the Company. The Company shall give prompt notice to Parent of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate to an extent that would cause the failure of the condition in Section 6.2(a), (ii) any failure of the Company to comply with or satisfy in any material respect any agreement, obligation or covenant to performed or complied with by it under this Agreement to an extent that would cause the failure of the condition in Section 6.2(b), (iii) the occurrence of any Company Material Adverse Effect, (iv) any notice or other communication received by such party from any Governmental Entity in connection with transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby or (v) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby; provided that no such notification shall affect the representations or warranties of the Company or the conditions to the obligations of the parties under this Agreement; provided further, that the delivery of any notice pursuant to this Section 5.7(a) shall not limit or otherwise affect the remedies available hereunder.

(b) By Parent. Parent and Merger Sub shall give prompt notice to the Company of (i) any representation or warranty made by it contained in this Agreement becoming materially untrue or inaccurate, (ii) any failure of Parent to comply with or satisfy in any material respect any agreement, obligation or covenant to be performed or complied with by it under this Agreement, (iii) any notice or other communication received by such party from any Governmental Entity in connection with transactions contemplated hereby or from any Person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby or (iv) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby; provided that no such notification shall affect the representations, or warranties of Parent and Merger Sub or the conditions to the obligations of the parties under this Agreement; provided further, that the delivery of any notice pursuant to this Section 5.7(b) shall not limit or otherwise affect the remedies available hereunder.

5.8 Employee Matters.

(a) Termination of 401(k) Plans. Effective as of no later than the day immediately preceding the Merger Closing Date, each of the Company, its Subsidiaries and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each a “401(k) Plan”) unless Parent provides written notice to the Company that any such 401(k) Plan shall not be terminated. Unless Parent provides such written notice to the Company, no later than three (3) Business Days prior to the consummation of the Merger Closing Date, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Merger Closing Date) pursuant to resolutions of the Board of Directors of the Company, its Subsidiaries or such ERISA Affiliate, as the case may be. Parent shall take all steps necessary to permit each Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from each 401(k) Plan, if any, to roll such eligible rollover distribution as part of any lump sum distribution to the extent permitted by each 401(k) Plan into an account under Parent’s 401(k) plan (the “Parent’s 401(k) Plan”), to the extent permitted by Parent’s 401(k) Plan.

(b) Termination of Company ESPP. Effective as of no later than immediately preceding the Merger Closing Date, the Company shall have terminated the 2004 Employee Stock Purchase Plan of the Company (the “Company ESPP”) and shall have provided such notice of termination as may be required by the terms of the Company ESPP. Prior to the Merger Closing Date and the termination date of the Company ESPP, (i) the Company shall have determined the date on which the then-current offering period, if any, shall terminate; and (ii) accumulated payroll deductions on such date shall be used to purchase the applicable number of shares of Company Common Stock.

(c) Benefit Plans. Parent shall provide, or cause to be provided, to each person who was an employee of the Company or its Subsidiaries immediately prior to the Effective Time and who remains an employee of the Surviving Corporation or its Subsidiaries immediately following the Effective Time (“Continuing Employees”), for a period of not less than one year from and after the Merger Closing Date (or if shorter, for so long as such employee remains in such employment), unless any such employee contracts otherwise with Parent, employee benefits that, in the aggregate, are no less favorable to such employee than, at Parent’s election and in its sole and absolute discretion, either those benefits provided by Parent to similarly situated employees of Parent or the benefits provided by the Company and its Subsidiaries to Continuing Employees immediately prior to the Effective Time (but not taking into account the value of any equity or equity-related benefits or compensation for purposes of determining the value of the benefits provided by the Company and its Subsidiaries immediately prior to the Effective Time); provided that nothing in this Agreement shall confer upon any Continuing Employee the right to continue in employment following the Effective Time, or is intended to interfere with Parent’s, the Surviving Corporation’s and its Subsidiaries’ rights otherwise existing (i) to terminate the employment of any Continuing Employee for any reason or no reason following the Effective Time or (ii) to amend, modify or terminate any Company Employee Plan in the sole and absolute discretion of Parent or the Surviving Corporation. To the extent that Continuing Employees participate in any of Parent’s employee benefit plans, programs, policies and arrangements following the Effective Time, including any severance plan, medical plan, dental plan, life insurance plan, Code Section 401(k) arrangement, vacation program or disability plan (collectively, the “Parent Benefit Plans”), such Continuing Employees shall receive credit for service with the Company or any of its Subsidiaries solely for purposes of eligibility to participate and vesting (but not for any other purpose, including benefit accrual or determination of level of benefits purposes) under the Parent Benefit Plans in which such Continuing Employees participate solely to the extent such Continuing Employees’ were credited with service under comparable plans of the Company or any of its Subsidiaries for such purposes; provided that no such employee shall be entitled to such credit (i) to the extent that it results in duplication of benefits, or (ii) for purposes of any equity or equity-based or other incentive compensation or sabbatical plan, policy, program, agreement or arrangement, or any arrangement similar to the foregoing. With respect to any Parent Benefit Plan that is a welfare benefit plan maintained by Parent for the benefit of Continuing Employees on and after the Merger Closing Date, Parent shall (1) cause there to be waived any eligibility requirements or pre-existing condition limitations solely to the extent permitted under such Parent Benefit Plan and solely to the extent such requirements and limitations were waived under comparable plans maintained by the Company or any of its Subsidiaries prior to the Effective Time, and (2) for the plan year that includes the Effective Time, give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid during the plan year that included the Effective Time by such Continuing Employees with respect to similar plans maintained by Company and its Subsidiaries.

(d) The Company will be responsible for all requisite notices, payments and employee transfers required under any works councils agreements and necessary to consummate the transaction, or as any such actions are requested by Parent.

It is acknowledged and agreed by the parties hereto that all provisions contained in this Section 5.8 with respect to employees are included for the sole benefit of the respective parties and shall not create any right (i) in any other Person, including any employees, former employees, any participant in any Company Employee Plan or any participant in any Parent Benefit Plan or any beneficiary thereof or (ii) to continued employment with the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their affiliates. Notwithstanding the foregoing provisions of this Section 5.8, nothing contained herein, whether expressed or implied, (i) shall be treated as an amendment or other modification of any Company Employee Plan or any Parent Benefit Plan or (ii) shall limit the right otherwise existing of Parent or the Surviving Corporation or any of their respective Subsidiaries to amend, terminate or otherwise modify (or cause to be amended, terminated or otherwise modified) any Company Employee Plan or Parent Benefit Plan.

5.9 Indemnification.

(a) Indemnity. From and after the Effective Time, Parent shall cause the Surviving Corporation (including furnishing the Surviving Corporation with any necessary funds) to fulfill and honor in all respects the obligations of the Company pursuant to the Company Charter Documents and pursuant to all indemnification agreements between the Company and any of the current or former directors or officers of the Company and its Subsidiaries (the “Indemnified Parties”), in each case in effect as of the date hereof and listed in Section 5.9(a) of the Company Disclosure Schedule (including, to the extent indemnifiable thereunder, for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), subject to applicable Law. Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions with respect to exculpation, indemnification and the advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not, except as required by applicable Law, be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties or any other person who, prior to the Effective Time, was a director or officer of the Company,

(b) Insurance. Prior to the Effective Time, Parent shall purchase a fully-paid, noncancellable “tail” policy under the Company’s existing directors’ and officers’ insurance policy (a correct and complete copy of which has been provided or made available to Parent) which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those directors and officers who are currently covered by the Company’s directors’ and officers’ liability insurance policy in effect as of the date hereof for actions and omissions of such officers and directors (in their capacities as such) occurring prior to the Effective Time, (iii) contains terms and conditions that are, in the aggregate, no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof and (iv) to the extent the annual premium therefor would not exceed two hundred and fifty percent (250%) of the annual premium currently paid by the Company for such coverage; provided that if such policy is not available on such terms, for a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain directors’ and officers’ liability insurance with one or more reputable unaffiliated third Person insurers covering those directors and officers who are currently covered by the Company’s directors’ and officers’ liability insurance policy in effect as of the date hereof for actions and omissions of such officers and directors (in their capacities as such) occurring prior to the Effective Time of at least the same coverage and amounts containing terms and conditions that are, in the aggregate, no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof; provided that in no event will the Surviving Corporation be required to expend in any one year in excess of two hundred and fifty percent (250%) of the annual premium currently paid by the Company for such coverage (and to the extent annual premium would exceed two hundred and fifty percent (250%) of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use all reasonable best efforts to cause to be maintained the maximum amount of coverage as is available for such two hundred and fifty percent (250%) of such annual premium).

(c) Third-Party Beneficiaries. This Section 5.9 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. On and after the Merger Closing, the obligations of Parent under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under this Section 5.9 without the consent of such affected Indemnified Party.

5.10 Financing Cooperation.

(a) Subject to Sections 5.10(b) and 5.10(c), the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the Company Representatives to, in each case at Parent’s sole expense and provided that such efforts do not interfere unreasonably with the business or operations of the Company and its Subsidiaries, use its good faith efforts to:

(i) furnish Parent, reasonably promptly after Parent’s request for specified items, all financial statements, financial data and other information reasonably available to the Company relating to the Company and its Subsidiaries of the type required by Regulation S-X and Regulation S-K promulgated under the Securities Act to be included for registered public offering of debt securities, and of the type and form customarily included in offering documents used in private placements under Rule 144A promulgated under the Securities Act, as may be reasonably requested by Parent in connection with such financing;

(ii) cause the independent accountants of the Company and its Subsidiaries to timely deliver their consent to Parent’s inclusion of such accountants’ report on the Company’s audited financial statements and notes and schedules thereto included in any registration statement or offering memorandum for any such financing, and in connection therewith furnish such accountants such information and representation letters as are customarily required in connection with the issuance of such auditors’ consent;

(iii) to cause the independent accountants of the Company and its Subsidiaries to timely issue a “comfort” and “bring down comfort” letter with respect to the financial information provided by the Company pursuant to Section 5.10(a)(i) in accordance with and to the extent provided by the rules and guidelines as set forth in AU Section 634, Letters for Underwriters and Certain Other Requesting Parties, as adopted by the Public Company Accounting Oversight Board, and in connection therewith furnish such accountants such information and representation letters as are customarily required in connection with the issuance of such “comfort” and “bring down comfort” letters;

(iv) provide Parent with such financial and other data reasonably available to the Company concerning the Company and its Subsidiaries as Parent reasonably requests as being necessary for Parent’s preparation of pro forma financial statements and Parent’s offering document for any such financing reasonably promptly after Parent’s request therefor;

(v) participate as reasonably requested by Parent in due diligence meetings in connection with any such financing in order to respond to questions concerning the Company, its Subsidiaries and the information provided by the Company pursuant to Section 5.10(a)(i); and

(vi) update the information provided by the Company pursuant to Section 5.10(a)(i)reasonably promptly after Parent’s request for such update as necessary so that such information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

Except for the information provided pursuant to Section 5.10(a)(i)-(vi), neither the Company, any Subsidiary of the Company nor any officer, director or employee of the Company or any Subsidiary of the Company shall be required by this Section 5.10 to (A) prepare any disclosure or marketing documents or materials intended to be given to prospective or actual lenders or investors, (B) participate in any marketing efforts by Parent, including any road show presentations, or (C) execute any registration statement or otherwise assume liability or responsibility with respect to Parent’s offering.

(b) Parent acknowledges and agrees that the Company (prior to the Effective Time) and its Subsidiaries and the Company Representatives shall not have any responsibility for, or incur any liability to any person under, any financing that Parent may raise or seek to raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 5.10 and that Parent and Merger Sub shall indemnify and hold harmless the Company, its Subsidiaries and the Company Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of any financing Parent elects to seek and any information utilized in connection therewith except for:

(i) as to financial statements or other information appearing in a Company SEC Document, any incorrectness or omission that renders the SEC Document materially false or materially misleading or

(ii) as to information provided pursuant to Section 5.10(a)(i) other than financial statements or other information appearing in a Company SEC Document, such information was materially false or misleading when provided and such falsity or misleading character was known to the Company or resulted from the Company’s gross negligence.

(c) Notwithstanding anything contained in this Agreement, Parent and Merger Sub expressly acknowledge and agree that their obligations hereunder are not conditioned in any manner upon Parent or Merger Sub or any affiliate of either obtaining any financing. In no event will any noncompliance with this Section 5.10 constitute a closing condition under Section 6.2(b) or give right to a right of termination under Section 7.1(f)(y) unless such noncompliance is knowing and intentional.

5.11 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12 Stockholder Litigation. The Company shall keep Parent fully informed on a current basis regarding any stockholder litigation against the Company or its directors or officers relating to the transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement. The Company shall give Parent the opportunity to participate in the defense or settlement of any such stockholder litigation. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or any of its directors or officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of Parent.

5.13 FIRPTA Compliance. On the Merger Closing Date, the Company shall deliver to Parent a properly executed FIRPTA Certificate in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or written waiver by all parties, if permissible under applicable Law) at or prior to the Merger Closing Date of the following conditions:

(a) This Agreement shall have been duly adopted by the stockholders of the Company by the requisite vote under applicable Law.

(b) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger or the other transactions contemplated by this Agreement.

(c) (i) All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been earlier terminated, and (ii) the affirmative approval or clearance of Governmental Entities required under Foreign Competition Laws relating to the Merger set forth on Section 6.1(c)(ii) of the Company Disclosure Schedule shall have been obtained.

6.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction (or written waiver exclusively by Parent and Merger Sub, if permissible under applicable Law) at or prior to the Merger Closing Date of each of the following conditions:

(a) (i) except as set forth in clause (ii) of this paragraph (a), the representations and warranties of the Company contained in this Agreement (disregarding all materiality, material, “in all material respects” and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and at and as of the Merger Closing Date as if made at and as of such date (other than representations and warranties that by their terms address matters only as of a specified time or date, the truth and correctness of which shall be determined only with reference to such time or date), except where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect, and (ii) the representations and warranties of the Company contained in Section 2.2 (Capital Structure) shall be true and correct (disregarding all materiality, material, “in all material respects” and Material Adverse Effect qualifications contained therein and disregarding any Company Options or Company RSU’s issued hereunder as expressly permitted pursuant to Section 4.1(b)) as of the date of this Agreement and at and as of the Merger Closing Date as if made at and as of such date (other than representations and warranties that by their terms address matters only as of a specified time or date, the truth and correctness of which shall be determined only with reference to such time or date and other than such inaccuracies as would not cause the sum of (i) the aggregate Merger Consideration required to be paid by Parent or Merger Sub to effectuate the Merger, (ii) any additional amount needed to be paid to indirectly acquire all of the outstanding equity interests in the Company’s Subsidiaries, (iii) the aggregate spread as of immediately prior to the Merger Closing Date represented by all Company Options outstanding immediately prior to the Merger Closing Date and (iv) the Company RSUs outstanding immediately prior to the Merger Closing Date, to increase by more than a de minimis amount.

(b) The Company shall not have materially breached or failed to perform or comply in any material respects with any of its agreements, obligations and covenants under this Agreement.

(c) No Effect, either individually or in the aggregate with other Effects, shall have occurred and be continuing after the date of this Agreement that has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement (i) challenging or seeking to make illegal, impose material limitations on, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger, (ii) seeking to obtain any damages that are material, individually or in the aggregate, or otherwise directly or indirectly relating to the transactions contemplated by this Agreement, (iii) seeking to restrain or prohibit Parent’s or Merger Sub’s ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company’s businesses or assets, (iv) seeking to require Parent or the Company or any Subsidiary or affiliate to effect an Action of Divestiture, (v) seeking to impose limitations on the ability of Merger Sub or Parent to exercise full rights of ownership of the Company Shares, including the right to vote the Company Shares acquired by Parent or Merger Sub on all matters properly presented to the Company’s stockholders or (vi) that is reasonably likely to cause a Company Material Adverse Effect.

(e) Parent shall have received a certificate signed by an executive officer of the Company, dated as of the Merger Closing Date, certifying that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

6.3 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction (or written waiver exclusively by the Company, if permissible under applicable Law) at or prior to the Merger Closing Date of each of the following conditions:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Merger Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which need be true only as of such time), except where the failure of such representations and warranties to be so true and correct in all material respects would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger.

(b) Parent and Merger Sub shall not have breached or failed to perform or comply in any material respects with any of their respective agreements, obligations and covenants under this Agreement.

(c) The Company shall have received a certificate signed by an executive officer of Parent, dated as of the Merger Closing Date, certifying that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company:

(a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

(b) by either the Company or Parent if the Merger shall not have been consummated by April 30, 2012 (as such date may be extended pursuant to the following proviso, the “End Date”); provided that in the event the condition set forth in Section 6.1(c) shall not have been satisfied on or prior to April 30, 2012, but all other conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Merger Closing, each of which shall be capable of being satisfied at the Merger Closing) have been satisfied, the Company or Parent may elect to extend the End Date, by written notice to the other parties on or prior to April 30, 2012, until August 31, 2012; provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, which order, decree, ruling or other action is final and non-appealable;

(d) by Parent (at any time prior to obtaining Stockholder Approval) if a Triggering Event with respect to the Company shall have occurred;

(e) by the Company (at any time prior to obtaining Stockholder Approval), upon (x) a breach of any representation or warranty on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the condition set forth in Section 6.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue or (y) a material breach of the covenants and agreements of Parent or Merger Sub set forth in this Agreement; provided that in each case if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub prior to the End Date through the exercise of reasonable best efforts, then the Company may not terminate this Agreement under this Section 7.1(e) prior to thirty (30) days following the receipt by Parent of written notice from the Company to Parent of such inaccuracy or breach provided Parent continues to exercise all reasonable best efforts to cure such inaccuracy or breach through such thirty (30)-day period (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement or if such breach by Parent is cured within such thirty (30)-day period);

(f) by Parent (at any time prior to obtaining Stockholder Approval), upon (x) a breach of any representation or warranty on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the condition set forth in Section 6.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue Agreement or (y) a material breach of the covenants and agreements of the Company set forth in this Agreement; provided that in each case if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable best efforts, then Parent may not terminate this Agreement under this

Section 7.1(f) prior to thirty (30) days following the receipt by the Company of written notice from Parent to the Company of such inaccuracy or breach provided the Company continues to exercise all reasonable best efforts to cure such inaccuracy or breach through such thirty (30)-day period (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if it or Merger Sub shall have materially breached this Agreement or if such breach by the Company is cured within such thirty (30)-day period);

(g) by the Company, if at any time prior to obtaining Stockholder Approval, (x) the Company has determined to enter into a definitive binding Acquisition Agreement accepting a Superior Offer pursuant to and in compliance with Section 5.3, and (y) concurrently with such termination, the Company enters into such agreement and pays to Parent the Termination Fee described in Section 7.3(b);

(h) by Parent, if any Effect, either individually or in the aggregate, shall have occurred since the date hereof and be continuing that has, or would reasonably be expected to have, a Company Material Adverse Effect; provided that if such Effect is capable of remediation through the exercise of the Company’s reasonable best efforts prior to the End Date such that no Company Material Adverse Effect would continue to exist, or would reasonably be expected to occur, then Parent may not terminate this Agreement under this Section 7.1(h) prior to thirty (30) days following the occurrence of such Effect; or

(i) by Parent or the Company, if Stockholder Approval shall not have been obtained at the Stockholders’ Meeting or at any adjournment or postponement thereof.

For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors of the Company or any committee thereof shall for any reason effect a Change of Recommendation, (ii) the Company shall have failed to include the Board Recommendation in the Company Disclosure Documents, (iii) the Board of Directors of the Company fails to reaffirm (publicly, if so requested) the Board Recommendation within ten (10) Business Days after Parent requests in writing that such recommendation be affirmed in response to a publicly announced Acquisition Proposal, (iv) the Company or any of its Subsidiaries shall have entered into any Acquisition Agreement or (v) the Company materially breaches any of its obligations set forth in Section 5.2 or knowingly, intentionally and materially breaches any of its obligations in Section 5.3.

7.2 Notice of Termination; Effect of Termination. Other than with respect to termination pursuant to Section 7.1(g), any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. Any termination of this Agreement under Section 7.1(g) will be effective upon the later of delivery of a valid written notice of the Company to Parent and payment of the Termination Fee described in, and in accordance with Section 7.3(b). In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any knowing and intentional breach of this Agreement or fraud (each, a “Covered Breach”). No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided that Parent and the Company shall share equally the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and for similar initial premerger notification and report forms filed under similar applicable Laws of other jurisdictions, in each case pursuant to Section 5.6(a).

(b) Company Payment.

(i) Termination Fee. Other than as set forth below, the Company shall promptly, but (except in the case of clause (B) below) in no event later than two (2) Business Days after the date of termination pursuant to the sections of this Agreement as set forth below, pay Parent a fee equal to One Hundred Twenty-Seven Million Dollars ($127,000,000) (the “Termination Fee”) in the event that this Agreement is (A) terminated by Parent pursuant to Section 7.1(d); (B) terminated by the Company pursuant to Section 7.1(g), provided that in the case of termination under Section 7.1(g), payment of the Termination Fee by the Company shall be made concurrently with such termination, or (C) terminated by Parent or the Company pursuant to Section 7.1(b), Section 7.1(f) or Section 7.1(i); provided that in the case of termination pursuant to Section 7.1(b), Section 7.1(f) (on account of a knowing and intentional breach of one or more covenants and agreements other than Section 5.2 or Section 5.3) or Section 7.1(i) such payment (1) shall be made only if after the date of this Agreement and prior to such termination, there has been disclosure publicly of an Acquisition Proposal with respect to the Company and within twelve (12) months following the termination of this Agreement, an Acquisition of the Company is consummated or the Company enters into a definitive agreement with a third Person with respect to an Acquisition of the Company and (2) shall be made no later than the earlier of (x) the consummation of such Acquisition of the Company and (y) twelve (12) months following the termination of this Agreement; provided further that the Company shall not be excused of its obligation to pay the Termination Fee by reason of the termination or abandonment of any such definitive agreement with respect to the Acquisition. Notwithstanding the foregoing in this Section 7.3(b)(i), no Termination Fee shall be payable with respect to any termination pursuant to Section 7.1(b) under circumstances where (x) Parent’s or Merger Sub’s breach of this Agreement was the principal cause of the failure of the Merger Closing Date to occur on or before the End Date, or (y) the condition set forth in Section 6.1(c) has not been satisfied prior to termination and the Company’s breach of this Agreement was not the principal cause of the failure of the satisfaction of, Section 6.1(c) on or before the End Date.

(ii) Interest and Costs; Other Remedies. The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent the reasonable costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3(b) at the rate two percent (2%) per annum over the United States bank prime rate of interest published in The Wall Street Journal on the date such payment was required (or, if such date is not a publication date, the most recent preceding publication date) from the date such payment was required to be made (or such lesser percentage as is the maximum permitted under applicable Law). Any and all such payment of fees and expenses described in this Section 7.3(b) shall be made by the Company by wire transfer of immediately available funds to an account to be designated by Parent. Payment of the fees and expenses described in this Section 7.3(b) shall not be in lieu of, but shall be credited against, damages incurred in the event of a Covered Breach. Each of the parties acknowledges and agrees that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The parties acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events. Notwithstanding the foregoing, nothing in this Section 7.3(b)(ii) shall limit the rights of Parent, Merger Sub or the Company under Section 8.8 (or otherwise with respect to injunctive or similar relief) or the rights of Parent or Merger Sub to seek damages under Section 7.2 for any Covered Breach.

(iii) Certain Definitions. For the purposes of this Section 7.3(b) only, “Acquisition,” with respect to the Company, means a transaction of the type described in the definition of Acquisition Proposal, except that for this purpose each reference to “fifteen percent (15%)” therein shall be deemed to be a reference to “forty percent (40%)”.

7.4 Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining Stockholder Approval; provided that no such amendment shall be made after the Stockholder Approval which by Delaware Law requires further approval by the stockholders of the Company without such further stockholder approval; provided further that this Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

7.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. No failure or delay by any party in exercising any right, power or privilege hereunder, including pursuant to Section 7.1, shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law. Notwithstanding the foregoing, any provision of this Agreement may be waived prior to the Effective Time if, but only if, such waiver is in writing and is signed by each party against whom the waiver is to be effective; provided that that no such waiver shall be made after the Stockholder Approval which by Delaware Law requires further approval by the stockholders of the Company without such further stockholder approval.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent or Merger Sub, to:

Broadcom Corporation

5300 California Avenue

Irvine, CA 92617

Attention: President and Chief Executive Officer

Facsimile No.: (949) 926-9253

and

Attention: General Counsel

Facsimile No.: (949) 926-9244

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1100

Palo Alto, CA 94301

Attention: Kenton J. King and Leif B. King

Facsimile No.: (650) 470-4570

(b) if to the Company, to:

NetLogic Microsystems, Inc.

3975 Freedom Circle

Santa Clara, CA 95054

Attention: President and Chief Executive Officer

Facsimile No.: (408) 454-3333

and

Attention: General Counsel

Facsimile No.: (408) 454-3333

with copies to (which shall not constitute notice):

Bingham McCutchen LLP

1900 University Avenue

East Palo Alto, CA 94303-2223

Attention: Alan B. Kalin

Facsimile No.: (650) 849-4609

8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole.

8.4 Certain Definitions. For purposes of this Agreement, the following terms have the following respective meanings:

“Company Material Adverse Effect,” when used in connection with the Company, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (a) be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company taken as a whole with its Subsidiaries or (b) prevent, materially delay or materially impede the Company from consummating the transactions contemplated by this Agreement; provided that, for purposes of clause (a), no Effect arising or resulting from the following shall be taken into account in determining whether there has been, or would be, a Material Adverse Effect:

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world in which the Company and its Subsidiaries conduct business, or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world in which the Company and its Subsidiaries conduct business, including (A) changes in interest rates in the United States or any other country or region in the world in which the Company and its Subsidiaries conduct business and changes in exchange rates for the currencies of any such countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world in which the Company and its Subsidiaries conduct business;

(iii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters and other force majeure events in the United States or any other country or region in the world;

(vi) any changes in applicable Law (or the authoritative interpretation thereof) or changes in GAAP or other applicable accounting standards (or the authoritative interpretation thereof);

(vii) any changes resulting from the announcement or existence of this Agreement and the transactions contemplated hereby;

(viii) the performance by the Company of its obligations under this Agreement;

(ix) any declines or other changes in the Company’s stock price or the trading volume of the Company’s stock or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or any failure by the Company to meet any internal budgets, projections, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of such decline, change or failure may be taken into account when determining whether a “Material Adverse Effect” has occurred or would be reasonably likely to occur);

(x) any suit, claim, request for indemnification or proceeding brought by any current or former stockholders of the Company (on their own behalf or on behalf of the Company) for breaches of fiduciary duties, violations of the securities Laws or otherwise in connection with this Agreement or the transactions contemplated hereby; and

(xi) any Effect disclosed in the Company Disclosure Schedule;

provided that the Effects resulting from or arising out of the matters described in clauses (i) through (vi) above do not disproportionately affect such entity and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the industries in which such entity and its Subsidiaries conduct business.

“Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, indenture, mortgage, binding understanding, instrument, note, bond, option, warranty, guarantee, sales or purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, arrangement, instrument or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be enforceable against the Company or its Subsidiaries.

“Key Employees” means the employees of the Company listed on Section 8.4(a) of the Company Disclosure Schedule.

“Knowledge” means, with respect to any matter in question with respect to Parent, the actual knowledge of any executive officers of Parent and, with respect to any matter in question with respect to the Company, the actual knowledge of the individuals identified in Section 8.4(b) of the Company Disclosure Schedule, after reasonable inquiry.

“made available” means (i) that the Company has actually delivered or otherwise provided such materials to Parent or to Parent’s legal or financial advisors, (ii) that the Company has posted such materials to a virtual data room to which the Company has given Parent rights to access electronically or (iii) that such material is publicly available on EDGAR, in each case at least two (2) Business Days before the date of this Agreement.

“Permitted Liens” means, collectively, (i) statutory liens for Taxes or other payments that are not yet due and payable; (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Laws; (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (v) statutory purchase money liens (clauses (i), (ii), (iii), (iv) and (v)).

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

8.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original and one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

8.6 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and Parent Disclosure Schedule,

(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Merger Closing and shall survive any termination of this Agreement and

(b) are not intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, except

(i) as specifically provided, following the Effective Time, in Section 5.9; and

(ii) prior to the Effective Time, for the right of the Company (or any successor in interest thereto), in its sole and absolute discretion, on behalf of the holders of Company Shares to pursue specific performance or, if specific performance is not sought or is not granted as a remedy, damages (which damages may include the loss of the economic benefits of the Merger to the holders of Company Shares) in the event of Parent’s knowing and intentional and material breach of this Agreement or fraud with respect hereto, which right is hereby acknowledged and agreed to by Parent and Merger Sub but which right may only be pursued subject to and in accordance with the terms and conditions of this Agreement.

This Agreement supersedes the letter agreement between the parties regarding exclusivity dated as of August 16, 2011, provided that nothing herein shall excuse any breach thereof occurring prior to the execution of this Agreement. Without limiting the generality of the foregoing: (a) Parent and Merger Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article II, and that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article II; and (b) the Company acknowledges and agrees that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article III, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article III.

8.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction or other Governmental Entity to be invalid, illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that the parties shall be entitled to an injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties may be entitled at law or in equity.

8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and irrevocably waives, to the fullest extent permitted by Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

8.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.11 Assignment. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may transfer or assign its rights and delegate its obligations hereunder, in whole or in part, to any of its wholly owned Subsidiaries at any time; provided that Merger Sub may assign this Agreement to any wholly owned Subsidiary of Parent (provided that such assignment shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement). No transfer or assignment by any party shall relieve such party of any of its obligations hereunder. Any purported assignment in violation of this Section 8.11 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.12 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

BROADCOM CORPORATION

By:	/s/ Scott A. McGregor
	Name:	Scott A. McGregor
	Title:	President and Chief Executive Officer

I&N ACQUISITION CORP.

By:	/s/ DeAnn F. Work
	Name:	DeAnn F. Work
	Title:	Vice President and Deputy General Counsel

NETLOGIC MICROSYSTEMS, INC.

By:	/s/ Ronald S. Jankov
	Name:	Ronald S. Jankov
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX B

[Qatalyst Partners Letterhead]

September 11, 2011

Board of Directors

NetLogic Microsystems, Inc.

3975 Freedom Circle

Santa Clara, CA 95054

Members of the Board of Directors:

We understand that NetLogic Microsystems, Inc. (the “Company”), Broadcom Corporation (“Parent”) and I&N Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of September 11, 2011 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), other than shares held in treasury or held by Parent or any affiliate of Parent, will be converted into the right to receive $50.00 in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Company Common Stock, other than Parent or any affiliate of Parent, (the “Holders”) pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed the Merger Agreement, certain related documents and schedules, and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain financial projections and operating data prepared by the management of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

B-1

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services payable upon rendering of this opinion. We will also receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Qatalyst or any of its affiliates and the Company or Parent pursuant to which compensation was received by Qatalyst or its affiliates; however, Qatalyst and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which we would expect to receive compensation.

Qatalyst provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates. This opinion has been approved by our opinion committee in accordance with our customary practice.

This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how any Holder should vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Holders pursuant to the Merger Agreement and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to such consideration.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the Holders pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

Yours faithfully,

/s/ Qatalyst Partners

Qatalyst Partners LP

B-2

ANNEX C

GENERAL CORPORATION LAW OF DELAWARE

SECTION 262—APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

NETLOGIC MICROSYSTEMS, INC.

Shareowner Services[SM]
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/netl
Use the Internet to vote your proxy until 12:00 p.m. (CT) on November 21, 2011.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on November 21, 2011.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

NetLogic Microsystems, Inc.'s Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, adminis-trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

NETLOGIC MICROSYSTEMS, INC.

SPECIAL MEETING OF STOCKHOLDERS

Tuesday, November 22, 2011

8:00 a.m. (Pacific Time)

proxy

This proxy is solicited by the NetLogic Microsystems, Inc. Board of Directors for use at the Special Meeting on November 22, 2011.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Item 1, "FOR" Item 2 and "FOR" Item 3.

By signing the proxy, you revoke all prior proxies and appoint Mr. Ronald Jankov and Mr. Roland Cortes, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments.

See reverse for voting instructions.